UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
DOUBLECLICK INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐  No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.001 per share, of DoubleClick Inc. (“DoubleClick common stock”).

(2)	Aggregate number of securities to which transaction applies:
126,115,021 shares of DoubleClick common stock
9,722,089 options to purchase shares of DoubleClick common stock with an exercise price of less than $8.50

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$8.50 per share of DoubleClick common stock
$8.50 minus weighted average exercise price of $5.45 per share of outstanding options to purchase shares of DoubleClick common stock with an exercise price of less than $8.50

(4)	Proposed maximum aggregate value of transaction:
$1,101,630,049.95

(5)	Total fee paid:
$129,662

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DoubleClick Inc.
111 Eighth Avenue, 10th Floor
New York, New York 10011
[                    ], 2005
Dear Stockholder:
      You are cordially invited to attend the 2005 annual meeting of stockholders of DoubleClick Inc., which will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 399 Park Avenue, New York, New York 10022, on [                    ], [                    ], 2005, beginning at 10:00 a.m., local time.
      On April 23, 2005, the board of directors of DoubleClick approved, and DoubleClick entered into, a merger agreement with Click Holding Corp. and its wholly owned subsidiary, Click Acquisition Corp. Click Holding Corp. and Click Acquisition Corp. are entities affiliated with the private equity investment funds of Hellman & Friedman Capital Partners V, L.P. and JMI Equity. If the merger is completed, DoubleClick will become a wholly owned subsidiary of Click Holding Corp., and you will be entitled to receive $8.50 in cash, without interest, for each share of DoubleClick common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.
      At the annual meeting, you will be asked to adopt the merger agreement and to elect directors, among other matters. After careful consideration, our board of directors has unanimously approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of DoubleClick and its stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. In reaching its determination, our board of directors considered a number of factors, including the opinion of our financial advisor, which is attached as Annex B to the accompanying proxy statement, and which you are urged to read in its entirety.
      The proxy statement attached to this letter provides you with information about the proposed merger and the annual meeting. I encourage you to read the entire proxy statement carefully. You may also obtain additional information about DoubleClick from documents filed with the Securities and Exchange Commission.
      Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of DoubleClick common stock entitled to vote. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.
      Whether or not you are able to attend the annual meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described on the enclosed proxy card. This action will not limit your right to vote in person if you wish to attend the annual meeting and vote in person.
      Thank you for your cooperation and your continued support of DoubleClick.

Sincerely,

Kevin P. Ryan
Chief Executive Officer and Director
      Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offence.
      This proxy statement is dated [                    ], 2005 and is first being mailed to stockholders on or about [                    ], 2005.

DOUBLECLICK INC.
111 EIGHTH AVENUE, 10TH FLOOR
NEW YORK, NEW YORK 10011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                                            ], 2005

To the Stockholders of DoubleClick Inc.:
     The 2005 annual meeting of stockholders of DoubleClick Inc., a Delaware corporation, will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 399 Park Avenue, New York, New York 10022, on [                 ], 2005, beginning at 10:00 a.m., local time, for the following purposes:

(1)	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 23, 2005, by and among Click Holding Corp., Click Acquisition Corp. and DoubleClick Inc.

(2)	To elect three Class II directors.

(3)	To ratify the selection by the audit committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

(4)	To approve adjournments or postponements of our 2005 annual meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.

(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
     Only stockholders of record of our common stock as of the close of business on [                 ], 2005 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting.
     You are cordially invited to attend the meeting in person.
     Your vote is important, regardless of the number of shares of our common stock you own. The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. The director nominees will be elected by a plurality of the votes cast. The ratification of the selection by the audit committee of the independent registered public accounting firm and the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies each requires the affirmative vote of a majority of the shares present and entitled to vote. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, in favor of each of our nominees for director, in favor of the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, in favor of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendation of the board of directors on any other matters properly brought before the meeting for a vote.
     If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the election of directors, the ratification of our independent registered public accounting firm or the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.
     Holders of our common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger. See “Appraisal Rights” on page 46.

By Order of the Board of Directors,

Kevin P. Ryan
Chief Executive Officer and Director
New York, New York
[                 ], 2005
YOUR VOTE IS IMPORTANT.
     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED OR SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE AS DESCRIBED IN THE ENCLOSED PROXY CARD. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER
      The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the annual meeting. You should still carefully read this entire proxy statement, including each of the annexes. In this proxy statement, the terms “DoubleClick,” “Company,” “we,” “our,” “ours,” and “us” refer to DoubleClick Inc. and its subsidiaries.
The Annual Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the annual meeting?

A.	You will be asked to vote on the following proposals:

• to adopt the merger agreement;

• to elect three Class II directors to serve on our board of directors;

• to ratify the selection by the audit committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005;

• to approve the adjournment or postponement of the meeting, if necessary or appropriate, to permit the further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement; and

• to act on other matters and transact such other business, as may properly come before the meeting.

Q.	How does DoubleClick’s board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

• “FOR” the proposal to adopt the merger agreement;

• “FOR” each of the nominees for director;

• “FOR” ratification of the selection PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005; and

• “FOR” adjournment or postponement, if necessary or appropriate, to permit the further solicitation of proxies.

Q.	What vote is required for DoubleClick’s stockholders to adopt the merger agreement?

A.	In order to adopt the merger agreement, holders of a majority of the outstanding shares of our common stock entitled to vote must vote “FOR” adoption of the merger agreement.

Q.	What vote is required for DoubleClick’s stockholders to approve the other proposals at the annual meeting?

A.	The director nominees will be elected by a plurality of the votes cast at the annual meeting. The ratification of the selection of our independent registered public accounting firm and the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies each requires the affirmative vote of a majority of the shares present and entitled to vote.

Q.	Who is entitled to vote at the annual meeting?

A.	Holders of record of our common stock as of the close of business on [ ], 2005, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. On the record date, [ ] shares of our common stock, held by approximately [ ] holders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy card or submitting a proxy through the Internet or by

i

telephone. You can also attend the annual meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares on the adoption of the merger agreement if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. If you do not instruct your broker to vote your shares on the adoption of the merger agreement, your shares will not be voted.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it has the same effect as if you vote against the adoption of the merger agreement.

For the election of directors, you may vote FOR all of the nominees or you may WITHHOLD your vote for one or more of the nominees. Withheld votes will not count as votes cast for the nominee, but will count for the purpose of determining whether a quorum is present. As a result, if you withhold your vote, it has no effect on the outcome of the vote to elect directors.

For the proposal to ratify the selection by the audit committee of our independent registered public accounting firm, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to ratify the selection of our independent registered public accounting firm, but will count for the purpose of determining whether a quorum is present. As a result, if you abstain, it has the same effect as if you vote against ratification of the selection of our independent registered public accounting firm.

For the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn or postpone the meeting, but will count for the purpose of determining whether a quorum is present. As a result, if you abstain, it has the same effect as if you vote against adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” each of the nominees for director, “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, “FOR” adjournment or postponement of the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card, or grant your proxy through the Internet or by telephone, as soon as possible so that your shares will be voted at the annual meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may revoke your proxy and change your vote at any time before your proxy card is voted at the annual meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of DoubleClick stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card either by mail, through the Internet or by telephone. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the annual meeting and vote your shares of common stock in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the annual meeting.
The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of DoubleClick by Click Holding Corp., a Delaware corporation whose owners currently consist of entities affiliated with the private equity investment funds of Hellman & Friedman Capital Partners V, L.P. and JMI Equity, pursuant to an agreement and plan of merger, dated as of April 23, 2005, among us, Click Holding Corp. and its wholly owned subsidiary, Click Acquisition Corp. In the merger, Click Acquisition Corp. will merge with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Click Holding Corp.

Q.	If the merger is completed, what will I be entitled to receive for my shares of DoubleClick common stock and when will I receive it?

A.	Upon completion of the merger, you will be entitled to receive $8.50 in cash, without interest, for each share of our common stock that you own, less applicable taxes. For example, if you own 100 shares of our common stock, you will be entitled to receive $850 in cash in exchange for your DoubleClick shares. In addition, if you hold options to acquire shares of our common stock immediately prior to the effective time of the merger, all such options will become fully vested and immediately exercisable. Upon consummation of the merger, all such options not exercised prior to the merger will be cancelled and you will be entitled to receive a cash payment equal to the amount by which $8.50 exceeds the exercise price for each share of our common stock underlying the options, less applicable taxes.

After the merger closes, Click Holding Corp. will arrange for a letter of transmittal to be sent to each our of stockholders. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Am I entitled to appraisal rights?

A.	Yes. Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. This appraisal amount could me more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. For additional information about appraisal rights, see “Appraisal Rights” beginning on page 46 of this proxy statement.

Q.	Why is the DoubleClick board recommending the merger?

A.	Our board believes that the merger and the merger agreement are advisable and in the best interests of DoubleClick and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement. To review our board’s reasons for recommending the merger, see the section entitled “Reasons for the Merger and Recommendation of the Board of Directors” on pages 15 through 17 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.	If you are a U.S. holder of DoubleClick common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of DoubleClick common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. See the section entitled “Material U.S. Federal Income Tax Consequences” on pages 30 through 32 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, apply to you.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as soon as possible. We currently expect to complete the merger as soon as possible after the annual meeting and after all the conditions to the merger are satisfied or waived, including stockholder adoption of the merger agreement at the annual meeting and expiration or termination of the waiting period under U.S. antitrust law, or other applicable antitrust law. We and Click Holding Corp. intend to file pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, on or about May 13, 2005.

Q.	Should I send in my DoubleClick stock certificates now?

A.	No. Shortly after the merger is completed, you will receive a letter of transmittal from the exchange agent with written instructions for exchanging your DoubleClick stock certificates. You must return your DoubleClick stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after the exchange agent receives your DoubleClick stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND YOUR DOUBLECLICK STOCK CERTIFICATES NOW.

Q.	What will happen to the directors who are up for election if the merger agreement is adopted?

A.	If the merger agreement is adopted by stockholders and the merger is completed, our directors will no longer be directors of the surviving corporation after the consummation of the merger. Our current directors, including those elected at the annual meeting, will serve only until the merger is completed.

Q.	What should I do if I have questions?

A.	If you have more questions about the annual meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Georgeson Shareholder Communications Inc., our proxy solicitor, toll-free at 1-800-491-3132.

SUMMARY
      This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement.
The Companies
      DoubleClick Inc.
111 Eighth Avenue, 10th Floor
New York, New York 10011
(212) 683-0001
      DoubleClick Inc., a corporation organized under the laws of the State of Delaware, is a leading provider of data and technology solutions for advertising agencies, marketers and web publishers to plan, execute and analyze their marketing programs. Our marketing solutions (online advertising, search engine marketing, affiliate marketing, email marketing, database marketing, data management, and marketing resource management) help clients yield the highest return on their marketing dollar. In addition, our marketing analytics tools help clients measure performance within and across channels. Our headquarters is in New York City and we maintain offices around the world. Our common stock is quoted on The NASDAQ National Market under the symbol “DCLK.”

Click Holding Corp.
c/o Hellman & Friedman Capital Partners V, L.P.
One Maritime Plaza, 12th Floor
San Francisco, California 94111
(415) 788-0176
      Click Holding Corp., a corporation organized under the laws of the State of Delaware, was formed on April 20, 2005 for the sole purpose of completing the merger with DoubleClick and arranging the related financing transactions. Click Holding Corp.’s owners currently consist of entities affiliated with the private equity investment funds of Hellman & Friedman Capital Partners V, L.P., which we refer to as Hellman & Friedman, and JMI Equity. Click Holding Corp. has not engaged in any business except in anticipation of the merger. Click Holding Corp. may assign its rights and obligations under the merger agreement to an affiliate so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations.

Click Acquisition Corp.
c/o Hellman & Friedman Capital Partners V, L.P.
One Maritime Plaza, 12th Floor
San Francisco, California 94111
(415) 788-0176
      Click Acquisition Corp., a corporation organized under the laws of the State of Delaware, is a wholly owned subsidiary of Click Holding Corp. Click Acquisition Corp. was formed exclusively for the purpose of effecting the merger. This is the only business of Click Acquisition Corp.
The Annual Meeting

Date, Time and Place (page 9)
      The annual meeting will be held on [                    ], 2005, starting at 10:00 a.m., local time at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 399 Park Avenue, New York, New York 10022.

Purpose of the Annual Meeting (page 9)
      At the annual meeting, you will be asked to consider and vote upon proposals to adopt the merger agreement, to elect three Class II directors to serve on our board of directors, to ratify the selection of our independent registered public accounting firm, to adjourn or postpone the meeting, if necessary or appropriate, to permit the further solicitation of proxies, and to act on other matters and transact other business, as may properly come before the meeting.

Record Date (page 9)
      If you owned shares of our common stock at the close of business on [                    ], 2005, the record date for the annual meeting, you are entitled to notice of and to vote at the annual meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on [                    ], 2005, there were [                    ] shares of our common stock outstanding and entitled to be voted at the annual meeting.

Vote Required (page 9)
      Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting. The director nominees will be elected by a plurality of the votes cast at the annual meeting. The ratification of the selection of our independent registered public accounting firm and the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies each requires the affirmative vote of a majority of the shares present and entitled to vote.

Voting (page 10)
      You may grant a proxy through the Internet, by telephone or by completing and returning the enclosed proxy card. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee, which may include submitting a proxy through the Internet or by telephone.

Revocability of Proxies (page 10)
      You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of DoubleClick;

•	if you submitted a proxy through the Internet or by telephone, by submitting a proxy again through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or

•	voting in person at the annual meeting.
      Simply attending the annual meeting will not constitute revocation of your proxy. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.
The Merger

Structure (page 32)
      Upon the terms and subject to the conditions of the merger agreement, Click Acquisition Corp., a wholly owned subsidiary of Click Holding Corp., will be merged with and into us. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of Click Holding Corp. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

Consideration to be Received in the Merger (page 33)
      Each holder of shares of our common stock will be entitled to receive $8.50 in cash, without interest and less applicable taxes, for each share of our common stock held immediately prior to the merger.

Recommendation to Stockholders (page 17)
      After careful consideration, our board of directors has determined that the merger agreement and the merger are advisable and in the best interests of DoubleClick and its stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that you vote for “FOR” the adoption of the merger agreement.

Opinion of Financial Advisor to the Board of Directors of DoubleClick (page 17)
      Lazard Frères & Co. LLC delivered its oral opinion to our board, which was subsequently confirmed in writing, that, as of April 23, 2005 and based upon and subject to the various qualifications, limitations, factors and assumptions set forth therein, the $8.50 in cash per share of our common stock to be received by the holders of shares of our common stock pursuant to the merger agreement was fair to such holders (other than Click Holding Corp., Click Acquisition Corp. and any affiliate of Click Holding Corp.) from a financial point of view.
      The full text of the written opinion of Lazard, dated April 23, 2005, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The opinion was provided solely to our board in connection with and for the purposes of its consideration of the transactions contemplated by the merger agreement. The Lazard opinion does not constitute a recommendation as to how any holder of shares of our common stock or any other person should vote or act with respect to the transactions contemplated by the merger agreement or any other matter.

Financing (page 22)
      We and Click Holding Corp. estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $1.1 billion, which will be funded by our cash on hand, new credit facilities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided, see “The Merger — Financing” beginning on page 22 of this proxy statement. The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Debt Financing
      Click Holding Corp. has received a debt commitment letter from Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc., which we sometimes collectively refer to as Bear Stearns, to provide first priority senior secured credit facilities in the amount of $340 million and a second priority senior secured credit facility in the amount of $115 million, which amounts may be reduced in certain circumstances by an amount in the aggregate of up to $85.5 million.

Equity Financing
      Click Holding Corp. has received an equity commitment letter from Hellman & Friedman and JMI Management, Inc., pursuant to which Hellman & Friedman and JMI Management, Inc. have agreed severally to make aggregate cash equity contributions of up to $342 million to Click Holding Corp., which amount may be increased in the circumstances that, and to the extent that, the amounts of the debt financing may be reduced by an amount in the aggregate of up to $85.5 million.

Conditions to the Merger (page 43)
      We and Click Holding Corp. will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	our stockholders must have adopted the merger agreement;

•	the waiting periods applicable to consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and applicable foreign antitrust laws must have expired or been terminated;

•	all material approvals and consents of and filings with governmental entities in connection with the merger must have been filed or obtained;

•	the truth and correctness of our and Click Holding Corp.’s representations and warranties set forth in the merger agreement;

•	the performance, in all material respects, by each of us and Click Holding Corp. of our and its obligations under the merger agreement;

•	the absence of any governmental orders or actions that seek to make the merger illegal or otherwise challenge, restrain or prohibit the consummation of the merger or otherwise limit Click Holding Corp.’s ability to realize the benefits of the merger;

•	the absence of any material adverse effect on us since April 23, 2005; and

•	Click Holding Corp. shall have obtained an amount of financing not less than that set forth in the debt commitment letter that it received from Bear Stearns on the terms and conditions of the Bear Stearns letter or at least as favorable to Click Holding Corp. as those set forth in the debt commitment letter.

Termination (page 44)
      The merger agreement may be terminated at any time prior to the effective time of the merger whether before or after the meeting of our stockholders to consider the adoption of the merger agreement:

•	by the mutual written consent of us, Click Holding Corp. and Click Acquisition Corp.;

•	by either us or Click Holding Corp., if:

•	the merger has not been consummated by October 31, 2005, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of the failure of the merger to occur on or before October 31, 2005;

•	any governmental entity has issued a nonappealable final order, decree, ruling or takes any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger; or

•	the required vote of our stockholders to adopt the merger agreement was not obtained at the meeting of our stockholders where such vote was taken;

•	by Click Holding Corp., if:

•	our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withholds, withdraws or modifies in a manner adverse to Click Holding Corp. its recommendation that our stockholders vote in favor of the merger and adoption of the merger agreement;

•	our board approves or recommends to our stockholders an acquisition proposal;

•	a tender or exchange offer for outstanding shares of our common stock has been commenced and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within ten business days after commencement of such tender offer or exchange offer, fails to recommend rejection (or subsequently modifies in a manner adverse to Click Holding Corp. a recommendation of rejection) of the offer; or

•	we breach or fail to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to Click Holding Corp.’s obligation to effect the merger being satisfied and which is not cured within 20 days after our receipt of written notice of such breach or failure to perform or which by its nature or timing cannot reasonably be cured by October 31, 2005; or

•	by us, if:

•	our board has approved or recommended to our stockholders a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement, including observance of the three business day period relating to proposals by Click Holding Corp.; or

•	Click Holding Corp. or Click Acquisition Corp. breaches or fails to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the merger being satisfied and which is not cured within 20 days after its receipt of written notice of the breach or failure to perform or which by its nature or timing cannot reasonably be cured by October 31, 2005.

Termination Fee (page 45)
      The merger agreement obligates us to pay a termination fee and reimbursement of expenses to Click Holding Corp. of $28 million, if:

•	the merger agreement is terminated by us or Click Holding Corp. because:

•	our stockholders did not adopt the merger agreement at the meeting of our stockholders where such vote was taken, and after April 23, 2005 and prior to our stockholders’ adoption of the merger agreement, any acquisition proposal is publicly disclosed;

•	within 12 months after such termination we consummate, recommend to our stockholders or become a party to an alternative acquisition agreement with respect to, any acquisition proposal, which need not be the same acquisition proposal that was made or publicly disclosed prior to our stockholders’ adoption of the merger agreement; and

•	for this purpose the definition of acquisition proposal above shall be amended such that references to “20% or more” shall be deemed to be references to “50% or more”.

•	the merger agreement is terminated by Click Holding Corp. because:

•	our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withholds, withdraws or modifies in a manner adverse to Click Holding Corp. its recommendation that our stockholders vote in favor of the merger and adoption of the merger agreement;

•	our board approves or recommends an acquisition proposal; or

•	a tender or exchange offer for outstanding shares of our common stock has been commenced and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within ten business days after commencement of a tender offer or exchange offer, fails to recommend rejection (or subsequently modifies in a manner adverse to Click Holding Corp. a recommendation of rejection) of the offer; or

•	the merger agreement is terminated by us because our board has approved or recommended to our stockholders a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement, including observance of the three business day period relating to proposals by Click Holding Corp.

Regulatory Matters (page 29)
      Under the provisions of the HSR Act, we and Click Holding Corp. may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Click Holding Corp. intend to file pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on or about May 13, 2005. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.
      Except as noted above with respect to the required filings under the HSR Act, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Appraisal Rights (page 46)
      Under Delaware law, if you do not vote for adoption of the merger agreement and prior to the adoption of the merger agreement at the annual meeting you make a written demand and you strictly comply with the other statutory requirements of the General Corporation Law of the State of Delaware, you may elect to receive, in cash, the fair value of your shares of stock in lieu of the $8.50 per share merger consideration as determined by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration.
      In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the General Corporation Law of the State of Delaware, the full text of which is set forth in Annex C to this proxy statement. Your failure to follow the procedures set forth in Section 262 will result in the loss of your appraisal rights.

Stock Options (page 34)
      The merger agreement provides that at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will accelerate and become fully vested. Each of these options will terminate at the effective time of the merger in exchange for a payment, without interest and less applicable taxes, equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $8.50 exceeds the exercise price of the option.

Interests of Certain Persons in the Merger (page 25)
      Our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our stockholders. For example, if the merger is completed, certain indemnification arrangements for our directors and officers will be continued. Also, the merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $8.50 in cash, without interest, for each share of our common stock held immediately prior to the merger. The merger agreement also provides that at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will accelerate and become fully vested. Each of these options will terminate at the effective time of the merger in exchange for a payment equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $8.50 exceeds the exercise price of the option. In addition, our executive officers are entitled to severance payments and continuation of benefits in the event that their employment is terminated under certain circumstances in connection with the merger. Certain of our executive officers will also receive accelerated payment of retention bonuses not otherwise payable until January 1, 2006.
      Click Holding Corp. has not indicated that it expects to make changes to our team of executive officers following the consummation of the merger, although there is no assurance that, as the new parent holding company of our company, Click Holding Corp. will not make any changes. As we have previously disclosed, Kevin P. Ryan, our current chief executive officer, will not continue as chief executive officer of the surviving corporation. Additionally, in making its initial proposal to acquire our company, Hellman & Friedman indicated that they would not proceed with the transaction unless a sufficient number of members of our senior management agreed to make significant investments in the surviving corporation (or its parent) and to remain employed by the surviving corporation. Although in the course of negotiations regarding the transaction, Hellman & Friedman agreed to proceed with the transaction without these arrangements being put into place in advance, it indicated that it would expect Click Holding Corp. and certain members of our senior management to continue discussions regarding such investments and employment and that it would seek to enter into definitive agreements for these arrangements prior to the closing of the merger. The terms of any such arrangements are subject to negotiation and agreement between members of our senior management and Click Holding Corp., and finalization of such arrangements is not a condition to the closing of the merger.
      These interests are more fully described under “The Merger — Interests of Certain Persons in the Merger” beginning on page 25 of this proxy statement. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

No Solicitation (page 38)
      We have agreed that we will not solicit, initiate or knowingly encourage or facilitate any inquiry or any proposal or offer that is, or could reasonably be expected to lead to, an acquisition proposal or to participate in discussions or furnish non-public information in connection with an acquisition proposal. However, prior to the adoption of the merger agreement by our stockholders, if we determine that an unsolicited written acquisition proposal could reasonably be expected to result in a superior proposal, we may provide confidential information to and engage in discussions with the person making such proposal if required by our board’s fiduciary duties. We have agreed to keep Click Holding Corp. informed of the status and the material terms and conditions of such proposal.
      Furthermore, our board may not withdraw or modify its recommendation of the merger or recommend an acquisition proposal, which we refer to as a change in recommendation, or terminate the merger agreement to accept a superior proposal, unless prior to the stockholder vote in response to a superior proposal received by our board after April 23, 2005:

•	we have complied with the no solicitation provisions of the merger agreement;

•	our board determines in good faith, after consultation with our outside counsel, that a change in recommendation and/or the termination of the merger agreement to accept a superior proposal is necessary for the board to comply with its fiduciary obligations;

•	Click Holding Corp. is given three business days’ prior notice of our board’s intent to make a change in recommendation;

•	Click Holding Corp. does not make a proposal that our board determines in good faith, after consultation with our financial advisors, is at least as favorable to our stockholders as the superior proposal; and

•	in the event we terminate the merger agreement to accept a superior proposal, we concurrently pay a $28 million termination fee and expense reimbursement to Click Holding Corp.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

•	the satisfaction of the conditions to consummate the merger, including the adoption of the merger agreement by our stockholders;

•	the ability of Click Holding Corp. to obtain financing;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and other following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees;
and other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” on page 70 of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE ANNUAL MEETING
      We are furnishing this proxy statement to you, as a stockholder of DoubleClick, as part of the solicitation of proxies by our board for use at the annual meeting of stockholders.
Date, Time, Place and Purpose of the Annual Meeting
      The annual meeting will be held the offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 399 Park Avenue, New York, New York 10022, on [                    ], 2005, at 10:00 a.m., local time. The purpose of the annual meeting is:

•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 23, 2005, by and among Click Holding Corp., Click Acquisition Corp. and DoubleClick Inc.

•	To elect three Class II directors.

•	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

•	To approve adjournments or postponements of our 2005 annual meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      Our board has, by unanimous vote, determined that the merger agreement and the merger are advisable and in the best interests of DoubleClick and its stockholders, and has approved the merger agreement and the merger. Our board unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement.
Record Date; Stock Entitled to Vote; Quorum
      The holders of record of shares of our common stock as of the close of business on [                    ], 2005, which is the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting.
      On the record date, there were [                    ] shares of our common stock outstanding held by approximately [          ] stockholders of record. Holders of fifty percent of the shares of our common stock issued and outstanding as of the record date and entitled to vote at the annual meeting must be present in person or represented by proxy at the annual meeting to constitute a quorum to transact business at the annual meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the annual meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies.
Vote Required
      Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote at the annual meeting.
      Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy (either through the Internet, by telephone or by returning a properly executed proxy card) or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote regarding the election of directors, the ratification of the selection of our independent registered public accounting firm or the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies.
      Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote regarding the election of directors, the ratification of the selection of our independent registered public accounting firm or the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies.
Voting
      Stockholders may vote their shares by attending the annual meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” adoption of the merger agreement, the election of directors, the ratification of the selection of our independent registered public accounting firm and the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies.
      In addition, stockholders may submit a proxy through the Internet or by telephone by following the instructions included with the enclosed proxy card. If you submit a proxy through the Internet or by telephone, please do not return the proxy card. You should be aware that in submitting a proxy through the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet voting facility and the telephone voting facility for stockholders of record will close at 11:59 p.m., Eastern Daylight Time, on [                    ], 2005.
      Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson Shareholder Communications Inc., our proxy solicitor, toll-free at 1-800-491-3132.
      Stockholders who hold their shares of DoubleClick common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a legal proxy from the record holder to vote their shares at the annual meeting.
Revocability of Proxies
      You can revoke your proxy at any time before it is voted at the annual meeting by:

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of DoubleClick;

•	submitting another properly completed proxy bearing a later date;

•	if you submitted a proxy through the Internet or by telephone, by submitting a proxy again through the Internet or telephone prior to the close of the Internet voting facility or the telephone voting facility; or

•	voting in person at the annual meeting.
      If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy. If your broker or nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a proxy again by telephone or through the Internet.
Solicitation of Proxies
      In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay the costs of this proxy solicitation, including all expenses of filing, printing and mailing this proxy statement.
      We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $25,000 plus expenses relating to the solicitation.
Other Business
      We are not currently aware of any business to be acted upon at the annual meeting other than the matters discussed in this proxy statement. Under our by laws, business transacted at the annual meeting is limited to matters relating to the purposes stated in the notice of annual meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the annual meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.
      In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the annual meeting. Any adjournment or postponement may be made without notice by an announcement made at the annual meeting by the chairman of the meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement, they will only have the authority to vote on such matter as instructed by you or your proxy or, if no instructions are provided, in favor of such adjournment or postponement. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow our stockholders who have already granted their proxies to revoke them at any time prior to their use.

THE MERGER
      This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.
Background of the Merger
      Our board of directors and management have periodically reviewed and assessed strategic alternatives for our company. At a meeting held on September 17, 2004, the board determined that it would be appropriate to engage an investment banking firm to assist it in exploring strategic alternatives to maximize shareholder value, including a recapitalization or a sale of all or part of DoubleClick.
      At a meeting of our board of directors held on September 29, 2004, the board established a special committee of independent directors, comprised of Messrs. David N. Strohm, W. Grant Gregory and Thomas S. Murphy, to consider and evaluate possible transactions to maximize stockholder value and any third party proposals for any such transaction. The board also determined to engage Lazard Frères & Co. LLC, which we refer to as Lazard, as financial advisor to the special committee and the board in considering and evaluating strategic alternatives.
      At a meeting of the board held on October 18, 2004, Lazard reviewed various strategic alternatives, including maintaining the status quo, selling all or part of the business, a recapitalization and other similar transactions. In addition, Lazard also discussed a list of potential bidders. After discussing the alternatives, the board determined to explore further the possible sale of DoubleClick through a sale of the entire company or its separate divisions.
      On October 31, 2004, we learned that The New York Post planned to publish an article regarding our board’s retention of Lazard and consideration of strategic alternatives. On October 31, 2004, we issued a press release announcing that we had engaged Lazard to explore strategic options, including a sale of all or part of our company.
      On November 2, 2004, at meetings of the special committee and the board of directors, representatives of Lazard updated the special committee and the board as to the status of the sale process.
      At a meeting of the board held on November 10, 2004, and subsequent meetings of the special committee held on November 17 and November 22, 2004, Lazard, with the assistance of our management and board, further developed and discussed a list of potential bidders and provided updates on the status of the sale process.
      Beginning in November 2004, at the direction of the board, Lazard had contact with approximately 70 potential bidders, including both private equity firms and strategic buyers. From mid November to late December, we entered into confidentiality agreements with potential bidders. Approximately 50 potential bidders signed confidentiality agreements with us and received confidential information from us. In the initial round of bids, 18 bidders submitted preliminary indications of interest for the purchase of all of our company and/or our TechSolutions or Data divisions.
      At meetings of the special committee and the board held on January 14, 2005, Lazard reviewed the preliminary indications of interest received from bidders. After this review, the board selected 11 parties to attend management presentations and conduct further diligence regarding DoubleClick.
      In late January and early February, our management, with the assistance of Lazard, made presentations to all 11 bidders regarding the business or businesses of interest to the particular bidder.
      At a meeting of the board held on February 2, 2005, Lazard updated the board as to the status of the sale process.

      In early February 2005, at the direction of the board, Lazard invited the bidders who had attended management presentations to submit revised indications of interest. Revised indications of interest were received from eight bidders on or about February 16, 2005.
      At meetings of the special committee and the board held on February 20, 2005, Lazard reviewed the revised indications of interest. Of the eight bids, five were for the purchase of the entire company (some of which also provided indications of interest for individual divisions) and three were for an individual division. Based on its review of the proposals, the board selected five bidders, including three for the entire company and one for each division, to conduct further legal and business diligence.
      At meetings of the special committee held on March 7, 14, and 25, 2005, Lazard reviewed the status of the sale process.
      In March 2005, our legal counsel, Wilmer Cutler Pickering Hale and Dorr LLP, which we refer to as Wilmer Hale, prepared draft acquisition agreements for the entire company and each division and, at the direction of the board, Lazard distributed the applicable draft agreements to the five bidders.
      At meetings of the special committee and the board held on March 30, 2005, representatives of Lazard updated the special committee and the board as to the status of discussions with the five bidders, one of which had withdrawn from the sale process. A request for final bids was sent to four prospective purchasers following the board meetings.
      On April 5, 2005, we received proposals from Hellman & Friedman Capital Partners V, L.P., which we refer to as Hellman & Friedman, and another private equity firm, which we refer to as Bidder X, for the purchase of all of our company. Each of these proposals was accompanied by comments on the draft merger agreement. We also received a letter from a strategic buyer, which we refer to as Bidder Y, expressing interest in pursuing any one of three potential transactions to acquire the assets of our TechSolutions division, all of which were subject to significant conditions.
      Hellman & Friedman’s proposal was to purchase all of our outstanding stock for $8.65 per share in a merger, the closing of which would be subject to obtaining debt financing. Hellman & Friedman’s proposal was accompanied by a commitment letter from Bear Stearns & Co. Inc., and Bear Stearns Corporate Lending Inc., which we refer to collectively as Bear Stearns, to provide the requisite debt financing of $405 million. Hellman & Friedman’s proposal was also conditioned on certain members of our management entering into arrangements to continue working for the company. In Hellman & Friedman’s proposal, JMI Equity, a venture capital firm, would invest alongside Hellman & Friedman in the acquisition of our company. Bidder X’s proposal was also to purchase all of our outstanding stock, but was lower than Hellman & Friedman’s proposed purchase price.
      At meetings of the special committee held on April 5 and 9, 2005, Lazard and Wilmer Hale reviewed the status of the discussions with the three bidders.
      At a meeting of the board held on April 12, 2005, Lazard reviewed the three proposals that it had received. Wilmer Hale reviewed the principal terms of the draft merger agreements and financing commitment letters submitted by Hellman & Friedman and Bidder X. After reviewing the proposals, the board instructed Lazard to continue discussions with Hellman & Friedman in order to seek to eliminate or limit the debt financing condition and to continue discussions with Bidder X in order to determine whether the proposal of Bidder X might be increased.
      Over the course of the next several days, at the direction of the board, Lazard and Wilmer Hale engaged in negotiations with Hellman & Friedman and its legal counsel, Simpson Thacher & Bartlett LLP,which we refer to as Simpson Thacher, with respect to the terms of the merger agreement and the debt commitment letter. A significant issue in the discussions with Hellman & Friedman was the debt financing condition to the merger and the condition in the Bear Stearns debt commitment letter that would have required us to satisfy certain financial performance tests.
      In response to our dissatisfaction with certain of the terms of the debt financing proposed by Bear Stearns, on April 13, 2005 Hellman & Friedman presented a revised proposal under which it offered two alternatives: the first alternative was to acquire DoubleClick at a price of $8.65 per share, on the terms originally proposed, including a debt financing commitment letter subject to specific financial performance tests, and the second alternative was to acquire DoubleClick at a price of $8.30 per share, with a debt financing commitment letter that did not contain any such specific financial performance tests. Under both of the proposed Hellman & Friedman alternatives, the merger agreement itself continued to contain a financing condition.
      Over the course of the next few days, Lazard and Hellman & Friedman continued to negotiate the financial terms of the Hellman & Friedman proposal, and Wilmer Hale and Simpson Thacher continued to negotiate the terms of the merger agreement, and related equity and debt commitment letters.
      On April 18, 2005, Bidder X informed Lazard that it would be willing to increase its offer, subject to diligence calls with certain of our customers and certain other conditions, but this amount remained below the amount offered by Hellman & Friedman under either of its proposed alternatives.
      On April 19, 2005, Hellman & Friedman indicated to Lazard that it would increase its alternative proposal from $8.30 to $8.40 per share.
      At a meeting of the board held later on April 19, 2005, Lazard reviewed the status of the sale process and the key terms of the most recent proposals made by Hellman & Friedman and Bidder X. Lazard also reviewed the methodologies that it would use to evaluate the fairness of the acquisition proposals. Wilmer Hale then reviewed the fiduciary duties of the board in connection with its consideration of the proposals to acquire the company. Wilmer Hale also reviewed the principal terms of the merger agreement with an affiliate of Hellman & Friedman, and the related financing terms. After discussing the different proposals, the board instructed Lazard to seek to finalize the Hellman & Friedman proposal to acquire DoubleClick for $8.65 per share while at the same time seek to increase the amount of Hellman & Friedman’s alternative proposal in which the debt financing commitment letter was not subject to specific financial tests. The board also authorized management to begin to have discussions with Hellman & Friedman regarding continuing employment arrangements, in order to satisfy the other significant outstanding condition to Hellman & Friedman’s proposal.
      Following the board meeting, pursuant to the instructions from the board, Lazard engaged in continued negotiations with Hellman & Friedman as to the purchase price and the financial performance tests in the Bear Stearns debt commitment letter, and Wilmer Hale engaged in continued discussions with Simpson Thacher as to the terms of the merger agreement and related commitment letters.
      Commencing on April 20, 2005, Hellman & Friedman had discussions with Messrs. Frankel, Rainey and Rosenblatt as to the roles they would be offered in the management of their respective divisions after the closing. There was also general discussion about possible terms of employment.
      On April 21, 2005, Bidder X contacted Lazard and indicated that it had been contacted by Bidder Y, which had expressed an interest in combining to make a joint bid for DoubleClick. After discussion with members of the special committee, we agreed to amend the confidentiality agreement of Bidder X in order to allow for the discussion with Bidder Y as to the possible submission of a joint bid. On April 22, 2005, Bidder X informed Lazard that it was unable to reach an agreement with Bidder Y as to the submission of a joint bid and thus was not willing to increase its most recent bid.
      On April 21, 2005, Hellman & Friedman informed Lazard that it wished to undertake more diligence as to our overall compensation structure to determine whether it would be able to maintain its $8.65 proposal and that it was likely that it would be necessary to reduce that proposal. After continued discussion, however, Hellman & Friedman indicated that it would increase from $8.40 to $8.50 the amount of its alternative proposal that did not include specific financial performance tests as a closing condition in the debt financing commitment letter and that also did not require further diligence. In addition, Hellman & Friedman indicated that it would drop its condition that certain members of management enter into employment agreements as a condition to the transaction. Lazard informed the members of the special committee of these developments, and the members of the special committee instructed Lazard that it should seek to finalize the terms of the $8.50 proposal for submission to the full board.

      On Saturday, April 23, 2005, a meeting of our board of directors was held to consider the revised Hellman & Friedman proposal. At the meeting, Lazard reviewed the terms of the Hellman & Friedman proposal to acquire DoubleClick for $8.50 in cash, with a Bear Stearns debt financing commitment that did not include specific financial performance tests as a closing condition. Lazard also reviewed the most recent proposals of Bidder X and Bidder Y. Wilmer Hale reviewed the final terms of the merger agreement with an affiliate of Hellman & Friedman, including the closing conditions, the provisions relating to the board’s ability to respond to unsolicited acquisition proposals to the extent necessary to comply with the board’s fiduciary duties and the termination fee. Wilmer Hale also summarized the status of discussions between Hellman & Friedman and Messrs. Frankel, Rainey and Rosenblatt regarding their employment by, and investment in, the surviving corporation after the merger. Also at the meeting, Lazard reviewed with the board its financial analysis of the merger consideration and rendered to the board its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date, the merger consideration was fair, from a financial point of view, to the holders of our common stock (other than Click Holding Corp., Click Acquisition Corp. and any affiliate of Click Acquisition Corp.). Following discussion and questions by the board, the board by unanimous action, approved and declared advisable the merger agreement and merger and resolved to recommend that our stockholders adopt the merger agreement.
      After the meeting of the board, we, Click Holding Corp. and Click Acquisition Corp. executed the merger agreement, and, prior to the opening of U.S. financial markets on Monday, April 25, 2005, we issued a press release announcing the merger.
Reasons for the Merger and Recommendation of the Board of Directors
      In the course of reaching its decision to approve the merger agreement and the merger, our board consulted with senior management and our financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•	the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders;

•	the $8.50 per share to be paid as the consideration in the merger represents a 10.6% premium over the average closing price of our common stock for the 30 trading days prior to the announcement of the transaction and a 33.6% premium over the closing price of our common stock on October 29, 2004, the last trading day before we announced our intent to explore our strategic options;

•	the merger is the result of an active auction process in which we had contact with over 70 potential bidders;

•	the board’s belief that the merger was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders, including the alternative of remaining a stand-alone, independent company and the proposals made by the other bidders in our auction process, as well as the risks and uncertainties associated with those alternatives;

•	the financial presentation of Lazard (including the assumptions and methodologies underlying the analyses in connection therewith) and the opinion of Lazard which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, that as of April 23, 2005, the merger consideration of $8.50 in cash per share to be received by our stockholders pursuant to the merger agreement was fair to our stockholders (other than Click Holding Corp., Click Acquisition Corp. or any affiliate of Click Holding Corp.) from a financial point of view;

•	the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $8.50 per share cash price to be paid in the merger;

•	historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects if we were to remain an independent company;

•	the terms of the equity financing commitment letter obtained by Click Holding Corp. and the fact that we are a third party beneficiary entitled to enforce the provisions of that letter under certain circumstances and subject to certain limitations;

•	the terms of the debt financing commitment letter obtained by Click Holding Corp. and the fact that the commitment is not subject to a closing condition requiring us to meet specified financial tests and that we are entitled to require Click Holding Corp. to enforce the terms of the commitment;

•	the terms and conditions of the merger agreement, including:

•	the ability of the board, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to Click Holding Corp. of a termination fee of $28 million, to terminate the merger agreement to accept a superior proposal; and

•	the board’s belief that the $28 million termination fee payable to Click Holding Corp. was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal; and

•	the fact that under Delaware law, our stockholders have the right to demand appraisal of their shares.
      In the course of its deliberations, our board also considered a variety of risks and other countervailing factors, including:

•	the fact that the obligation of Click Holding Corp. to complete the merger is conditioned upon the receipt of financing by Click Holding Corp., as discussed below in “Proposal 1 — The Merger Agreement — Conditions to the Merger” beginning on page 32 of this proxy statement, and that Click Holding Corp. may not secure any financing for a variety of reasons, including reasons beyond the control of us and Click Holding Corp.;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business relationships;

•	the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay the $28 million termination fee to Click Holding Corp. under certain circumstances;

•	the fact that we will no longer exist as an independent, publicly traded company and our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in value of DoubleClick;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that we are entering into a merger agreement with a newly formed corporation with essentially no assets and, accordingly, that our remedy in connection with a breach of the merger agreement by Click Holding Corp., will be limited except to the extent we are able, under the circumstances, to enforce the equity commitment made to Click Holding Corp.; and

•	the interests of our officers and directors in the merger described below under “The Merger Agreement — Interests of Certain Persons in the Merger.”
      The foregoing discussion of the factors considered by our board is not intended to be exhaustive, but does set forth the principal factors considered by the board. Our board collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board felt were appropriate. In view of the wide variety of factors considered by our board in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.
      After evaluating these factors and consulting with its legal counsel and its financial advisors, our board determined that the merger agreement was advisable and in the best interests of our stockholders. Accordingly, our board has unanimously approved the merger agreement and the merger. Our board unanimously recommends that you vote “FOR” the adoption of the merger agreement.
Opinion of Financial Advisor to the Board of Directors of DoubleClick
      Pursuant to an engagement letter, dated October 26, 2004, our board of directors retained Lazard to act as our investment banker in connection with the merger. As part of this engagement, our board of directors requested that Lazard evaluate the fairness of the merger consideration, from a financial point of view, to the holders of our common stock (other than Click Holding Corp., Click Acquisition Corp. or any affiliate of Click Holding Corp.).
      The full text of the Lazard opinion is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex B. Our stockholders are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is directed to our board of directors and only addresses the fairness of the merger consideration, from a financial point of view and as of the date of Lazard’s opinion, to the holders of our common stock (other than Click Holding Corp., Click Acquisition Corp. or any affiliate of Click Holding Corp.). Lazard’s written opinion does not address the merits of the underlying decision by us to engage in the merger or any other aspect of the merger and does not constitute a recommendation to any stockholder as to how the stockholder should vote on any matter relating to the merger. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.
      In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions contained in a draft of the merger agreement, dated April 22, 2005, which was provided to Lazard by us;

•	analyzed certain historical business and financial information relating to us;

•	reviewed various financial forecasts and other data provided to Lazard by us relating to our businesses;

•	held discussions with members of our senior management with respect to our businesses and prospects;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to our businesses;

•	reviewed the historical stock prices and trading volumes of our common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.
      Lazard relied upon the accuracy and completeness of the foregoing information, and did not assume any responsibility for any independent verification of such information. Lazard was not provided with, and assumed no responsibility for, any independent valuation or appraisal of any of our assets or liabilities, or concerning our solvency or the fair value of our company. With respect to financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.
      In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the draft merger agreement reviewed by Lazard, without any waiver of any material terms or conditions by us, and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on us. Our board of directors advised Lazard, and Lazard assumed, that the final terms of the agreement relating to the merger would not differ materially from those set forth in the draft reviewed by Lazard.
      Lazard’s opinion was rendered to our board of directors in connection with its consideration of the merger, and Lazard’s opinion and related engagement were for the benefit of our board of directors. Lazard’s opinion does not address the relative merits of the merger as compared to any other transaction in which we might engage and is not intended to constitute a recommendation to any of our stockholders as to how such stockholder should vote with respect to the merger or any matter relating thereto. Lazard did not express any opinion as to the price at which our common stock might trade subsequent to the announcement of the merger.
      The following is a brief summary of the material financial and comparative analyses that Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary. In addition to the analyses summarized below, Lazard performed a precedent transactions analysis and a leveraged buyout analysis. These analyses were prepared by Lazard for illustrative purposes only. The precedent transaction analysis was not considered relevant by Lazard in determining a value of our company due to the absence of transactions involving companies that were directly comparable to our most significant line of business and for which applicable information was available. The leveraged buyout analysis was prepared only to illustrate possible internal rates of return that might be achieved by a financial buyer based on our future financial performance.
      Comparable Companies Analysis. Lazard reviewed selected publicly available financial and other data of certain companies having business or other characteristics that it deemed reasonably comparable to our two primary business divisions: TechSolutions and Data. Our TechSolutions division offers advertising agencies, marketers and web publishers technology solutions for their online marketing needs. Our Data division provides information products and services to the direct marketing industry and offers direct marketers solutions for building and managing customer marketing databases. The selected comparable companies considered by Lazard with respect to our TechSolutions division were:

•	aQuantive, Inc.;

•	FastClick, Inc.;

•	FindWhat.com, Inc.;

•	24/7 Real Media, Inc.; and

•	ValueClick, Inc.
The selected comparable companies considered by Lazard with respect to our Data division were:

•	Acxiom Corporation;

•	Advo, Inc.;

•	Catalina Marketing Corporation;

•	Equifax Inc.;

•	Fair Isaac Corporation;

•	Harte-Hanks, Inc.;

•	infoUSA Inc.; and

•	Valassis Communications, Inc.
      For purposes of its analysis, Lazard prepared two separate sets of analyses of our company. One set of analysis was based on financial information and forecasts for us as set forth in various Wall Street research reports. The second analysis was based on financial information and forecasts for us as set forth in our management’s five-year financial forecast, which was provided to Lazard by our management, and certain extrapolations of information contained in the five-year financial forecast that were reviewed with our management. The financial information used by Lazard for the comparable companies in the course of this analysis was based on public information and various Wall Street research reports. In deriving ratios for the comparable companies, Lazard made adjustments to the relevant data to account for unusual or non-recurring items. With respect to FastClick, financial estimates were not available.
      For each of the selected TechSolutions division comparable companies and Data division comparable companies, Lazard derived and compared enterprise value as a multiple of estimated earnings before interest, tax, depreciation and amortization, which we refer to as EBITDA, for calendar year 2005. Lazard also derived and compared stock price as a multiple of estimated earnings for calendar year 2005 for each of the selected Data division comparable companies, and enterprise value as a multiple of estimated unlevered fully-taxed net income for calendar year 2005 for each of the selected TechSolutions division comparable companies.
      Lazard defined enterprise value as the sum of the values of (1) equity value, plus (2) non-convertible indebtedness and out-of-the-money convertible indebtedness, plus (3) non-convertible preferred stock and out-of-the-money convertible preferred stock, plus (4) minority interests, minus (5) cash, cash equivalents and marketable securities. Lazard defined equity value as the sum of the values of all shares of common stock, assuming the exercise of all in-the-money options, warrants and convertible securities outstanding, less the proceeds from such exercise. For the purposes of the comparable companies analysis only, Lazard adjusted enterprise values for each of the comparable companies and us to exclude the present value of the tax benefit of net operating losses and certain other non-operating assets.
      The results of the analysis were as follows:
Data Division Comparable Companies

	Enterprise Value as a Multiple of		Stock Price as a Multiple of
	2005 Estimated EBITDA		2005 Estimated Earnings

Median	9.2	x	18.5x
Mean	9.1	x	19.3x
High	10.9	x	25.8x
Low	6.5	x	16.4x

TechSolutions Division Comparable Companies

	Enterprise Value as a Multiple of:

	2005 Estimated		2005 Estimated Unlevered
	EBITDA		Fully Taxed Net Income

Median	14.7	x	22.9x
Mean	13.7	x	27.8x
High	19.5	x	52.3x
Low	5.8	x	13.0x
      Based on this analysis, Lazard derived a range of multiples for each of our TechSolutions and Data divisions. Based on these multiples, and taking into account the present value of the tax benefit of our net operating losses, net cash and other non-operating assets, Lazard derived a range for the implied value per share of our common stock of $8.08 to $9.22, based on management’s five-year financial forecast, and $7.38 to $8.38, based on various Wall Street research reports. Lazard noted that the merger consideration of $8.50 per share of our common stock was within the range derived using management’s five-year financial forecast and above the upper limit of the range derived using Wall Street research reports.
      No company used in the above analysis is identical to us or our TechSolutions or Data division. In evaluating companies identified by Lazard as comparable to us or our TechSolutions or Data division, Lazard made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. Lazard’s analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of such comparable companies to which they are being compared; mathematical analysis is not in itself a meaningful method of using selected company data.
      Discounted Cash Flow Analysis. Lazard performed a discounted cash flow analysis of each of our Data and TechSolutions divisions on a standalone basis to determine a range for the implied per share value of our common stock. For each of our Data and TechSolutions divisions, Lazard derived and calculated the present value at March 31, 2005 of estimated future unlevered free cash flow for the period April 1, 2005 through December 31, 2009 and, for each division, added to this amount the present value of the respective terminal value of the relevant division in 2009. With respect to the Data division and TechSolutions division, present values were calculated using discount rates ranging from 9.0% to 11.0%, and 15.0% to 19.0%, respectively, which Lazard viewed as appropriate based on the weighted average cost of capital of each of the Data and TechSolutions divisions. Lazard calculated the terminal value of the Data division and TechSolutions division using ranges of perpetual growth rates of unlevered free cash flow from 1.0% to 2.0% and 3.0% to 6.0%, respectively. Forecasted financial information was based on the five-year financial forecast provided to Lazard by our management. Lazard assumed tax rates of 37.5% for both the Data and TechSolutions divisions, and discounted values to present value as of March 31, 2005. Based on this analysis and taking into account the present value of the tax benefit of our net operating losses, net cash and other non-operating assets, Lazard derived a range for the implied per share value of the our common stock of $7.93 to $10.00. Lazard noted that the merger consideration of $8.50 per share of our common stock was within this range.
      Premiums Paid Analysis. Lazard reviewed publicly available information regarding the premiums paid in forty-three media and technology transactions announced since January 1, 2004 with transaction values ranging from $100 million to $2 billion. Lazard derived and compared to similar information for us the mean and median premium paid or proposed to be paid based on the enterprise value of the target company one day, one week and four weeks prior to the announcement of the transaction. The results of this analysis are set forth below:

	Premium to Enterprise Value

	1 Day Prior to	1 Week Prior to	4 Weeks Prior to
	Announcement	Announcement	Announcement

Mean	29.0%	32.0%	37.7%
Median	25.1%	24.3%	31.5%
      Based on this analysis, Lazard derived a range for the implied price per share of our common stock of $7.12 to $7.43 based on the enterprise valuation of our company as of October 29, 2004, the last trading day prior to our announcement that we had retained Lazard to explore strategic options for our company. Lazard noted that the merger consideration of $8.50 per share of our common stock was above the upper limit of the derived range for the implied value per share of our common stock as of October 29, 2004. Lazard further derived a range for the implied price per share of our common stock of $8.36 to $8.76 based on an enterprise valuation of our company as of April 20, 2005, the last trading day prior to media reports of a potential merger involving us. Lazard noted that the merger consideration of $8.50 per share of our common stock was within the derived range for the implied value per share of our common stock as of April 20, 2005.
      52-Week Trading Range. Lazard analyzed the historical daily closing prices per share of our common stock for the one-year period ending April 21, 2005. Lazard noted that during this period, the 52-week high and low closing prices per share of our common stock were $8.70 and $4.69, respectively. Lazard further noted that the merger consideration of $8.50 per share of our common stock was towards the upper end of the 52-week range for the closing prices per share of our common stock for the one-year period ending April 21, 2005.
      Analyst Price Targets. Lazard reviewed future price targets for the price per share of our common stock published in Wall Street research reports published by fourteen selected financial analysts. The Wall Street research reports reviewed by Lazard were each prepared prior to April 21, 2005. Lazard noted that the high, low, median and mean future price targets published by the selected financial analysts were $10.00, $6.50, $8.25 and $8.14 respectively. Lazard further noted that the merger consideration of $8.50 per share of our common stock was above the low, mean and median future price targets published by the selected financial analysts.
*  *  *
      The summary set forth above does not purport to be a complete description of the analyses performed by Lazard. The preparation of financial analyses is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting the portions of the analyses or the summary set forth above without considering the analyses as a whole could create an incomplete or misleading view of the process underlying Lazard’s presentation to our board of directors. In formulating its presentation to our board of directors, Lazard considered the results of all of its analyses and did not attribute any particular weight to any factor or analyses considered by it; rather, Lazard formulated its presentation on the basis of its experience and professional judgment after considering the results of its analyses. No company used in the above analyses as a comparison is directly comparable to us or the transactions contemplated by the merger agreement or the merger. The analyses were prepared solely for the purpose of Lazard rendering advice to our board of directors in connection with the board’s consideration of the merger, and those analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than set forth in the analyses. You should understand that estimates of values and forecasts of future results contained in the analyses, whether publicly available or provided by our management, were based upon numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control, and are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Lazard made no recommendation to our board of directors, and makes no recommendation to any of our stockholders, as to how our board of directors or such stockholder should vote with respect to the transactions contemplated by the merger agreement or the merger.
      In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters. Because those analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond our control or the control of our advisors, neither we, Lazard nor any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses.
      Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as investment banker to our board of directors because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions.
      In connection with Lazard’s services as our board of directors’ investment banker, we agreed to pay Lazard a fee of approximately $6.8 million, of which approximately $1.7 million (less $500,000 previously paid to Lazard as retainer fees) became payable upon the signing of the merger agreement and of which approximately $5.1 million would become payable upon the closing of the merger. We have also agreed to reimburse Lazard for its reasonable out-of-pocket expenses, including attorneys’ fees, and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of the advice, including certain liabilities under U.S. federal securities laws. Lazard has in the past provided investment banking services to us. Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard provides a full range of financial advisory and securities services and, in the ordinary course of its normal trading activities, from time to time may effect transactions and hold our securities, including derivative securities, for its own account and for the accounts of customers and accordingly, may at any time hold a long or short position in such securities.
Financing
      In connection with the merger, Click Holding Corp. will cause approximately $1.1 billion to be paid out to our stockholders and holders of our options and warrants. This amount is expected to come from a combination of equity contributions by Hellman & Friedman and JMI Management, Inc., and/or their respective co-investors, borrowings by Click Acquisition Corp. or us, and our cash, cash equivalents and marketable securities on hand. As of March 31, 2005, we had approximately $537.3 million in cash, cash equivalents and marketable securities.

Debt Financing
      Click Holding Corp. has received a debt commitment letter, dated April 23, 2005, from Bear Stearns to provide the following debt financing to Click Acquisition Corp. or us, initially, and the surviving corporation, upon consummation of the merger, which we refer to as the borrower, subject to the conditions set forth therein:

•	up to $290.0 million of first priority senior secured term loans, which we refer to as the first-lien term facility, for the purpose of financing the merger, repaying our existing indebtedness and paying fees and expenses incurred in connection with the merger;

•	up to $115.0 million of second priority senior secured term loans, which we refer to as the second-lien term facility, for the purpose of financing the merger, repaying our existing indebtedness and paying fees and expenses incurred in connection with the merger; and

•	a $50.0 million first priority senior secured revolving credit facility, together with the first-lien term facility and the second-lien term facility to be used for general corporate purposes other than financing the merger or paying fees and expenses incurred in connection with the merger.
      We expect that loans under the first-lien term facility will, at the option of the borrower, bear interest at (1) a reserve adjusted Eurodollar rate plus an applicable margin of 4.00% or (2) an alternate base rate (which will be the higher of the prime rate of the administrative agent bank with respect to the debt facilities or the federal funds effective rate plus 0.5%) plus an applicable margin of 3.0%. We expect that loans under the second-lien term facility will, at the option of the borrower, bear interest at (1) a reserve adjusted Eurodollar plus an applicable margin of 7.25% or (2) an alternate base rate plus an applicable margin of 6.25%.
      The commitment of Bear Stearns to provide the debt financing expires on October 31, 2005 and in certain circumstances may be reduced by an amount up to $85.5 million. The documentation governing the first and second priority senior secured facilities has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement. In addition, Click Holding Corp. may obtain financing from different sources in amounts and on terms that may vary from those described herein.

Conditions Precedent to the Debt Commitments
      The availability of the first-lien term facility and second-lien term facility will be subject to, in addition to customary corporate and documentation conditions and the payment of fees and expenses, the satisfaction or waiver of certain other conditions precedent, including the following:

•	Click Holdings Corp. must have received cash and common equity investments from Hellman & Friedman and JMI Management, Inc. that, when combined with any equity contributed by our management, is in an amount of not less than $268 million and the proceeds from that issuance shall have been contributed to Click Acquisition Corp.; and when such equity proceeds are combined with the borrowings under the first-lien term facility and the second-lien term facility and our cash, cash equivalents and marketable securities on hand, such combined amount must be sufficient to pay all the consideration for the merger and all related fees, costs and expenses;

•	the merger must have been completed or must be completed concurrently with the fundings under the first-lien term facility and the second-lien term facility in accordance with applicable law and the merger agreement and without amendment, modification or waiver of any of the terms thereof in a manner material and adverse to the lenders under the first-lien facilities and second-lien facility;

•	certain preexisting indebtedness of the borrower and its subsidiaries (other than our Zero Coupon Convertible Subordinated Notes due 2023) must be repaid in full and any commitments to provide any such indebtedness must be terminated; the arrangers must be reasonably satisfied with the arrangements for the repayment of our Zero Coupon Convertible Subordinated Notes due 2023 either on the funding date of the term facilities or thereafter;

•	we must deliver to the arrangers copies of our financial statements, including pro forma financial statements and projections;

•	no event or occurrence which has resulted in or could reasonably be expected to result in a material adverse effect, which will have the same definition as in the merger agreement, on us shall have occurred since December 31, 2004; see “Proposal 1 — The Merger Agreement” on page 32 of this proxy statement;

•	all material governmental, stockholder and third-party approvals and consents necessary to consummate the merger must have been obtained prior to the funding of the term facilities;

•	the administrative agent with respect to the debt facilities must have been granted perfected security interests in the collateral; and

•	there being at least 30 consecutive days between the commencement of the loan syndication and the closing of the merger.

Equity Financing
      Click Holding Corp. has received an equity commitment letter dated April 23, 2005 from Hellman & Friedman and JMI Management, Inc. pursuant to which Hellman & Friedman and JMI Management, Inc. have severally agreed to contribute up to $327 million and $15 million, respectively, in cash equity financing to Click Holding Corp. These amount may be increased by up to an aggregate of $85.5 million additional cash equity allocated on a pro rata basis to the extent that the debt commitments described above are reduced in certain circumstances.
      The commitment of each of Hellman & Friedman and JMI Management, Inc. is subject to the satisfaction of all the conditions in the merger agreement or the satisfaction of all conditions other than the receipt of debt financing if the failure to obtain such debt financing has resulted from the willful and material breach by Click Holding Corp. of its obligations to use reasonable best efforts to satisfy the conditions and terms in the equity and debt commitment letters or to obtain alternative financing. Under the terms of the equity commitment letter, each of Hellman & Friedman and JMI Management, Inc. has the right to allocate all or a portion of its equity commitment to co-investor vehicles effective upon the closing of the merger. The equity commitment of Hellman & Friedman and JMI Management, Inc., will terminate upon the termination of the merger agreement.
      We are a third-party beneficiary of the equity commitment letter and may enforce the terms of it directly against Hellman & Friedman and JMI Management Inc..
Certain Effects of the Merger
      If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Click Acquisition Corp. will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Click Holding Corp.
      Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in our treasury, owned by Click Holding Corp. or Click Acquisition Corp. or any wholly owned subsidiary of Click Holding Corp. or DoubleClick or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $8.50 in cash, without interest. The merger agreement provides that at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will accelerate in full. Each of these options will terminate at the effective time of the merger in exchange for a payment equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $8.50 exceeds the exercise price of the option, less any applicable taxes.
      At the effective time of the merger, our current stockholders will cease to have ownership interests in our company or rights as our stockholders. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.
      Our common stock is currently registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and is quoted on The NASDAQ National Market under the symbol “DCLK.” As a result of the merger, we will no longer be a publicly traded company, and there will be no public market for our common stock. After the merger, our common stock will cease to be quoted on The NASDAQ National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’

meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the Securities and Exchange Commission on account of our common stock.
      At the effective time of the merger, the directors of Click Acquisition Corp. will become the directors of the surviving corporation. After the merger is completed, we expect that David Rosenblatt will continue to oversee our TechSolutions division as its chief executive officer and Brian Rainey will continue to oversee our Data division as its chief executive officer.
      At the effective time of the merger, our certificate of incorporation will be amended in its entirety to be as set forth in an exhibit to the merger agreement. In addition, the bylaws of Click Acquisition Corp., as in effect immediately prior to the effective time of the merger, will become the bylaws of the surviving corporation.
Effects on DoubleClick if the Merger is Not Completed
      In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed on The NASDAQ National Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the online advertising and marketing industry on which our business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. From time to time, our board will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.
      If the merger agreement is terminated under certain circumstances, we will be obligated to pay a termination fee of $28 million to Click Holding Corp.
Delisting and Deregistration of DoubleClick Common Stock
      If the merger is completed, our common stock will be delisted from The NASDAQ National Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the Securities and Exchange Commission.
Interests of Certain Persons in the Merger
      In considering the recommendation of our board with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Stock Holdings and Stock Options
      The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $8.50 in cash, without interest, for each share of our common stock held immediately prior to the merger. The merger agreement also provides that at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will accelerate and become fully vested. Each of these options will terminate at the effective time of the merger in exchange for a payment equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $8.50 exceeds the exercise price of the option.
      The table below sets forth, as of April 22, 2005, for each of our executive officers and directors:

•	the number of shares of our common stock currently held;

•	the amount of cash that will be paid in respect of such shares upon consummation of the merger;

•	the number of shares subject to options held by such person, whether or not vested;

•	the amount of cash that will be paid in respect of cancellation of such option upon consummation of the merger; and

•	the total amount of cash that will be received by such person in respect of such shares and options upon consummation of the merger.
All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding. In each case with respect to options, the payment is calculated by multiplying the number of shares subject to each option by the amount, if any, by which $8.50 exceeds the exercise price of the option. The merger agreement requires our board to take all actions necessary to cause all outstanding stock options to be cancelled as of the effective of time of the merger.

	Common Stock Owned		Options Held
	as of April 22, 2005		as of April 22, 2005(1)
					Total
Name	Shares	Consideration	Shares	Consideration	Consideration

Non-Employee Directors:
W. Grant Gregory	84,718	$720,103	140,000	$98,400	$818,503
Thomas S. Murphy	20,200	$171,700	220,000	$72,770	$244,470
Mark E. Nunnelly	55,912	$475,252	120,000	$13,400	$488,652
Don Peppers	37,910	$322,235	135,000	$99,650	$421,885
David Strohm	98,376	$836,196	140,000	$98,400	$934,596
Executive Officers:
Mok Choe	5,697	$48,425	550,000	$294,000	$342,425
Bruce Dalziel	13,057	$110,985	467,500	$461,975	$572,960
Cory Douglas	2,974	$25,279	121,344	$102,430	$127,709
Dwight A. Merriman	2,872,992	$24,420,432	818,400	$3,531,969	$27,952,401
Kevin J. O’Connor	5,612,345	$47,704,933	503,244	$3,581,353	$51,286,286
Brian M. Rainey	64,003	$544,026	507,810	$532,971	$1,076,997
David Rosenblatt	11,631	$98,864	1,075,000	$1,432,788	$1,531,652
Kevin Ryan	334,444	$2,842,774	3,605,600	$6,776,476	$9,619,250
All directors and executive officers as a group (13 persons)	9,214,259	$78,321,202	8,403,898	$17,096,582	$95,417,784

(1)	See “Proposal 2 — Election of Directors — Compensation of Directors” and “— Option Exercise and Year-End Values” for information regarding vesting of stock options.

Agreements with Executive Officers
      In November and December 2004, we entered into retention agreements with each of our executive officers other than Dwight Merriman, our chief technology officer and who serves as one of our directors. Under the terms of the retention agreements, each of our executive officers, except Mr. Merriman, was entitled to receive a retention bonus if he remained continuously employed by us through April 30, 2005. The amounts of the retention bonuses, which were paid in April 2005, are $150,000 for each of Kevin Ryan, David Rosenblatt, Bruce Dalziel and Brian Rainey, and $70,000 for each of Mok Choe and Cory Douglas. Each of these executive officers is also entitled to a second retention bonus if he remains continuously employed by us through January 31, 2006. The amounts of the second retention bonuses are $300,000 for each of Messrs. Ryan, Rosenblatt, Dalziel and Rainey, and $140,000 for each of Mr. Choe and Mr. Douglas.
      Payment of the retention bonuses will accelerate in full if we terminate the executive officer’s employment without cause or the executive officer terminates his employment for good reason, in each case as defined in the retention agreement, prior to January 31, 2006. Additionally, payment of Mr. Rainey’s second retention bonus and payment of half of Mr. Rosenblatt’s second retention bonus will accelerate upon the consummation of a change in control of our Data or TechSolutions business segments, respectively, which we refer to as a division change in control. The merger will constitute a division change in control for purposes of Mr. Rainey’s and Mr. Rosenblatt’s retention agreements.
      Under the terms of the retention agreements, each of our executive officers has agreed not to compete with us, solicit our customers or recruit our employees during their employment and for a period of one year following the termination of his employment. However, if the executive officer’s termination occurs after a change in control of our company, in the case of Messrs. Ryan, Dalziel and Choe, or after a division change in control, in the case of Mr. Rosenblatt and Mr. Rainey, the agreement not to compete with us will be enforceable only if we (or our successor in interest) pay the executive officer a payment within two weeks following the date of termination equal to the sum of the executive officer’s annual base salary and target bonus. The merger will constitute a change in control of our company and a division change in control for purposes of the executive retention agreements. The current base salary of Messrs. Ryan, Dalziel, Choe, Rosenblatt, Rainey and Douglas is $400,000, $290,000, $325,000, $350,000 and $200,000, respectively, and their bonuses for 2004 were $128,000, $96,250, $108,000, $91,000 and $49,841, respectively.
      The retention agreements entered into with Messrs. Rosenblatt and Rainey each provides that the executive will be entitled to a tax gross-up payment from us, subject to certain restrictions in the case of Mr. Rosenblatt, to cover any excise tax liability he may incur as a result of payments or benefits.
      In addition to the retention payments discussed above, upon termination of employment other than by resignation, each of our executive officers will be entitled to receive severance payments under the terms of our current general severance plan that covers all U.S. employees. Each of our executive officers will also be entitled to receive the pro rata amount of his target bonus for the year in which the executive officer’s employment terminates, subject to certain limitations as set forth in the retention agreements.
      On April 24, 2005, we entered into an agreement with Mr. Ryan pursuant to which Mr. Ryan agreed to resign as a director of our company and as our chief executive officer upon the closing of the merger. Additionally, we agreed to treat Mr. Ryan’s resignation as a termination without cause by us for purposes of any severance, retention or other payment or benefit to which Mr. Ryan is entitled upon his resignation. As a result, upon the completion of the merger and Mr. Ryan’s resignation, Mr. Ryan will be entitled to the payment of his second retention bonus described above, as well as the severance payments under the terms of our current general severance plan discussed above. Additionally, Mr. Ryan’s agreement not to compete with us after his resignation will be enforceable only if we (or our successor in interest) pay him a payment within two weeks following the date of termination equal to the sum of his annual base salary and target bonus.

Proposed Agreements with Certain Members of Senior Management
      Click Holding Corp. has not indicated that it expects to make changes to our team of executive officers following the consummation of the merger, although there is no assurance that, as the new parent holding company of our company, Click Holding Corp. will not make any change. As we have previously disclosed, Kevin P. Ryan, our current chief executive officer, will not continue as chief executive officer of the surviving corporation. Additionally, in making its initial proposal for its affiliate to acquire our company, Hellman & Friedman indicated that they would not proceed with the transaction unless a sufficient number of members of senior management made significant investments in the surviving corporation (or its parent) and agreed to remain employed by the surviving corporation. Although in the course of negotiations regarding the transaction, Hellman & Friedman agreed to proceed with the transaction without these arrangements being put into place in advance, it indicated that it would expect Click Holding Corp. and certain members of our senior management to continue discussions regarding such investments and employment and that it would seek to enter into definitive agreements for these arrangements prior to the closing of the merger. The terms of any such arrangements are subject to negotiation and agreement between members of our senior management and Click Holding Corp., and finalization of such arrangements is not a condition to the closing of the merger.

Indemnification of Officers and Directors
      Click Holding Corp. has agreed that, for a period of six years following the effective time of the merger, it and the surviving corporation will indemnify, to the fullest extent permitted under the General Corporation Law of the State of Delaware, our current and former directors and officers, and the current and former directors and officers of any of our subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, arising out of or pertaining to the fact that those persons were directors or officers of our company or any of our subsidiaries. Each indemnified party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Click Holding Corp. and the surviving corporation within ten business days of receipt of a request for an advancement. However, to the extent required by the General Corporation Law of the State of Delaware, any person to whom expenses are advanced must provide an undertaking to repay the advances if it is ultimately determined that such person is not entitled to indemnification.
      Click Holding Corp. has agreed that the provisions of the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of our and our subsidiaries’ current and former directors and officers than the current provisions of our certificate of incorporation and bylaws.
      Click Holding Corp. has also agreed to cause the surviving corporation to maintain in effect, at no expense to the beneficiaries, for six years after the merger, a directors’, officers’ and fiduciaries’ insurance “tail” or other insurance policies covering the current and former directors, officers and fiduciaries of us and our subsidiaries with respect to matters existing or occurring at or prior to the effective time of the merger in an amount and scope at least as favorable as the applicable coverage under our current policies. However, if such “tail” or other policies are not available at a cost not greater than 200% of the last annual premium we paid as of April 23, 2005, Click Holding Corp. has agreed to cause the surviving corporation to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed 200% of such annual premiums.

Benefit Arrangements with Click Holding Corp.
      Click Holding Corp. has agreed that, for a period of six months following the merger, it will cause the surviving corporation to maintain the severance plan established by us for our employees and will use commercially reasonable efforts to provide generally to continuing employees a total compensation package (including benefits but not including equity awards) that is in the aggregate no less favorable to the total compensation package provided to such employees immediately prior to April 23, 2005. Continuing employees are those of our employees who continue as employees of the surviving corporation or Click Holding Corp. following the effective time of the merger. Click Holding Corp. has agreed to cause the surviving corporation to give continuing employees full credit for prior service with us (and to the extent credited by us, with any prior employers) for purposes of eligibility and vesting under certain of the surviving corporation’s employee benefits plans and the determination of benefits levels under certain of the surviving corporation’s employee benefits plans or policies relating to vacation or severance.

Litigation Related to the Merger
      We are aware of one purported class action lawsuit related to the merger filed against us, each of our directors, certain of our executive officers and Hellman & Friedman LLC and JMI Equity in the Supreme Court of the State of New York for the County of New York. The lawsuit, Adele Brody v. Hellman & Friedman LLC et al., Index No. 05601512, was filed on April 27, 2005 and alleges, among other things, that the merger consideration to be paid to our stockholders in the merger is unfair and inadequate. In addition, the complaint alleges that our directors violated their fiduciary duties by, among other things, failing to take all reasonable steps to assure the maximization of stockholder value, including the implementation of a bidding mechanism to foster a fair auction of our company to the highest bidder or the exploration of strategic alternatives that will return greater or equivalent short-term value to our stockholders. The complaint seeks, among other relief, certification of the lawsuit as a class action, a declaration that the merger is unfair, unjust and inequitable to our stockholders, an injunction preventing completion of the merger at a price that is not fair and equitable, compensatory damages to the class, attorneys’ fees and expenses, along with such other relief as the court might find just and proper. We believe this lawsuit is without merit and plan to defend it vigorously. Additional lawsuits pertaining to the merger could be filed in the future.
Possible Sale of Our EMS Business
      In addition to, and separate from, the proposed merger, we have been exploring and plan to continue to explore the possible sale of our Enterprise Marketing Solutions, or EMS, business to a third party. The EMS business is part of our TechSolutions segment and consists of our campaign management and marketing resource management products and services. We plan to explore the sale of the EMS business whether or not the merger is completed. If a sale of our EMS business were to be consummated, we expect we would receive consideration of no more than $25 million, all of which would remain in DoubleClick and not be distributed to stockholders in connection with the merger. There can be no assurance that any sale of our EMS business will be consummated, whether before or after the merger.
REGULATORY MATTERS
      Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Click Holding Corp. intend to file pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on or about May 13, 2005. Except as noted above with respect to the required filings under the HSR Act, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
      It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “Proposal 1 — The Merger Agreement — Conditions to the Merger” on page 43 of this proxy statement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, Internal Revenue Service rulings and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.
      This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as stockholders whose functional currency is not the United States dollar, stockholders subject to the alternative minimum tax, stockholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark to market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a straddle, constructive sale or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.
      We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights, in light of your individual circumstances.
      If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
      A non-U.S. holder is a person (other than a partnership) that is not a U.S. holder.

U.S. Holders
      The receipt of cash for shares of common stock pursuant to the merger or upon the exercise of appraisal rights in connection with the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to, or in connection with, the merger.
      Capital gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and will be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.
      Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger or upon the exercise of appraisal rights in connection with the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, the paying exchange generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each of our stockholders and, if applicable, each other payee, should complete, sign and return to the exchange agent for the merger the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger or provide a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders
      Any gain realized on the receipt of cash in the merger or upon the exercise of appraisal rights in connection with the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business (and if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax equal to 30% of its effectively connected earnings and profits (or such lower rate as may be specified by an applicable income tax treaty) may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the

non-U.S. holder may be subject to a 30% tax on the net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the DoubleClick common stock at any time during the five years preceding the merger, in which case the purchaser of our stock may withhold 10% of the cash payable to a non-U.S. holder in connection with the merger and a non-U.S. holder generally will be taxed on the holder’s net gain derived from the merger at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax described above may apply.

      We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.
      Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger or upon the exercise of appraisal rights in connection with the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
PROPOSAL 1
THE MERGER AGREEMENT
      The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is included as Annex A to this proxy statement.
Form of the Merger
      If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Click Acquisition Corp., a wholly owned subsidiary of Click Holding Corp. created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into us. The separate corporate existence of Click Acquisition Corp. will cease, and we will continue as the surviving corporation and will become a wholly owned subsidiary of Click Holding Corp.
Structure and Effective Time
      The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as set forth in the certificate of merger and established by Click Holding Corp. and us. The closing of the merger will occur on a date specified by us and Click Holding Corp., which shall be no later than the second business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived, or such other date as Click Holding Corp. and we may agree. Although we expect to complete the merger by the end of the third quarter of 2005, we cannot specify when, or assure you that, we, Click Holding Corp. and Click Acquisition Corp. will satisfy or waive all conditions to the merger.
Certificate of Incorporation and Bylaws
      At the effective time of the merger, our certificate of incorporation will be amended in its entirety to be as set forth in an exhibit to the merger agreement. In addition, the bylaws of Click Acquisition Corp., as in effect immediately prior to the effective time of the merger, will become the bylaws of the surviving corporation.
Board of Directors and Officers of the Surviving Corporation
      The directors of Click Acquisition Corp. immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. Our officers immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.
Consideration to Be Received in the Merger
      At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and converted into the right to receive $8.50 in cash, without interest and less applicable taxes, other than shares of common stock:

•	owned by us as treasury stock immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	owned by Click Holding Corp. or Click Acquisition Corp. or any other wholly owned subsidiary of Click Holding Corp. immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	owned by any of our wholly owned subsidiaries immediately prior to the effective time of the merger, all of which will remain outstanding; and

•	held by a stockholder who is entitled to demand and has made a demand for appraisal of such shares in accordance with the General Corporation Law of the State of Delaware and has not voted in favor of adoption of the merger agreement, until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the General Corporation Law of the State of Delaware.
      Click Holding Corp. and the surviving corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock that it is required to deduct and withhold with respect to making such payment under the Code, or any other applicable state, local or foreign tax law.
Payment Procedures
      Click Holding Corp. and we (with respect to the merger consideration expected to be funded out of our cash, cash equivalents and marketable securities) will deposit sufficient cash with American Stock Transfer & Trust Company or another mutually acceptable bank or trust company, which we refer to as the exchange agent, at or prior to effective time of the merger (or, with respect to the merger consideration to be funded by us, as promptly as practicable thereafter) to make payment of the merger consideration. Promptly after the effective time of the merger, Click Holding Corp. shall cause the exchange agent to mail to each holder of record of a certificate which immediately prior to the effective time of the merger represented outstanding shares of our common stock, a letter of transmittal and instructions for effecting the surrender of his, her or its stock certificates in exchange for the merger consideration with respect to such certificates. Upon surrender of a certificate to the exchange agent, together with such letter of transmittal, the holder of such certificate shall be entitled to receive the merger consideration such holder has the right to receive pursuant to the merger agreement. Click Holding Corp. is entitled to cause the exchange agent to deliver to it any funds that have not been distributed for one year after the effective time of the merger. After that date, holders of certificates who have not previously complied with the instructions to exchange their certificates will be entitled to look only to Click Holding Corp. (subject to abandoned property, escheat and similar laws) for payment of its claim for merger consideration, without interest.

      You should not send your DoubleClick stock certificates to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your DoubleClick stock certificates with the enclosed proxy, and do not forward your stock certificates to the exchange agent without a letter of transmittal.
      If any of your certificates which immediately prior to the effective time represented outstanding shares of our common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact.
Stock Options
      Immediately prior to the effective time of the merger, all outstanding options, including those held by our directors and executive officers, will accelerate and become fully vested. All options not exercised prior to the merger will be cancelled as of the effective time of the merger and the holder of each such option will receive from Click Holding Corp., on the first business day following the effective time of the merger, an amount in cash, without interest and less applicable taxes, equal to the product of:

•	the number of shares of our common stock subject to such option, as of the effective time of the merger, multiplied by

•	the excess, if any, of $8.50 over the exercise price per share of common stock subject to such option.
In the event that the exercise price for an option is equal to or greater than $8.50, such option shall be cancelled and have no further force or effect.
Representations and Warranties
      The merger agreement contains representations and warranties that we made to Click Holding Corp. and Click Acquisition Corp. regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	our capitalization;

•	our subsidiaries;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement;

•	absence of conflicts with, or violations of, our or our subsidiaries’ organizational documents or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•	identification of required governmental filings and consents;

•	accuracy of information contained in registration statements, forms, reports and other documents that we filed with the Securities and Exchange Commission since January 1, 2002, including those filings made after April 23, 2005, and the compliance of our filings with applicable requirements of the Securities Act of 1933, as amended and the Exchange Act and, with respect to financial statements therein, preparation in accordance with generally accepted accounting principles;

•	accuracy of information contained in this proxy statement;

•	maintenance of disclosure controls and procedures required under the Exchange Act;

•	compliance with applicable listing and other rules and regulations of NASDAQ;

•	the absence of liabilities, other than as set forth on our December 31, 2004 balance sheet or in our filings with the Securities and Exchange Commission between January 1, 2002 and April 23, 2005, ordinary course liabilities, liabilities incurred in connection with the transactions contemplated by the merger agreement or liabilities that, individually or in the aggregate, are not likely to result in a material adverse effect on us;

•	the absence of certain changes and events between December 31, 2004 and April 23, 2005, including the absence of a material adverse effect, except as disclosed in our Securities and Exchange Commission filings;

•	filing of tax returns, status of unpaid tax and other tax matters;

•	owned and leased property and title to tangible assets;

•	intellectual property;

•	our material contracts;

•	litigation;

•	environmental matters;

•	employee benefits plans;

•	compliance with laws;

•	permits;

•	labor matters;

•	insurance;

•	receipt of a fairness opinion from our financial advisor;

•	inapplicability of state anti-takeover statutes;

•	absence of undisclosed brokers’ fees;

•	transactions with affiliates; and

•	privacy and security matters.

      In addition, Click Holding Corp. and Click Acquisition Corp. made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•	identification of required governmental filings and consents;

•	accuracy of information supplied for inclusion in this proxy statement;

•	operations of Click Holding Corp. and Click Acquisition Corp.;

•	litigation;

•	the debt and equity commitment letters received by Click Holding Corp., including that such commitment letters are in full force and effect;

•	absence of agreements, as of April 23, 2005, between Click Holding Corp. or Click Acquisition Corp. and our officers and directors that would become effective upon the consummation of the merger.
      Many of our representations and warranties are qualified by a material adverse effect standard. A “material adverse effect” means, with respect to us, any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, condition (financial or otherwise)

or the results of operation of us and our subsidiaries, taken as a whole, or any event that would reasonably be expected to prevent consummation of the transactions contemplated by the merger agreement except, that none of the following, to the extent occurring after April 23, 2005, shall constitute, or shall be considered in determining whether there has occurred, a material adverse effect:

•	changes resulting from (1) economic factors affecting the national or world economy or acts of war or terrorism, or (2) factors generally affecting the industries or markets in which we operate, except, in each case to the extent such changes have a materially disproportionate effect on us and our subsidiaries relative to similarly situated participants in the industries or markets in which we and our subsidiaries operate;

•	changes in law or generally accepted accounting principles or the interpretation thereof;

•	any action taken pursuant to the terms of the merger agreement or at the request of Click Holding Corp.;

•	any fees and expenses reasonably incurred in connection with transactions contemplated by the merger agreement;

•	any failure by us to meet any published revenue or earnings estimates for any period ending on or after April 23, 2005 and prior to the closing of the merger, except that the facts and circumstances giving rise to such failure may be deemed to constitute and will be taken into account in determining whether there has been a material adverse effect on us; and

•	a decline in the price of our common stock on The NASDAQ National Market, except that the facts and circumstances giving rise to such decline may be deemed to constitute and will be taken into account in determining whether there has been a material adverse effect on us.
Covenants Relating to the Conduct of Our Business
      From April 23, 2005 through the effective time of the merger or the earlier termination of the merger agreement, we have agreed, and have agreed to cause our subsidiaries, to act and carry on our business in the ordinary course of business consistent with past practice and use our commercially reasonable efforts to maintain and preserve our and our subsidiaries’ business organization, assets, properties and relationships with third parties and to maintain substantially the same levels of insurance coverage with respect to our and our subsidiaries’ assets, operations and activities as in effect as of April 23, 2005.
      During the same period, we have also agreed that, subject to certain exceptions, we will not, and will not permit or cause any of our subsidiaries to, do any of the following without the prior written consent of Click Holding Corp.:

•	declare, set aside or pay any dividends on shares of our capital stock, or split, adjust, combine or reclassify any of our capital stock, or purchase, redeem or otherwise acquire any shares of our capital stock or any of our other securities;

•	issue or otherwise dispose of or encumber any shares of our capital stock or other securities, or issue any right or option to acquire any shares of our capital stock or other securities, other than the issuance of shares of common stock pursuant to the exercise of outstanding options or pursuant to our employee stock purchase plan or pursuant to obligations under our 401(k) plan;

•	amend our or our subsidiaries certificate of incorporation or bylaws or other organizational documents;

•	acquire any business or any business organization or division, or any assets, other than assets acquired in the ordinary course of business and in an aggregate consideration not exceeding $2,000,000 or capital expenditures made pursuant to our 2005 annual operating plan;

•	sell, lease or otherwise dispose of or encumber any of our property or assets, other than in the ordinary course of business and in an aggregate consideration not exceeding $2,000,000;

•	sell, lease or otherwise dispose of or encumber any of our intellectual property, other than pursuant to agreements existing as of April 23, 2005 or non-exclusive licenses extended to customers or clients in the ordinary course of business and consistent with past practice;

•	adopt, propose or implement a stockholder rights plan;

•	incur or guarantee indebtedness;

•	issue, sell, amend or guarantee any debt securities or warrants;

•	enter into any hedging or other financial arrangement designed to protect us or our subsidiaries against fluctuations in commodity prices or exchange rates;

•	make any material changes in accounting methods or change any assumption underlying or method of calculating bad debts, contingencies or reserves, except as may be required under generally accepted accounting principles;

•	except as required by applicable law or agreements in effect as of April 23, 2005, adopt, enter into, terminate or amend any employment agreement or severance or any benefit plan or any collective bargaining agreement;

•	increase the compensation or fringe benefits, or pay any bonus to, any present or former director, officer, employee or consultant, except that we may increase salaries and hourly rates for non-officer employees and consultants in the ordinary course of business consistent with past practice and consistent with our 2005 annual operating plan;

•	accelerate the payment, right to payment or vesting of any material compensation or benefits;

•	grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan;

•	make any loans or advances to present or former directors, officers or employees, except routine advances for business expenses in the ordinary course;

•	undertake any action that confers any right or remedy upon any current or former officer, employee, director or consultant under or by reason of the merger agreement;

•	other than in the ordinary course of business, take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan;

•	make or change any material tax election, settle or compromise any material tax liability, amend any material tax return, change any material method of tax accounting, enter into any material closing agreement with respect to any tax or surrender any right to claim a material tax refund;

•	initiate, compromise or settle any litigation or arbitration proceeding or any claim under any insurance policy, subject to certain exceptions;

•	enter into any joint venture, partnership or similar arrangement;

•	terminate, amend, supplement or modify in any material respect certain customer contracts and certain real property leases;

•	enter into any contract with a customer that would be expected to account for revenue in 2005 or 2006 totaling more than $4,000,000 or any contract with a vendor whereby we would expect to incur payables in 2005 or 2006 totaling more than $2,000,000 other than any contract for capital expenditures contemplated by our 2005 annual operating plan;

•	enter into any contract that if existing on April 23, 2005 would be a material contract, other than in the ordinary course;

•	terminate, amend, supplement or modify in any material respect or waive or transfer any material rights under, any material contract, other than in the ordinary course of business consistent with past practice;

•	change incentive policies or payments under any contracts other than in the ordinary course of business consistent with past practice;

•	make any loan, advance or capital contribution to or investment in any person, other than to our subsidiaries and routine advances for business expenses in the ordinary course;

•	cancel any debts or waive any claims or rights of substantial value, except in the ordinary course of business consistent with past practice which in the aggregate are not material;

•	fail to manage and retain our cash, cash equivalents and investments in marketable securities in a manner consistent with past practice and in their current jurisdiction, provided, that we are obligated to manage our cash, cash equivalents and investments in marketable securities in order to maximize the amount of cash available to fund the merger consideration;

•	fail to manage accounts payable or accounts receivable in manner consistent with past practice;

•	take any action or enter into any transaction that would reasonably be expected to impair, delay or prevent Click Holding Corp. from obtaining the financing contemplated by any equity and debt commitment letters; or

•	authorize, or commit or agree to take, any of the foregoing actions.
No Solicitation
      The merger agreement provides that, until the effective time of the merger or the earlier termination of the merger agreement, neither we nor any of our subsidiaries will, and we will cause our directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or that could reasonably be expected to lead to, any acquisition proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to our properties, books and records or personnel in connection with, any acquisition proposal.
However, prior to the adoption of the merger agreement by our stockholders, in response to a bona fide, unsolicited written acquisition proposal received by us after April 23, 2005, other than as a result of a breach by us of the no solicitation provisions of the merger agreement we may provide information to and participate in discussions or negotiations with the person making such acquisition proposal. We may take these actions only:

•	to the extent necessary for our board to comply with its fiduciary obligations under applicable law as determined in good faith by our board after consultation with outside counsel;

•	if such person has entered into a customary confidentiality agreement not materially less restrictive of such other person than our confidentiality agreement with an affiliate of Click Holding Corp.;

•	if our board determines in good faith, after consultation with outside counsel and its financial advisors, that the acquisition proposal could be reasonably expected to result in a superior proposal;

•	if we have complied with the no solicitation provisions of the merger agreement; and

•	for this purpose the definition of acquisition proposal below shall only include the type of proposal or offer specified in the first bullet point thereof.

      In response to such a proposal in these circumstances, we may also amend, or grant a waiver or release under, any standstill or similar agreement with respect to any shares of our common stock, so long as we have also amended or granted a release or waiver under any standstill or similar agreement affecting Click Holding Corp. and its affiliates and such action was necessary to permit non-public proposals to be made to our board.
      We have further agreed that, until the effective time of the merger or the earlier termination of the merger agreement, our board will not:

•	withhold, withdraw or modify, in a manner adverse to Click Holding Corp., its approval or its recommendation with respect to the merger or the adoption of the merger agreement by our stockholders;

•	cause or, permit us to enter into, or publicly propose that we enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other contract regarding any acquisition proposal, which we refer to in this proxy statement as an alternative acquisition agreement;

•	approve or recommend or propose to approve or recommend any acquisition proposal or any agreement, understanding or arrangement relating to any acquisition proposal; or

•	approve, recommend or take any position other than to recommend rejection of, any acquisition proposal.
      However, until such time as our stockholders adopt the merger agreement, our board may withhold, withdraw or modify in a manner adverse to Click Holding Corp. its recommendation that our stockholders vote in favor of the merger and the adoption of merger agreement, and/or terminate the merger agreement to enter into an alternative acquisition agreement with respect to a superior proposal, if our board determines in good faith, after consultation with outside counsel, such action is necessary for it to comply with its fiduciary obligations under applicable law, but only if:

•	such acquisition proposal did not result from a breach by us of the no solicitation provisions of the merger agreement;

•	we complied with the no solicitation provisions of the merger agreement, including the notification provisions;

•	our board provided prior written notice to Click Holding Corp. that it is prepared to effect a withholding, withdrawal or modification in a manner adverse to Click Holding Corp. of its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement; and

•	Click Holding Corp. did not make within three business days after receipt of such notice, a proposal that our board determined in good faith, after consultation with its financial advisor, is at least as favorable to our stockholders as such superior proposal.
      In addition, in the event of any such termination, we must pay the termination fee described below concurrently with and as a condition of such termination. Moreover, during the three business day period prior to our board effecting a withholding, withdrawal or modification in a manner adverse to Click Holding Corp. of its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, we must negotiate in good faith with Click Holding Corp. regarding any revisions to the terms of the transaction contemplated by the merger agreement that are proposed by Click Holding Corp.
      We have agreed to as promptly as practicable notify Click Holding Corp. of our receipt of any acquisition proposal, the material terms and conditions of any such acquisition proposal and the identity of the person making any such acquisition proposal. We are also required to keep Click Holding Corp. reasonably informed of any material modifications or material developments with respect to such acquisition proposal. We also agreed to, and to direct our directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to, cease immediately all discussions and negotiations that commenced prior to April 23, 2005 regarding any proposal that constitutes or could reasonably be expected to lead to an acquisition proposal and request the prompt return or destruction of all confidential information previously furnished to any such third parties.
      Nothing in the merger agreement prohibits us from taking and disclosing a position to our stockholders with respect to a tender or exchange offer contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or from making any required disclosure to our stockholders, if our board determines in good faith, after consultation with outside counsel, that such action is necessary in order for our board to comply with its fiduciary obligations under applicable law. Nonetheless, neither we nor our board may recommend that our stockholders tender or exchange their shares of our common stock in connection with any such tender or exchange offer (or otherwise approve or recommend an acquisition proposal) or withhold, withdraw or modify in a manner adverse to Click Holding Corp. its recommendation with respect to the merger or the adoption of the merger agreement by our stockholders, in each case unless the requirements of the no solicitation provisions of the merger agreement have been satisfied.
      An acquisition proposal means:

•	any proposal or offer

•	relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving us or any of our subsidiaries,

•	for the issuance by us of 20% or more of our equity securities, or

•	to acquire in any manner, directly or indirectly, 20% or more of the capital stock or assets of our company or any of our subsidiaries on a consolidated basis;

•	any written inquiry with respect to, any oral inquiry to which we or our representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer described in the above bullet point; or

•	any request for non-public information in connection with any proposal, offer or inquiry described in the above bullet points.
      A superior proposal means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, 100% of our equity securities or a substantial portion of our assets (which, for purposes of this definition, shall mean an asset sale for net proceeds, less any cash and cash equivalents and investments in marketable securities included in such asset sale, of more than $300,000,000) pursuant to a tender or exchange offer, a merger, a consolidation or a sale of our assets, that our board determines in its good faith judgment to be:

•	on terms more favorable from a financial point of view to our stockholders than the transactions contemplated by the merger agreement, after consultation with its financial advisor, taking into account all the terms and conditions of the proposal and the merger agreement, including any alterations to the terms of the merger agreement agreed to in writing by Click Holding Corp.;

•	reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of the proposal; and

•	to the extent our board determines in good faith that financing is material to such proposal, accompanied by one or more financing commitment letters or without a financing condition.
Stockholders Meeting
      The merger agreement requires us to promptly and duly call, give notice of, convene and hold a meeting of our stockholders to adopt the merger agreement. Subject to the provisions described above under “— No Solicitation”, our board is required to recommend approval and adoption of the merger agreement by our stockholders and may not withhold, withdraw or modify in a manner adverse to Click Holding Corp., or publicly propose or resolve to withhold, withdraw or modify, in a manner adverse to Click Holding Corp., its recommendation that our stockholders vote in favor of the merger and adoption of the merger agreement. Subject to the provisions described above under “— No Solicitation”, we are required to take all reasonable and lawful action to solicit from our stockholders proxies in favor of approval of the merger and adoption of the merger agreement, and all other actions reasonable necessary or advisable to secure the vote or consent of our stockholders required by the rules of The NASDAQ National Market or the General Corporation Law of the State of Delaware.
Indemnification and Insurance
      Click Holding Corp. has agreed that, for a period of six years following the effective time of the merger, the surviving corporation will indemnify our and our subsidiaries’ current and former directors and officers (including any person who becomes an officer or director prior to the effective time of the merger) against losses arising out of or pertaining to the fact that those persons are or were directors or officers of our company or any of our subsidiaries, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Each indemnified party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from Click Holding Corp. and the surviving corporation within ten business days of receipt of a request for an advancement. However, to the extent required by the General Corporation Law of the State of Delaware, any person to whom expenses are advanced must provide an undertaking to repay the advances if it is ultimately determined that such person is not entitled to indemnification. The certificate of incorporation and bylaws of the surviving corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of our and our subsidiaries’ present and former directors and officers contained in our certificate of incorporation and bylaws. Such provisions shall not be amended for a period of six years from the effective time of the merger in a manner that would adversely affect the rights of such persons who were officers or directors of our company at or prior to the effective time of the merger, unless required by applicable law after the effective time of the merger.
      Click Holding Corp. has also agreed to cause the surviving corporation to maintain in effect for six years after the effective time of the merger an insurance “tail” or other insurance policies with respect to directors’, officers’ and fiduciaries’ liability insurance with respect to matters existing or occurring at or prior to the effective time of the merger in an amount and scope at least as favorable as the coverage applicable to directors and officers as of April 23, 2005 under our directors’ and officers’ liability insurance policy. Click Holding Corp. is not required to pay an annual premium for such insurance in excess of 200% of the last annual premium we paid as of April 23, 2005.
Benefit Arrangements
      Click Holding Corp. has agreed that, for a period of six months following the effective time of the merger, it will cause the surviving corporation to maintain the severance plan established by us for our employees and will use commercially reasonable efforts to provide generally to continuing employees a total compensation package that is in the aggregate no less favorable to the total compensation package (including benefits but not including equity awards) provided to such employees immediately prior to April 23, 2005. Continuing employees are those of our employees who continue as employees of the surviving corporation or Click Holding Corp. following the effective time of the merger. Click Holding Corp. has agreed to cause the surviving corporation to give continuing employees full credit for prior service with us (and to the extent credited by us, with any prior employers) for purposes of eligibility and vesting under certain of the surviving corporation’s employee benefits plans and the determination of benefits levels under certain of the surviving corporation’s employee benefits plans or policies relating to vacation or severance. Click Holding Corp. has also agreed to allow continuing employees to use accrued but unused personal (including any sabbatical benefits), sick or vacation time, except to the extent that Click Holding Corp. deems it necessary to disallow a continuing employee from taking such accrued personal, sick or vacation time, in which case it is obligated to cause the surviving corporation to pay an amount in cash equal to such time in accordance with our policies in effect as of the effective time of the merger. In addition, if a continuing employee’s employment terminates for any reason after the effective time of the merger, Click Holding Corp. is obligated to cause the surviving corporation to pay in cash an amount equal to such accrued personal, sick or vacation time.
      Prior to the closing of the merger, we are obligated to take all such steps as required so that any dispositions of our common stock (including derivative securities with respect to common stock, such as options) by our insiders pursuant to the terms of the merger agreement will be exempt transactions for purposes of Section 16 of the Exchange Act. Our insiders means our officers and directors who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to us.
Agreement to Take Further Action and to Use Reasonable Best Efforts
      Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable. Among other things, each party has committed to use such efforts to obtain all necessary consents, approvals and authorizations from governmental authorities and third parties. Neither we nor any of our subsidiaries, however, without the prior consent of Click Holding Corp., will make or agree to make any payment or accept any material conditions or obligations in connection with obtaining any such consent, approval or authorization from any governmental entity or third party. Each party has also agreed to make appropriate filings under the Exchange Act, the HSR Act and any other applicable law.
      Click Holding Corp. has agreed to use reasonable best efforts to satisfy the terms and conditions contained in the commitment letters and enforce its rights under the commitment letters. We have agreed to reimburse Click Holding Corp. for all reasonable out of pocket costs incurred by it in connection with any litigation commenced at our request to enforce such rights and in the event we do not make such a request, Click Holding Corp. is not obligated to commence or pursue any such litigation. Click Holding Corp. has also agreed to use reasonable best efforts to enter into definitive agreements with respect to the financings contemplated by the commitment letters on terms no less favorable to Click Holding Corp. in the aggregate than the commitment letters and on such other terms and conditions satisfactory to Click Holding Corp. as soon as reasonably practicable but in any event at or prior to the closing of the merger.
      Click Holding Corp. has agreed to not take any action that would reasonably be expected to impair, delay or prevent it from obtaining the financing contemplated by any commitment letter. In the event that any commitment letter is terminated or modified in a manner materially adverse to Click Holding Corp., it has agreed to use reasonable best efforts to obtain a new financing commitment for at least the same amount of financing as contemplated by such commitment letter. Nonetheless, Click Holding Corp. is not obligated to obtain any financing commitment containing terms or funding conditions less favorable to it than those contained in such commitment letter.
      We are obligated to provide such cooperation in connection with the arrangement of the financings contemplated by the debt commitment letter as reasonably requested by Click Holding Corp., including:

•	participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies;

•	using commercially reasonable efforts to prepare business projections and financial statements (including pro forma financial statements);

•	assisting Click Holding Corp. in preparing offering memoranda, private placement memoranda and similar documents;

•	providing and executing documents as may reasonably be requested by Click Holding Corp., including a certificate or certificates of our chief financial officer with respect to solvency and financial matters;

•	using commercially reasonable efforts to obtain surveys and title insurance as may be reasonably requested by Click Holding Corp.; and

•	reasonably facilitating the pledge of collateral.
We have also agreed, in connection with the arrangement of the financing, to use commercially reasonable efforts to cause legal counsel to provide customary legal opinions and our independent auditor to provide any unqualified opinions, consents or customary comfort letters with respect to our financial statements. We have agreed to allow representatives of Click Holding Corp. the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and to allow such representatives access to us and to supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements.
      We have agreed to enter into a supplemental indenture pursuant to the indenture governing our zero coupon notes at or prior to the effective time of the merger in form and substance reasonably satisfactory to Click Holding Corp. We have also agreed to take such reasonable actions requested by Click Holding Corp. to facilitate the purchase, redemption, retirement or other amendment to the zero coupon notes at the closing or at such later time as Click Holding Corp. shall direct.
Conditions to the Merger
      Our and Click Holding Corp.’s and Click Acquisition Corp.’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	our stockholders must have adopted the merger agreement;

•	the mandatory waiting periods applicable to consummation of the merger under the HSR Act and applicable foreign antitrust laws must have expired or been terminated; and

•	other than the filing of the certificate of merger, all material authorizations, consents, orders and approvals and all filings required filed with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated by the merger agreement shall have been filed or obtained.
      In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Click Holding Corp. and Click Acquisition Corp. in the merger agreement, without regard to any materiality or material adverse effect qualifications or exceptions, must be true and correct, except where the failure to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to result in a material adverse effect on the ability of Click Holding Corp. or Click Acquisition Corp. to consummate the transactions contemplated by the merger agreement;

•	Click Holding Corp. and Click Acquisition Corp. must have performed, in all material respects, all obligations required to be performed by them under the merger agreement; and

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction or statute, rule or regulation that is in effect that would, and there shall not be instituted or pending any action or proceeding in which any governmental entity seeks to,

•	make the merger illegal or otherwise challenge, restrain or prohibit the consummation of the merger or other transactions contemplated by the merger agreement, or

•	cause the transactions contemplated by the merger agreement to be rescinded following consummation.

      In addition, the obligations of Click Holding Corp. and Click Acquisition Corp. to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties, in the merger agreement, without regard to any materiality or material adverse effect qualifications or exceptions, must be true and correct, except where the failure to be true and correct individually or in the aggregate has not had and is not reasonably like to result in a material adverse effect on us;

•	we must have performed, in all material respects, all obligations required to be performed by us under the merger agreement;

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, stay, decree, judgment or injunction or statute, rule or regulation that is in effect that would, and there shall not be instituted or pending any action or proceeding in which any governmental entity seeks to,

•	make the merger illegal or otherwise challenge, restrain or prohibit the consummation of the merger or other transactions contemplated by the merger agreement,

•	prohibit or limit in any material respect Click Holding Corp.’s ability to vote, control, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation or any of its subsidiaries or its ability to effectively control or exercise ownership rights with respect to the business or operations of us or our subsidiaries,

•	obtain from Click Holding Corp. or its subsidiaries any damages that are material to us and our subsidiaries, taken as a whole,

•	cause the transactions contemplated by the merger agreement to be rescinded following consummation, or

•	compel us, Click Holding Corp. or any of our or its respective subsidiaries to dispose of or hold a significant portion of the business or assets of us, Click Holding Corp. or any of our or its respective subsidiaries as a result of the merger or any of the other transactions contemplated by the merger agreement.

•	there must not have occurred any change, event, circumstance or development since April 23, 2005 that, individually or in the aggregate, has had or is reasonably likely to result in a material adverse effect on us; and

•	Click Holding Corp. shall have obtained an amount of financing not less than the amount set forth in the debt commitment letter on the terms and conditions set forth therein or upon terms that are, in the reasonable judgment of Click Holding Corp., at least as favorable to Click Holding Corp. as those set forth in the debt commitment letter.
Termination
      The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the meeting of our stockholders to consider the adoption of the merger agreement:

•	by the mutual written consent of us, Click Holding Corp. and Click Acquisition Corp.;

•	by either us or Click Holding Corp., if:

•	the merger has not been consummated by October 31, 2005, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of the failure of the merger to occur on or before October 31, 2005;

•	any governmental entity has issued a nonappealable final order, decree, ruling or takes any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the merger; or

•	the required vote of our stockholders to adopt the merger agreement was not obtained at the meeting of our stockholders where such vote was taken;

•	by Click Holding Corp., if:

•	our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withholds, withdraws or modifies in a manner adverse to Click Holding Corp. its recommendation that our stockholders vote in favor of the merger and adoption of the merger agreement;

•	our board approves or recommends to our stockholders an acquisition proposal;

•	a tender or exchange offer for outstanding shares of our common stock has been commenced and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within ten business days after commencement of such tender offer or exchange offer, fails to recommend rejection (or subsequently modifies in a manner adverse to Click Holding Corp. a recommendation of rejection) of the offer; or

•	we breach or fail to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to Click Holding Corp.’s obligation to effect the merger being satisfied and which is not cured within 20 days after our receipt of written notice of such breach or failure to perform or which by its nature or timing cannot reasonably be cured by October 31, 2005; or

•	by us, if:

•	our board has approved or recommended to our stockholders a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement, including observance of the three business day period relating to proposals by Click Holding Corp.; or

•	Click Holding Corp. or Click Acquisition Corp. breaches or fails to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the merger being satisfied and which is not cured within 20 days after its receipt of written notice of the breach or failure to perform or which by its nature or timing cannot reasonably be cured by October 31, 2005.
Termination Fee
      The merger agreement obligates us to pay a termination fee and reimbursement of expenses to Click Holding Corp. of $28 million, if:

•	the merger agreement is terminated by us or Click Holding Corp. because:

•	our stockholders did not adopt the merger agreement at the meeting of our stockholders where such vote was taken, and after April 23, 2005 and prior to our stockholders’ adoption of the merger agreement, any acquisition proposal is publicly disclosed;

•	within 12 months after such termination we consummate, recommend to our stockholders or become a party to an alternative acquisition agreement with respect to, any acquisition proposal, which need not be the same acquisition proposal that was made or publicly disclosed prior to our stockholders’ adoption of the merger agreement; and

•	for this purpose the definition of acquisition proposal above shall be amended such that references to “20% or more” shall be deemed to be references to “50% or more”.

•	the merger agreement is terminated by Click Holding Corp. because:

•	our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of the merger and the adoption of the merger agreement, or withholds, withdraws or modifies in a manner adverse to Click Holding Corp. its recommendation that our stockholders vote in favor of the merger and adoption of the merger agreement;

•	our board approves or recommends an acquisition proposal; or

•	a tender or exchange offer for outstanding shares of our common stock has been commenced and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within ten business days after commencement of a tender offer or exchange offer, fails to recommend rejection (or subsequently modifies in a manner adverse to Click Holding Corp. a recommendation of rejection) of the offer; or

•	the merger agreement is terminated by us because our board has approved or recommended to our stockholders a superior proposal, and such action was done pursuant to and in compliance with the no solicitation provisions of the merger agreement, including observance of the three business day period relating to proposals by Click Holding Corp.
Amendment and Waiver
      The parties may amend the merger agreement at any time before or after approval of the matters presented in connection with the merger agreement by the stockholders of any party. However, after stockholder approval has been obtained, the parties may not amend the merger agreement which by law requires further approval by such stockholders without obtaining such further approval. The merger agreement also provides that, at any time prior to the effective time of the merger, the parties may extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered in connection therewith or waive compliance with any of the agreements or conditions contained in the merger agreement.
APPRAISAL RIGHTS
      Delaware law entitles the holders of shares of our common stock, who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware, to have their shares appraised by the Delaware Court of Chancery, which we refer to as the Chancery Court, and to receive “fair value” of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as of completion of the merger in place of the merger consideration, as determined by the court.
      In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262. If you fail to comply with the specific requirements of Section 262, you will be entitled to receive the cash payment for your shares as provided in the merger agreement, but you will have no appraisal rights with respect to your shares.
      The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex C to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that you exercise your rights to appraisal under Section 262.
      Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders on the record date for the meeting be notified not less than 20 days before the meeting that appraisal rights will be available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      If you elect to demand appraisal of your shares, you must:

•	be a holder of record of shares of our common stock on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the date of the merger;

•	deliver to us a written demand for appraisal of your shares of DoubleClick common stock before the vote of stockholders with respect to the merger is taken; and

•	not vote in favor of the merger.
      Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporation Law of the State of Delaware. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.
      Only a holder of record of shares of our common stock who continuously holds such shares through the date of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, hers or its name appears on his, hers or its stock certificates, and must state that such person intends thereby to demand appraisal of his, hers or its shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of our common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of our common stock as to which appraisal is sought and where no number of shares of our common stock is expressly mentioned the demand will be presumed to cover all shares of our common stock which are held in the name of the record owner. A beneficial owner who does not hold the shares of record may not make an appraisal demand but must have the record holder submit such demand.
      Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
      All demands for appraisal should be made in writing and addressed to the Secretary of DoubleClick at 111 Eighth Avenue, 10th Floor, New York, New York 10011 before the stockholder vote on the merger is taken at the annual meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank, nominee or other third party to follow the steps summarized in this section.

      Within ten days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our common stock. Within 120 days after the effective date, either the surviving corporation or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all holders entitled to appraisal. Neither Click Holding Corp. nor we have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within ten days after a written request for the statement has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.
      If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery of the Chancery Court for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.
      After determination of the holders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of our common stock.
      In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares of DoubleClick common stock as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.
      Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.
      Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of DoubleClick common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the holder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and may be subject to conditions the Chancery Court deems just.
      In view of the complexity of Section 262, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.
MARKET PRICE AND DIVIDEND DATA
      Our common stock is quoted on The NASDAQ National Market under the symbol “DCLK.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by The NASDAQ National Market.

	DoubleClick
	Common Stock

	Low	High

Year Ended December 31, 2003
First quarter	$5.70	$8.47
Second quarter	7.10	11.00
Third quarter	9.04	13.00
Fourth quarter	7.71	12.30
Year Ended December 31, 2004
First quarter	10.10	12.23
Second quarter	7.65	12.81
Third quarter	4.52	7.84
Fourth quarter	5.86	8.28
Year Ended December 31, 2005
First quarter	6.90	8.37
Second quarter through May 11, 2005	7.02	8.75

      The following table sets forth the closing sales prices per share of DoubleClick common stock, as reported on The NASDAQ National Market on April 22, 2005, the last full trading day before the public announcement of the proposed merger, and [                    ], 2005, the latest practicable date before the printing of this proxy statement:

April 22, 2005		$8.57
[ ], 2005	$	[	]
      If the merger is consummated, our common stock will be delisted from The NASDAQ National Market, there will be no further public market for shares of our common stock and each share of our common stock will be converted into the right to receive $8.50 in cash, without interest.
      We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, and do not expect to pay any cash dividends for the foreseeable future.
DESCRIPTION OF DOUBLECLICK INC.
      DoubleClick Inc., a corporation organized under the laws of the State of Delaware, is a leading provider of data and technology solutions for advertising agencies, marketers and web publishers to plan, execute and analyze their marketing programs. Our marketing solutions (online advertising, search engine marketing, affiliate marketing, email marketing, database marketing, data management and marketing resource management) help clients yield the highest return on their marketing dollar. In addition, our marketing analytics tools help clients measure performance within and across channels. Our headquarters is in New York City and we maintain offices around the world. Our common stock is quoted on The NASDAQ National Market under the symbol “DCLK.”
DESCRIPTION OF CLICK HOLDING CORP.
      Click Holding Corp., a corporation organized under the laws of the State of Delaware, was formed on April 20, 2005 for the sole purpose of completing the merger with DoubleClick and arranging the related financing transactions. Click Holding Corp.’s owners currently consist of entities affiliated with the private equity investment funds of Hellman & Friedman and JMI Equity. Click Holding Corp. has not engaged in any business except in anticipation of the merger. Click Holding Corp. may assign its rights and obligations under the merger agreement to an affiliate so long as it remains liable for its obligations under the merger agreement if such affiliate does not perform its obligations.
DESCRIPTION OF CLICK ACQUISITION CORP.
      Click Acquisition Corp., a corporation organized under the laws of the State of Delaware, is a wholly owned subsidiary of Click Holding Corp. Click Acquisition Corp. was formed exclusively for the purpose of effecting the merger. This is the only business of Click Acquisition Corp.
PROPOSAL 2
ELECTION OF DIRECTORS
      Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the annual meeting “FOR” the election of the nominees named below as Class II directors of our company to serve until the 2008 annual meeting of stockholders or until their successors are duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of another nominee proposed by the board of directors or a lesser number of directors as proposed by the board. The board does not currently anticipate that any nominee will be unable to be a candidate for election. Each nominee is currently a director of our company.

      In accordance with the terms of our amended and restated certificate of incorporation, our board has been divided into three classes, designated Class  I, Class II and Class III, with members of each class holding office for staggered three-year terms. There are currently three Class II directors, whose terms expire at the 2005 annual meeting of stockholders, two Class III directors, whose terms expire at the 2006 annual meeting of stockholders, and three Class I directors, whose term expire at the 2007 annual meeting of stockholders, in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal.
      If the merger agreement is adopted by stockholders and the merger is completed, none of our directors will continue to be directors of the surviving corporation of the merger. The current directors, including those elected at our annual meeting, will serve only until the merger is completed. If the merger agreement is not adopted by stockholders or the merger is otherwise not completed, each of the directors is expected to serve a three-year term as described above.
      The board currently has eight members. Messrs. Dwight A. Merriman, Kevin P. Ryan and David N. Strohm are our Class II directors whose terms expire at the 2005 annual meeting of stockholders and each of whom is a nominee for election, in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal. Messrs. W. Grant Gregory and Don Peppers are our Class III directors whose terms expire at the 2006 annual meeting of stockholders. Messrs. Thomas S. Murphy, Mark E. Nunnelly and Kevin J. O’Connor are our Class I directors whose terms expire at the 2007 annual meeting of stockholders, in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal.
      Set forth below are the names of each member of our board, their ages, the year in which each first became a director of our company and their principal occupations and business experience during the past five years.
Information Regarding the Nominees for Election as Directors (Class II Directors)
      Dwight A. Merriman, 36, has served as a director of our company since our inception in January 1996. Mr. Merriman has served as our chief technology officer since February 1996, and served as our vice president, engineering from January 1996 to February 1996.
      Kevin P. Ryan, 41, has served as a director of our company and as our chief executive officer since July 2000. Mr. Ryan served as our chief operating officer from April 1998 to July 2000 and as president from July 1997 to July 2000. From June 1996 to March 1998, Mr. Ryan served as our chief financial officer.
      David N. Strohm, 57, has served as a director of our company since June 1997. Since 1980, Mr. Strohm has been an employee of Greylock Management Corporation, a venture capital group, and he is a general partner of several venture capital funds affiliated with Greylock. Mr. Strohm serves on the boards of directors of Internet Security Systems, Inc., a security software company, and EMC Corporation, an information storage and management company.
      The board unanimously recommends a vote “FOR” the election of Dwight A. Merriman, Kevin P. Ryan and David N. Strohm as Class II directors to serve until the 2008 annual meeting of stockholders.
Information Regarding our Class III Directors (Terms Expire at the 2006 Annual Meeting of Stockholders)
      W. Grant Gregory, 64, has served as a director of our company since our inception in January 1996. Since 1987, Mr. Gregory has served as chairman of Gregory & Hoenemeyer, Inc., a merchant banking firm. Mr. Gregory serves on the boards of directors of AMBAC Financial Group, a financial services company, and MCI, Inc., a global communications provider.

      Don Peppers, 54, has served as a director of our company since January 1998. Since January 1992, Mr. Peppers has served as a founding partner at the management consulting firm Peppers & Rogers Group, a unit of Carlson Companies.
Information Regarding our Class I Directors (Terms Expire at the 2007 Annual Meeting of Stockholders)
      Thomas S. Murphy, 79, has served as a director of our company since March 1998. From 1966 until 1990, Mr. Murphy served as chief executive officer and chairman of the board of Capital Cities/ ABC, Inc., a major media company. Since February 1996, Mr. Murphy has been retired. Mr. Murphy serves on the board of directors of Berkshire Hathaway Inc.
      Mark E. Nunnelly, 46, has served as a director of our company since June 1997. Since 1990, Mr. Nunnelly has served as a managing director of Bain Capital Holdings, LLC, a private investment company. Mr. Nunnelly serves on several boards of directors, including Domino’s Pizza, a pizza delivery company, Houghton Mifflin Company, a U.S. educational publisher, Eschelon Telecom Inc., a local exchange carrier, and Warner Music Group, a global music company.
      Kevin J. O’Connor, 44, has served as chairman of our board since our inception in January 1996. From January 1996 until July 2000, Mr. O’Connor also served as our chief executive officer. Mr. O’Connor currently advises and invests in several early stage companies. Mr. O’Connor serves on the boards of directors of 1-800-FLOWERS.COM, Inc., a gift company, and Internet Security Systems, Inc., a security software company.
      There are no family relationships among the director nominees and executive officers of our company.
Corporate Governance
      We have long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the rules of The NASDAQ Stock Market.
Corporate Governance Guidelines
      Our board has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that the principal responsibility of the directors is to oversee our management, a majority of the members of our board will be independent directors, the independent directors will meet regularly in executive session, directors will have full and free access to management and, as necessary and appropriate, independent advisors, new directors will participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis and at least annually our board will conduct a self-evaluation to determine whether it is functioning effectively.
      Based on this review, in February 2004, our board adopted revised corporate governance guidelines and restated charters for our audit committee, compensation committee and nominating and corporate governance committee.
      We make our corporate governance guidelines, current committee charters and code of ethics available free of charge on our web site, at www.doubleclick.net under the “Governance” section of the “About DoubleClick” webpage.

Determination of Independence
      Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board has determined that none of Messrs. Gregory, Murphy, Nunnelly, Peppers or Strohm has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.
Board of Directors Committees
      Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than for day-to-day operations. Our board’s primary responsibility is to oversee our management and, in so doing, serve the best interests of our stockholders and us. Our board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have potential major economic impacts on us. Management keeps our directors informed of company activity through regular written reports and presentations at board and committee meetings.
      We have a standing audit committee, compensation committee and nominating and corporate governance committee. Our board has determined that all of the members of each of our board’s three standing committees are independent as defined under the rules of The NASDAQ National Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.
      Audit Committee. The audit committee of our board reviews, acts on and reports to our board with respect to various auditing and accounting matters, including the selection of our independent registered public accounting firm, the scope of the annual audit fees to be paid to our independent registered public accounting firm and the reporting of our independent registered public accounting firm. The audit committee currently consists of Messrs. W. Grant Gregory (Chair), Mark E. Nunnelly and Don Peppers. Each member of the audit committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement. The board has determined that Mr. Gregory is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.
      Compensation Committee. The compensation committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, determines chief executive officer compensation, reviews and approves, or makes recommendations to the board concerning the salaries and incentive compensation of our directors, executive officers and other employees and consultants. The compensation committee also administers our stock option plans and certain of our other benefit plans. The compensation committee currently consists of Messrs. W. Grant Gregory, Thomas S. Murphy and David N. Strohm (Chair).
      Nominating and Corporate Governance Committee. The nominating and corporate governance committee identifies and recommends individuals qualified to become members of our board, and also develops and recommends to the board corporate governance principles applicable to us. The nominating and corporate governance committee currently consists of Messrs. Thomas S. Murphy, Mark E. Nunnelly and David N. Strohm (Chair). The nominating and corporate governance committee will consider for nomination to the board candidates suggested by stockholders, provided that such recommendations are delivered to us, with an appropriate biographical summary, no later than the deadline for submission of stockholder proposals. See “— Director Candidates” on page 54 of this proxy statement.

Code of Ethics
      We have adopted a code of ethics that applies to our officers, including our principal executive, financial and accounting officers, and our directors and employees. We have posted the code of ethics on our web site at www.doubleclick.net under the “Governance” section of the “About DoubleClick” webpage. We intend to make all required disclosures concerning any amendments to, or waivers, from, our code of ethics on our web site.
Attendance at Board and Committee Meetings
      During 2004 our board held 12 meetings and acted three times by unanimous written consent. The compensation committee held seven meetings in 2004 and acted three times by unanimous written consent. The audit committee held 11 meetings in 2004. The nominating and corporate governance committee held two meetings in 2004. Each director attended or participated in 75% or more of the meetings held by the board and the committees on which he served.
      Our corporate governance guidelines provide that directors are encouraged to attend the annual meeting of stockholders. Three of our directors attended our 2004 annual meeting of stockholders.
Director Candidates
      The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.
      In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry and experience. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will best allow the board to fulfill its responsibilities.
      Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, DoubleClick Inc., 111 Eighth Avenue, 10th Floor, New York, New York 10011. Assuming that appropriate biographical and background material has been provided no later than the deadline for submission of stockholder proposals, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it will follow for candidates submitted by others.
      Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board, by following the procedures set forth under “Future Stockholder Proposals” on page 69 of this proxy statement.
Communicating with the Independent Directors
      The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the board (if an independent director) or otherwise the chairman of the nominating and corporate governance committee, with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.
      In connection with procedures approved by a majority of the independent directors, communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
      Stockholders who wish to send communications on any topic to the board should address such communications to Board of Directors, c/o Corporate Secretary, DoubleClick Inc., 111 Eighth Avenue, 10th Floor, New York, New York 10011.
Compensation of Directors
      We provide the following compensation for our non-employee directors.
      Cash Compensation. Non-employee directors currently receive an annual retainer of $10,000 for their services on our board. Committee members currently receive an annual retainer of $2,500 for each committee upon which they sit, and committee chairs receive an additional $2,500 annual retainer for each committee that they chair. Directors who are our employees receive no additional special compensation for serving as directors, but all directors are reimbursed for expenses incurred in connection with attending board and committee meetings. Committee retainers are not paid to directors who are our officers or employees.
      Stock Option Grants. Under the automatic option grant program under our amended and restated 1997 stock incentive plan, each non-employee member of the board is automatically granted a non-statutory option to purchase 100,000 shares of our common stock at the time of his or her initial election or appointment to the board, provided that individual has not previously been employed by us or any of our subsidiaries. On the date of each annual meeting of stockholders, each individual who is to continue to serve as a member of the board, whether or not that individual is standing for re-election to the board at that particular annual meeting, will automatically be granted a non-statutory option to purchase 20,000 shares of our common stock, provided such individual has served as a non-employee member of the board for at least six months. All automatic option grants will have an exercise price equal to the fair market value per share of our common stock on the grant date and will have a term of ten years, subject to earlier termination following the optionee’s cessation of service on the board. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee’s service as a non-employee member of the board cease prior to the vesting in those shares. The initial grant of 100,000 shares will vest in successive equal annual installments over the optionee’s initial four-year period of service on the board. Each subsequent grant of 20,000 shares will vest in full upon the optionee’s completion of one year of service on the board, as measured from the grant date. However, each outstanding option will immediately vest upon (1) certain changes in the ownership of our company or control of our company or (2) the death or permanent disability of the optionee while serving on the board.
      Pursuant to these provisions, on June 7, 2004, each of Messrs. Gregory, Murphy, Nunnelly, Strohm and Peppers received an automatic option grant to purchase 20,000 shares of our common stock at an exercise price of $8.68 per share.
      Other Arrangements. Mr. Kevin O’Connor, the chairman of the board of directors, is an employee of our company and for the year ended 2004 received total cash compensation of $55,000. Mr. O’Connor received options to purchase 20,000 shares of common stock at an exercise price of $8.68 per share on June 7, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table, except as otherwise noted, sets forth information about the beneficial ownership of our common stock as of April 21, 2005 by:

•	the stockholders we know to beneficially own more than 5% of our outstanding common stock;

•	each of our current directors;

•	our chief executive officer and our other named executive officers; and

•	all of our current directors, director nominees and executive officers as a group.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission based upon voting or investment power over the securities. Unless otherwise indicated, each person or entity listed in the table has sole voting and investment power with respect to all shares listed as owned by such person or entity. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares. Unless otherwise noted, the address of each person listed in the table is: c/o DoubleClick Inc., 111 Eighth Avenue, 10th Floor, New York, New York 10011.

	Beneficial Ownership (1)

	Shares	Percent

Matador Capital Management Corporation(2)
Jeffrey A. Berg	8,100,000	6.42
RS Investment Management Co. LLC(3)
RS Investment Management, L.P.
George R. Hecht
RS Partners Fund	7,036,300	5.58
Kevin J. O’Connor(4)	6,115,589	4.82
Kevin P. Ryan(5)	3,354,915	2.60
Dwight A. Merriman(6)	3,627,017	2.64
David S. Rosenblatt(7)	910,024	*
Bruce Dalziel(8)	305,177	*
Mok Choe(9)	324,061	*
Peter Krainik(10)	53,136	*
W. Grant Gregory(11)	224,718	*
Thomas S. Murphy(12)	240,200	*
Mark E. Nunnelly(13)	175,912	*
Don Peppers(14)	172,910	*
David N. Strohm(15)	238,376	*
All directors and executive officers as a group (16) (13 persons)	16,170,554	12.15

*	Less than one percent.

(1)	Gives effect to the shares of our common stock issuable upon the exercise of all options exercisable within 60 days of April 21, 2005 and other rights beneficially owned by the indicated stockholders on that date. Percentage ownership is calculated based on the 126,115,021 shares of our common stock outstanding as of April 21, 2005.

(2)	This information is derived from a Schedule 13G dated February 1, 2005, filed with the Securities and Exchange Commission by Matador Capital Management Corporation, or Matador. Matador has shared power and dispositive power with respect to all 8,100,000 of the shares. Jeffrey A. Berg has shared power and dispositive power with respect to all 8,100,000 of the shares. Mr. Berg is Matador’s controlling shareholder. Matador’s address is 200 First Avenue North, Suite 203, St. Petersburg, Florida 33701.

(3)	This information is derived from a Schedule 13G dated February 14, 2005, filed with the Securities and Exchange Commission by RS Investment Management Co. LLC, RS Investment Management, L.P. and George R. Hecht, or RS Entities and RS Partners Fund. The RS Entities have shared dispositive power and voting power with respect to all 7,036,300 shares of common stock. RS Partners Fund has shared dispositive power and voting power with respect to all 6,535,000 shares of common stock. RS Investment Management Co. LLC is the general partner of RS Investment Management, L.P. George R. Hecht is a control person of RS Investment Management Co. LLC and RS Investment Management, L.P. The RS Entities and RS Partners Fund’s address is 388 Market Street, Suite 200, San Francisco, California 94111.

(4)	Includes (i) 503,244 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 21, 2005; (ii) 15,680 shares of common stock held by Nancy O’Connor, Mr. O’Connor’s wife; (iii) 927 shares of common stock held by Mr. O’Connor pursuant to the DoubleClick Inc. 401(k) Plan; (iv) 150,000 shares of common stock held by the KN Trust, of which Nancy O’Connor is a trustee; (v) 21,069 shares of common stock held by The KONO 1999 Charitable Remainder Trust, of which Mr. O’Connor and his wife are the beneficiaries, but Mr. O’Connor’s brother, who does not live with Mr. O’Connor, is the trustee; and (vi) 33,005 shares of common stock held by the KONO 1999 NIM-Charitable Remainder Unitrust, of which Mr. O’Connor and his wife are the beneficiaries, but Mr. O’Connor’s brother, who does not live with Mr. O’Connor, is the trustee. Mr. O’Connor has not retained investment control over the shares held by the KONO 1999 Charitable Remainder Trust and the KONO 1999 NIM-Charitable Remainder Unitrust, and, therefore, Mr. O’Connor disclaims all beneficial ownership of these shares.

(5)	Includes 3,019,471 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 21, 2005, and 3,347 shares of common stock held by Mr. Ryan pursuant to the DoubleClick Inc. 401(k) Plan.

(6)	Includes 754,025 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 21, 2005, and 3,224 shares of common stock held by Mr. Merriman pursuant to the DoubleClick Inc. 401(k) Plan.

(7)	Includes 898,334 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 21, 2005, and 3,190 shares of Common Stock held by Mr. Rosenblatt pursuant to the DoubleClick Inc. 401(k) Plan.

(8)	Includes 292,083 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 21, 2005, and 3,094 shares of common stock held by Mr. Dalziel pursuant to the DoubleClick Inc. 401(k) Plan.

(9)	Includes 318,328 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 21, 2005, and 2,734 shares of common stock held by Mr. Choe pursuant to the DoubleClick Inc. 401(k) Plan.

(10)	Includes 43,335 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 21, 2005, and 1,151 shares of common stock held by Mr. Krainik pursuant to the DoubleClick Inc. 401(k) Plan.

(11)	Includes 140,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 21, 2005.

(12)	Includes 220,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 21, 2005.

(13)	Includes 120,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 21, 2005.

(14)	Includes 135,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 21, 2005.

(15)	Includes 140,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 21, 2005. Does not include 40,000 shares held by the Strohm-Reavis Living Trust for which Mr. Strohm is a trustee.

(16)	Includes 6,955,096 shares of common stock issuable upon the exercise of stock options within 60 days of April 21, 2005, and 22,924 shares of common stock held pursuant to the DoubleClick Inc. 401(k) Plan.
Executive Officers
      Our current executive officers are as follows:

Name	Age	Position

Kevin P. Ryan	41	Chief Executive Officer and Director
Bruce D. Dalziel	47	Chief Financial Officer
Dwight A. Merriman	36	Chief Technology Officer and Director
David S. Rosenblatt	37	President
Brian M. Rainey	43	President and General Manager, Data
Mok Choe	46	Chief Information Officer
Cory Douglas	38	Vice President, Corporate Finance and Controller
      Set forth below is additional information about our executive officers who are not directors of our company.
      Bruce D. Dalziel has served as our chief financial officer since October 2001. From August 2001 to October 2001, Mr. Dalziel served as our acting chief financial officer. From January 2001 to August 2001, Mr. Dalziel served as our vice president of finance and operations, technology, data and research. Mr. Dalziel joined our company in September 2000 as vice president of financial planning and analysis and continued in this position until January 2001.
      David S. Rosenblatt has served as our president since December 2001. From November 2000 to December 2001, he served as our president, technology, data and research. From October 1999 to November 2000, Mr. Rosenblatt served as our senior vice president of global technology solutions.
      Brian M. Rainey has served as president and general manager of our Data business since November 2004. From January 2001 to November 2004, Mr. Rainey served as our senior vice president and general manager of our Abacus division. From November 2000 to January 2001, Mr. Rainey served as the acting president and then the president of our Abacus division. From June 1999 to November 2000, Mr. Rainey served as executive vice president and chief performance officer of Abacus, which we acquired, and became a division of our company, in November 1999.
      Mok Choe has served as our chief information officer since December 2001. From May 1999 to November 2001, Mr. Choe was co-chief information officer and the vice president, applications development of Ameritrade, Inc., an online securities trading company.
      Cory Douglas has served as our vice president, corporate finance and controller since August 2002. Mr. Douglas was our vice president, planning and analysis from April 2002 to August 2002 and our vice president, finance, TechSolutions from April 2000 to April 2002. Mr. Douglas also served as our assistant controller from April 1999 to April 2000.
      Our executive officers are elected by our board and hold office until their successors are elected or until earlier death, resignation or removal.
      In connection with entering into the merger agreement, we entered into an agreement with Kevin P. Ryan, our chief executive officer, pursuant to which he agreed to resign as our chief executive officer and as a director upon the closing of the merger. Additionally, we agreed to treat Mr. Ryan’s resignation as a termination without cause, for purposes of any severance, retention or other payment or benefit to which Mr. Ryan is entitled upon such termination.
      Upon the closing of the merger, we expect that David S. Rosenblatt will continue to oversee our TechSolutions division as its chief executive officer, and we expect that Brian M. Rainey will continue to oversee our Data division as its chief executive officer.
Executive Compensation
      The following summary compensation table sets forth the compensation paid for the years ended December 31, 2002, 2003 and 2004 to our chief executive officer and our four most highly compensated executive officers other than the chief executive officer, who served as executive officers as of December 31, 2004. We refer to these individuals as our named executive officers.
Summary Compensation Table

				Long-Term
				Compensation/
				Awards
	Annual Compensation (1)			Securities
				Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	Compensation($)

Kevin P. Ryan	2004	$393,333	$128,000	300,000	—
Chief Executive Officer	2003	360,000	444,600	400,000	—
	2002	300,000	300,000	800,000	—
David S. Rosenblatt	2004	316,667	91,000	100,000	—
President	2003	275,000	250,000	160,000	—
	2002	275,000	183,000	—	—
Bruce Dalziel	2004	275,000	96,250	50,000	—
Chief Financial Officer	2003	266,667	220,000	100,000	—
	2002	235,417	190,000	212,500	—
Mok Choe	2004	300,000	108,000	75,000	—
Chief Information Officer	2003	300,000	240,000	100,000	$25,000	(2)
	2002	300,000	225,000	75,000	118,888	(3)
Peter T. Krainik(4)	2004	240,000	93,600	25,000	16,144	(5)
Former Chief Marketing Officer	2003	20,000	—	160,000	75,000	(6)
	2002	—	—	—	—

(1)	In accordance with the rules of the Securities and Exchange Commission, other annual compensation in the form of perquisites and other personal benefits has been omitted for each of the named executive officers because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of such named executive officers for the years ended December 31, 2002, 2003 and 2004.

(2)	Consists solely of an installment payment pursuant to a sign-on bonus.

(3)	Consists of an installment payment pursuant to a sign-on bonus and relocation expenses.

(4)	Peter T. Krainik resigned from his position as our chief marketing officer effective January 1, 2005.

(5)	Consists of a one-time payment for accrued but unpaid vacation time as of December 31, 2004.

(6)	Consists solely of a one time sign-on bonus.

Option Grants In Last Year
      The following table sets forth certain information regarding options granted to our named executive officers during 2004. We have not granted any stock appreciation rights to any of our named executive officers.
Option Grants in 2004

					Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates of
	Shares	Total Options			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term (3)
	Options	Employees in	Price Per
Name	Granted (1)	2004 (%) (2)	Share($)	Expiration Date	5%($)	10%($)

Kevin P. Ryan	300,000	7.29%	$5.19	09/01/2011	$633,855	$1,477,152
David S. Rosenblatt	100,000	2.43	5.19	09/01/2011	211,285	492,384
Bruce Dalziel	50,000	1.22	5.19	09/01/2011	105,642	246,192
Mok Choe	75,000	1.82	5.19	09/01/2011	158,463	369,288
Peter T. Krainik(4)	25,000	0.61	5.19	01/1/2005	0	0

(1)	Twenty-five percent of the shares of common stock underlying each option is scheduled to vest on September 1, 2005, with the balance scheduled to vest in substantially equal monthly installments over the following 36 month period. The vesting schedule for these options will accelerate by one year in the event of a change in control of our company and will accelerate in full in the event the optionee’s service with us is terminated (actually or constructively) other than for misconduct within one year following the change in control. Additionally, the merger agreement provides that, upon the effective time of the merger, all options, including options held by our named executive officers, will accelerate and become fully vested.

(2)	During 2004, we granted employees options to purchase an aggregate of 4,114,300 shares of our common stock.

(3)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future prices of our common stock. These amounts represent certain assumed rates of appreciation in the value of the our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(4)	Pursuant to the terms of Mr. Krainik’s separation agreement, dated November 22, 2004, Mr. Krainik’s unvested option to purchase 25,000 shares ceased vesting on January 1, 2005. As of January 1, 2005, none of the shares underlying the options had vested, and therefore the entire option expired as of that date.

Option Exercise And Year-End Values
      The following table sets forth certain information concerning options to purchase shares of our common stock exercised by our named executive officers during 2004 and the number and value of unexercised options held by each of our named executive officers at December 31, 2004.
Aggregated Option Exercises in 2004 and
Fiscal Year-End Option Values

			Number of Shares
			Underlying Unexercised		Value of Unexercised
	Shares		Options at December 31,		In-The-Money Options
	Acquired On	Value	2004 (#)		at December 31, 2004 ($)(2)
	Exercise	Realized
Name	(#)	($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Kevin P. Ryan	—	—	2,767,665	837,935	$4,473,171	$1,304,052
David S. Rosenblatt	25,000	$289,000	855,867	219,133	880,688	264,000
Bruce Dalziel	50,000	325,925	248,333	179,167	99,873	175,751
Mok Choe	—	—	266,454	283,546	—	198,000
Peter T. Krainik	—	—	40,000	145,000	—	66,000

(1)	Value represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired per exercise.

(2)	These values have been calculated on the average of the high and low price per share of our common stock on December 31, 2004 of $7.83 per share, less applicable exercise price per share, multiplied by the number of shares underlying such options.
Equity Compensation Plan Information
      The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2004.

	(A)		(B)	(C)

	Number of			Number of Securities
	Securities to Be			Remaining Available for
	Issued Upon		Weighted Averaged	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation
	Outstanding		Outstanding	Plans (Excluding
	Options, Warrants		Options, Warrants	Securities Reflected in
Plan Category	and Rights		and Rights	Column (A)

Equity Compensation Plans Approved by Security Holders	12,091,560	(1)(2)	$17.01	13,448,789	(3)
Equity Compensation Plans Not Approved by Security Holders	—		—	750,000	(4)

Total	12,091,560		$17.01	14,198,789	(3)

(1)	Represents shares of common stock issuable on exercise under the following equity compensation plans: (i) DoubleClick Amended and Restated 1997 Stock Option Plan, (ii) Abacus Direct Corporation 1989 Amended and Restated Stock Option Plan, (iii) Abacus Direct Corporation 1996 Amended and Restated Stock Incentive Plan, (iv) Abacus Direct Corporation 1999 Stock Incentive Plan, (v) NetGravity, Inc. 1995 Stock Option Plan, (vi) NetGravity, Inc. 1998 Stock Plan, (vii) NetGravity, Inc. Director Option Plan, (viii) @plan.inc 1996 Stock Option Plan, (ix) FloNetwork Inc. Share Incentive Plan, (x) MessageMedia, Inc. 1995 Stock Plan and (xi) MessageMedia, Inc. 1999 Non-Officer Stock Option Plan.

(2)	The 1999 Employee Stock Purchase Plan completes its semi-annual issuance of securities on January 31st and July 31st of each year. Accordingly, there are no unissued securities under this plan to be included in this calculation.

(3)	Includes 9,718,559 shares remaining available for issuance under our Amended and Restated 1997 Stock Incentive Plan and 3,730,230 shares remaining available for issuance under our 1999 Employee Stock Purchase Plan.

(4)	Represents 750,000 shares authorized and remaining available for issuance under our 1999 Non-Officer Stock Option Plan.
      1999 Non-Officer Stock Option Plan. In 1999, our board approved the 1999 non-officer stock option plan, which we refer to as the 1999 Plan, pursuant to which a total of 750,000 shares of our common stock have been authorized for issuance. To date, no options have been granted, or shares issued, under the 1999 Plan.
      The 1999 Plan is administered by the compensation committee or the plan administrator and is divided into two separate components: (1) a discretionary option grant program under which eligible individuals in our employ or service may, at the discretion of the plan administrator, be granted options to purchase shares of our common stock at an exercise price not less than 85% of the fair market value of the common stock on the grant date and (2) a stock issuance program under which such individuals may, at the plan administrator’s discretion, be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of the fair market value at the time of issuance or as a bonus tied to one or more performance goals established by the plan administrator.
      In the event that we decide to grant any options or issue any shares under the 1999 Plan, the plan administrator will have complete discretion to determine which eligible individuals are to receive such option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.
      In the event that we are acquired by merger or sale of substantially all of our assets or securities possessing more than 50% of the total combined voting power of our outstanding securities, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or is otherwise to continue in effect pursuant to the express terms of the transaction will automatically accelerate in full, and all unvested shares under the discretionary option grant program and stock issuance program will immediately vest, except to the extent (1) the options are assumed in connection with the transaction or are otherwise to continue in effect, (2) the options are to be replaced by a cash incentive program with specified terms and conditions, or (3) the acceleration of the options are subject to other limitations imposed by the plan administrator. The plan administrator will have complete discretion to provide for accelerated vesting of options upon (1) an acquisition of our company, whether or not those options are assumed or continued in effect, or (2) the termination of the holder’s service within a designated period following an acquisition in which those options are assumed or continued in effect. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.
      The 1999 Plan will terminate on the earliest of (1) April 8, 2009, (2) the date on which all shares available for issuance under the 1999 Plan have been issued as fully vested shares, or (3) the termination of all outstanding options in connection with certain changes in control or ownership of our company.
Employment Agreements and Change in Control Provisions
      There are no employment agreements between our company and our named executive officers. The vesting of all options granted since October 1, 2001 to certain of our employees at the vice president level and above accelerates by one year upon the occurrence of a change of control. In addition, the vesting of all options granted since October 1, 2001 to our chief executive officer and those executives who report directly to the chief executive officer accelerates in full in the event the optionee’s service with us is terminated (actually or constructively), other than for misconduct, within one year following the change of control.
Retention Agreements
      On December 9, 2004, we entered into retention agreements with each of our named executive officers. Under the terms of the retention agreements, each of our named executive officers, except for Mr. Krainik, was entitled to receive a retention bonus if he remained continuously employed by us through April 30, 2005. The amounts of the retention bonuses, which were paid in April 2005, are $150,000 for Messrs. Ryan, Rosenblatt and Dalziel, and $70,000 for Mr. Choe. Each named executive officer, except for Mr. Krainik, is also entitled to a second retention bonus if he remains continuously employed by us through January 31, 2006. The amounts of the second retention bonuses are $300,000 for Messrs. Ryan, Rosenblatt and Dalziel, and $140,000 for Mr. Choe.
      Payment of these retention bonuses will accelerate in full if we terminate the named executive officer’s employment without cause or the named executive officer terminates his employment for good reason, in each case as defined in the retention agreement, prior to January 31, 2006. Additionally, if, while Mr. Rosenblatt is employed by us, we complete the sale of our TechSolutions business segment, payment of his first retention bonus and half of his second retention bonus will accelerate.
      The retention agreements entered into with Messrs. Rosenblatt and Rainey each provides that the executive will be entitled to a tax gross-up payment from us, subject to certain restrictions in the case of Mr. Rosenblatt, to cover any excise tax liability he may incur as a result of payments or benefits.
      In addition to the retention payments discussed above, upon termination of employment other than by resignation, each of our named executive officers will be entitled to receive severance payments under the terms of our current general severance plan that covers all U.S. employees. Each of our named executive officers will also be entitled to receive the pro rata amount of his target bonus for the year in which the named executive officer’s employment terminates, subject to certain limitations as set forth in the retention agreements.
      Under the terms of the retention agreements, each of the named executive officers has agreed not to compete with us, solicit our customers or recruit our employees during their employment and for a period of one year following the termination of the named executive officer’s employment. However, if the named executive officer’s termination occurs after a change of control of our company, in the case of Messrs. Ryan, Dalziel and Choe, or after a division change in control, in the case of Mr. Rosenblatt, the agreement not to compete with us will be enforceable only if we (or our successor in interest) pay the named executive officer a payment within two weeks following the date of termination equal to the sum of the named executive officer’s annual base salary and target bonus.
      Solely for determining the above payment required to enforce the agreement not to compete, the base salary and bonus are calculated using the greater of the base salary and target bonus effective on the date employment is terminated or the base salary and target bonus in effect on the day prior to the closing of a change in control or division change in control, as the case may be.
Change in Control
      See “Proposal 1: The Merger Agreement” on page 32 of this proxy statement for information relating to the merger agreement.
Certain Relationships and Related Transactions
      See “Executive Compensation — Retention Agreements” above for information relating to the retention agreements that we have entered into with our named executive officers.

Compensation Committee Interlocks and Insider Participation
      The current members of the compensation committee of our board of directors are W. Grant Gregory, Thomas S. Murphy and David N. Strohm (Chair). No member of the compensation committee was at any time during 2004, or formerly, an officer or employee of our company or any of our subsidiaries. No member of our compensation committee had any relationship with us during 2004 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.
      None of our executive officers has served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that had one or more executive officers serving as a member of our board or compensation committee.
Report of the Audit Committee of the Board of Directors
      The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2004, included in our Annual Report on Form 10-K. The audit committee operates under a written charter adopted by our board of directors on April 16, 2003, which was restated on February 6, 2004 and February 2, 2005.
      The audit committee is responsible for providing independent, objective oversight of our accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. The audit committee oversees our financial reporting process on behalf of the board, and reviews our financial disclosures. In fulfilling its oversight responsibilities, the audit committee reviews the audited financial statements in the Annual Report on Form 10-K and interim financial statements with management including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee ensures that the board receives reports on its meetings. The audit committee also considers and selects our independent registered public accounting firm, reviews the performance of our independent registered public accounting firm in the annual audit and in assignments unrelated to the audit and reviews the fees of our independent registered public accounting firm.
      The audit committee reviewed with our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, its judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2004 and has discussed these financial statements with our management and our independent registered public accounting firm.
      The audit committee has also discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as amended, or SAS 61. SAS 61 requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following:

•	methods to account for significant and/or unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.
      Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence

Discussions with Audit Committees). The audit committee has discussed with our independent registered public accounting firm its independence from us.
      Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the audit committee recommended to the our board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004.
      By the audit committee of the board of directors.

W. Grant Gregory
Mark E. Nunnelly
Don Peppers
REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
      The compensation committee of the board of directors reviews and approves corporate goals and objectives relevant to chief executive officer compensation, determines chief executive officer compensation and reviews and approves, or makes recommendations to the board concerning, the salaries and incentive compensation of directors, executive officers and other employees and consultants. The compensation committee is also responsible for the administration of our stock option plans under which option grants and direct stock issuances may be made to executive officers. The compensation committee has reviewed and is in accord with the compensation paid to executive officers in 2004. The compensation committee operates under a written charter adopted by our board on April 16, 2003, and which was restated on February 6, 2004 and February 2, 2005.
      General Compensation Policy. The fundamental policy of the compensation committee is to provide our executive officers with competitive compensation opportunities based upon their contribution to our development and financial success and their personal performance. It is the compensation committee’s objective to have a portion of each executive officer’s compensation contingent upon our performance as well as upon such executive officer’s own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (1) base salary, (2) annual bonus and (3) long-term stock-based incentive awards, which strengthen the mutuality of interests between our executive officers and our stockholders.
      Factors. The principal factors that the compensation committee considered with respect to each executive officer’s compensation package for 2004 are summarized below. The compensation committee may, however, in its discretion apply entirely different factors in advising the chief executive officer and the board with respect to executive compensation for future years.
      Base Salary. The base salary for each executive officer is subjectively determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and outside of our industry and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the compensation committee deems appropriate.
      Annual Bonus. During the last year, our executive officers were eligible for discretionary annual bonuses, as determined by the compensation committee. Factors considered in determining the annual bonus were personal performance and our achievement of performance goals as compared to a group of peer companies, which is intended to correlate to stockholder value. The group of peer companies and the performance goals are reviewed annually. The compensation committee reviews the individual executive performance and our targets and approves the amount of actual bonuses awarded.

      Long-Term Incentive Compensation. Long-term incentives are provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of our stockholders and provide each individual with a significant incentive to manage our company from the perspective of an owner with an equity stake in our company. Each option generally becomes exercisable in installments, contingent upon the executive officer’s continued employment with us. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by us during the vesting period, and then only if the market price of the underlying shares appreciates.
      The number of shares subject to each option grant is subjectively set by the compensation committee at a level intended to create a meaningful opportunity for stock ownership based on the executive officer’s current position with us, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term and the individual’s personal performance in recent periods. The compensation committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the compensation committee does not adhere to any specific guidelines as to the relative option holdings of our executive officers. Options to purchase an aggregate of 758,000 shares of our common stock were granted to executive officers in 2004.
      Chief Executive Officer Compensation. The plans and policies discussed above were the basis for the 2004 compensation of our chief executive officer, Kevin P. Ryan. In advising the board with respect to this compensation, the compensation committee sought to achieve two objectives: (1) establish a level of base salary and bonus competitive with that paid by companies within our industry which are of comparable size to us and by companies outside of the industry with which we compete for executive talent and (2) make a significant percentage of the total compensation package contingent upon our performance and stock price appreciation. In accordance with these objectives, Mr. Ryan received a base salary of $400,000 for 2004 and a bonus of $128,000. We granted 300,000 stock options to Mr. Ryan in 2004 and he currently holds a total of 3,605,600 unexercised stock options.
      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The compensation committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to our executive officers through option issuances under our stock plans in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under our stock plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in the best interests of our company and our stockholders, after taking into consideration changing business conditions and the performance of its employees.
      By the compensation committee of the board of directors.

W. Grant Gregory
Thomas S. Murphy
David N. Strohm
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Directors, officers and 10% stockholders are required by the regulations of the Securities and Exchange Commission to furnish us with copies of all reports they file pursuant to Section 16(a). Based solely on a review of our records and written representations by the persons required to file these reports, we believe that these persons have complied with all applicable filing requirements during the year ended December 31, 2004, except for a Form 4 filed by Cory Douglas on July 30, 2004 with respect to an option grant on April 1, 2004.
PERFORMANCE GRAPH
      Set forth below is a graph comparing the cumulative total stockholder return on our common stock since December 31, 1999 through December 31, 2004 with the cumulative total return for the NASDAQ Stock Market (U.S.) Index and the Amex Inter@ctive Week Internet Index. This graph assumes the investment of $100 on December 31, 1999 in our common stock, the NASDAQ Stock Market (U.S.) Index and Amex Inter@ctive Week Internet Index and assumes all dividends are reinvested. The NASDAQ Stock Market (U.S.) Index is weighted based on market capitalization of the firms included in the index at the beginning of each measurement period. Measurement points are the last trading day for each respective fiscal year.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG DOUBLECLICK INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE INTER@CTIVE WEEK INTERNET INDEX

	Cumulative Total Return

	Year Ended December 31,

	1999	2000	2001	2002	2003	2004

DoubleClick Inc.	$100.00	$8.69	$8.96	$4.47	$8.14	$6.15
NASDAQ Stock Market (U.S.) Index	$100.00	$60.09	$45.44	$26.36	$38.55	$40.87
Inter@ctive Week Internet Index	$100.00	$61.70	$32.23	$18.37	$31.27	$35.35

PROPOSAL 3
RATIFICATION OF SELECTION BY THE AUDIT COMMITTEE OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The audit committee of the board selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to serve for the year ending December 31, 2005. Although stockholder ratification of the selection by the audit committee of our independent registered public accounting firm is not required, the board considers it desirable for the stockholders to vote upon this selection. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the audit committee will consider the selection of other independent registered public accounting firms. Even if the selection of PricewaterhouseCoopers LLP is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting and will have the opportunity to make a statement if he or she so desires and will also be available to answer appropriate questions from stockholders.
      The board unanimously recommends a vote “FOR” the ratification of selection by the audit committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2005.
Independent Registered Public Accounting Firms’ Fees
      The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years:

Fee Category	2004		2003

	(In millions)
Audit Fees	$1.7		$0.9
Audit Related Fees	0.2		0.3
Tax Fees	0.1		0.1
All Other Fees	—	(1)	—

Total Fees	$2.0		$1.3

(1)	Other fees consist of the purchase of a software tool for online research in the amount of $2,000.

Audit Fees
      Audit fees consist of fees for professional services rendered for the audit of our consolidated financial statements, the audit of management’s assessment of the effectiveness of our internal control over financial reporting, statutory audits, issuance of consents and assistance with review of documents filed with the Securities and Exchange Commission.

Audit Related Fees
      Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements that are not reported under “Audit Fees.” These services relate to employee benefit plan audits and attest services.

Tax Fees
      Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for $21,000 of the total tax fees paid for 2004 and $15,645 of the total tax fees paid for 2003. Tax advice and tax planning services relate to assistance with tax audits and appeals, tax advice related to mergers and acquisitions, implementation advice on integrations and restructurings and international tax advice.

All Other Fees
      Other fees consist of the purchase of a software tool for online research in the amount of $2,000.
Pre-Approval Policies and Procedures
      The audit committee has adopted policies and procedures relating to the approval of all audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
      From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
      The audit committee may also delegate to each individual member of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.
PROPOSAL 4
ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING
      If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn or postpone our 2005 annual meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment or postponement at our annual meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn or postpone our annual meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the annual meeting by holders of shares of our common stock present or represented by proxy and entitled to vote thereon.
FUTURE STOCKHOLDER PROPOSALS
      If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2006 annual meeting of stockholders. If such meeting is held, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2006 annual meeting should be sent to us at DoubleClick Inc., 111 Eighth Avenue, 10th Floor, New York, New York 10011, Attention: Corporate Secretary, and we must receive such proposals by [                    ], 2006. All stockholder proposals must also meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in our proxy statement for our 2006 annual meeting of stockholders.
      Stockholder proposals submitted outside the process of Rule 14a-8 under the Exchange Act should be sent to us at DoubleClick Inc., 111 Eighth Avenue, 10th Floor, New York, New York 10011, Attention: Corporate Secretary and must be received between [                    ] and [                    ], 2006 to be considered timely under the Exchange Act.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annul reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the proxy statement or annual report to you if you write or call us at the following address or phone number: DoubleClick Inc., 111 Eighth Avenue, 10th Floor, New York, New York 10011, Attention: Investor Relations, (212) 683-0001. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the Securities and Exchange Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room.
      Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at www.sec.gov.
      We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2004, including consolidated financial statements and schedule thereto but not including exhibits, to each of our stockholders of record on [                    ], and to each beneficial stockholder on that date upon written request made to Secretary, DoubleClick Inc., 111 Eighth Avenue, 10th Floor, New York, New York 10011. A reasonable fee will be charged for copies of requested exhibits.
Incorporation by Reference
      The Securities and Exchange Commission allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the Securities and Exchange Commission, prior to the closing of the merger, will automatically update and supercede the previously filed information and be incorporated by reference into this proxy statement.
      We incorporate by reference into this proxy statement the documents listed below and any filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the annual meeting:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2004, as amended.

•	Our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31,2004.

•	Our Current Reports on Form 8-K filed on February 3, 2005, February 8, 2005, April 12, 2005, April 21, 2005, April 25, 2005 and April 28, 2005.
      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [                                        ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.
      This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents, including the merger agreement, that are attached or filed as annexes to this proxy or are incorporated by reference into this document. These representations and warranties were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including DoubleClick, Click Holding Corp. and Click Acquisition Corp.), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement, as statements of factual information.
      YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet or by telephone as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.
      If you have any questions about this proxy statement, the annual meeting or the merger or need assistance with the voting procedures, you should contact Georgeson Shareholder Communications Inc., our proxy solicitor, toll-free at 1-800-491-3132.

Annex A
Execution Copy
AGREEMENT AND PLAN OF MERGER
by and among
CLICK HOLDING CORP.,
CLICK ACQUISITION CORP.
and
DOUBLECLICK INC.
Dated as of April 23, 2005

Exhibit A — Company Certificate of Incorporation
Exhibit B — Transitory Subsidiary By-laws

TABLE OF DEFINED TERMS

Reference in
Terms	Agreement

Acquired Company Plan	Section 3.15(a)
Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Material Adverse Effect	Section 4.1
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.1
Change in the Company Recommendation	Section 6.1(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Commitment Letters	Section 4.3(a)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Charter Documents	Section 3.1(b)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employees	Section 3.15(a)
Company Employee Plans	Section 3.15(a)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.12(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.17
Company Preferred Stock	Section 3.2(a)
Company Recommendation	Section 6.2
Company SEC Reports	Section 3.5(a)
Company Stock Options	Section 2.3(a)(i)
Company Stock Plans	Section 2.3(a)(i)
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Company Warrants	Section 3.2(b)
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.11
Contract	Section 3.4(b)

Reference in
Terms	Agreement

Costs	Section 6.8(a)
Debt Commitment Letter	Section 4.6(a)
DGCL	Preamble
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.15(a)
Environmental Law	Section 3.14(b)
Equity Commitment Letter	Section 4.6(a)
Equity Participants	Section 4.6(a)
ERISA	Section 3.15(a)
ERISA Affiliate	Section 3.15(a)
Exchange Act	Section 3.3(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Foreign Benefit Plan	Section 3.15(i)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.14(c)
HSR Act	Section 3.4(c)
Indebtedness	Section 3.2(f)
Indemnified Parties	Section 6.8(a)
Insurance Cap	Section 6.8(c)
Intellectual Property	Section 3.11(a)
Intellectual Property Licenses	Section 3.11(b)
IRS	Section 3.8(b)
Leases	Section 3.9(b)
Liens	Section 3.4(b)
Material Subsidiary	Section 3.3(a)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Notes Indenture	Section 5.4
Option Consideration	Section 2.3(b)
Outside Date	Section 8.1(b)
Owned Real Property	Section 3.9(a)
Pre-Closing Period	Section 5.1
Privacy Rights	Section 3.24(a)
Proxy Statement	Section 3.5(c)
PSV Policies	Section 6.12
Required Company Stockholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
SEC	Section 3.3(a)
Securities Act	Section 3.2(c)
Senior Lenders	Section 4.6(a)

Reference in
Terms	Agreement

Subsidiary	Section 3.3(a)
Subsidiary Charter Documents	Section 3.3(c)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Surviving Corporation Employee Plan	Section 6.13
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Transitory Subsidiary	Preamble
2005 Annual Operating Plan	Section 5.1(d)
Zero Coupon Notes	Section 3.2(c)

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of April 23, 2005, by and among Click Holding Corp., a Delaware corporation (the “Buyer”), Click Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and DoubleClick Inc., a Delaware corporation (the “Company”).
      WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;
      WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer; and
      WHEREAS, the respective Boards of Directors of the Buyer, the Transitory Subsidiary and the Company deem it advisable and in the best interests of their respective stockholders to consummate the Merger on the terms and conditions set forth in this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:
ARTICLE I
THE MERGER
      1.1     Effective Time of the Merger. Subject to the provisions of this Agreement, at or prior to the Closing, the Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).
      1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 399 Park Avenue, New York, New York, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.
      1.3     Effects of the Merger. At the Effective Time, the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company surviving the Merger is sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in Section 259 of the DGCL.
      1.4     Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the

Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable law.
      1.5     By-laws. At the Effective Time, the By-laws of the Transitory Subsidiary, as in effect immediately prior to the Effective Time and as set forth in Exhibit B attached hereto, shall become the By-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.
      1.6     Directors and Officers of the Surviving Corporation.
           (a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.
           (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.
ARTICLE II
CONVERSION OF SECURITIES
      2.1     Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:
           (a) Capital Stock of the Transitory Subsidiary. Each share of the common stock, par value $0.01 per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.
           (b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.001 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.
           (c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than (i) shares to be cancelled in accordance with Section 2.1(b), (ii) shares owned by any wholly owned Subsidiary of the Company which shall remain outstanding and (iii) Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $8.50 in cash per share (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.
           (d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

      2.2     Exchange of Certificates. The procedures for exchanging certificates representing shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:
           (a) Exchange Agent. At or prior to the Effective Time (or with respect to the Merger Consideration expected to be funded out of cash, cash equivalents and marketable securities of the Company, as promptly as practicable thereafter), the Buyer (or with respect to Merger Consideration expected to be funded out of such cash, cash equivalents and marketable securities of the Company, the Company) shall deposit with American Stock Transfer & Trust Company or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).
           (b) Exchange Procedures. Promptly after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.
           (c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
           (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall look only to the Buyer (subject to abandoned property, escheat and similar laws) for payment of its claim for Merger Consideration without interest.
           (e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
           (f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the

Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.
           (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
           (h) Stock Transfer Books. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by applicable law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Buyer for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.1(c).
      2.3     Company Stock Options.
           (a) The Company shall take such action as shall be required:
                (i) to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time;
                (ii) to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and
                (iii) to cause each outstanding Company Stock Option to represent on the first Business Day following the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration.
           (b) Each holder of a Company Stock Option shall receive from the Buyer, in respect and in consideration of each Company Stock Option so cancelled, on the first Business Day following the Effective Time, an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and have no further force or effect.
           (c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options.

      2.4     Dissenting Shares.
           (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who is entitled to demand and has made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL and has not voted in favor of the adoption of the Merger Agreement (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.
           (b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificates representing such shares.
           (c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any Section or paragraph shall qualify (a) the corresponding Section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III to the extent that it is readily apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.
      3.1     Organization, Standing and Power.
           (a) The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except (with respect to clause (iii) only) for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to result in a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or any event that would reasonably be expected to prevent the consummation of the transactions consummated hereby; provided, however, that none of the following, to the extent occurring after the date hereof, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:
                (i) changes that are the result of economic factors affecting the national or world economy or acts of war or terrorism, except to the extent that such changes have a materially disproportionate effect on the Company and its Subsidiaries relative to other similarly situated participants in the industries or markets in which they operate;
                (ii) changes that are the result of factors generally affecting the industries or markets in which the Company operates, except to the extent that such changes have a materially disproportionate effect on the Company and its Subsidiaries relative to other similarly situated participants in the industries or markets in which they operate;
                (iii) changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof;
                (iv) any action taken pursuant to or in accordance with this Agreement (including, without limitation, Section 6.6) or at the request of the Buyer;
                (v) any fees or expenses reasonably incurred in connection with the transactions contemplated by this Agreement;
                (vi) any failure by the Company to meet any published estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute and shall be taken into account in determining whether there has been a Company Material Adverse Effect); and
                (vii) a decline in the price of the Company Common Stock on The NASDAQ National Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute and shall be taken into account in determining whether there has been a Company Material Adverse Effect).
           (b) The Company has delivered or made available to the Buyer: (i) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (together, the “Company Charter Documents”), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation in any material respect of any of the provisions of the Company Charter Documents.
      3.2     Capitalization.
           (a) The authorized capital stock of the Company as of the date of this Agreement consists of 400,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”). As of April 22, 2005, (i) 126,115,021 shares of Company Common Stock were issued and outstanding, (ii) 14,864,755 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Preferred Stock were issued or outstanding and (iv) 16,662,979 shares of Company Common Stock were reserved for issuance under the Company Stock Plans. From April 22, 2005 until the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock have been issued, except for shares of Company Common Stock pursuant to the exercise of Company Stock Options.
           (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule thereof; and (iii) all outstanding warrants exercisable for Company Common Stock (“Company Warrants”), indicating with respect to each Company Warrant, the name of the holder thereof, the number of shares of Company Common Stock subject to such outstanding warrant, the exercise price, the date of the grant and the vesting schedule thereof.
           (c) Except (i) for the Company’s Zero Coupon Convertible Subordinated Notes due 2023 (the “Zero Coupon Notes”), (ii) the Company Warrants and the Company Stock Options as set forth on Section 3.2(b) of the Company Disclosure Schedule and (iii) as reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or Contracts obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, “poison pill,” anti-takeover plan or other similar Contract with respect to any equity security of any class of the Company.
           (d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter Documents or any agreement to which the Company is a party or is otherwise bound.
           (e) There are no obligations, commitments or arrangements, contingent or otherwise, of the Company, any of its Subsidiaries or any of its Affiliates to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company, any of its Subsidiaries or any of its Affiliates.
           (f) Section 3.2(f) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness (as defined below) of the Company or its Subsidiaries is outstanding or may be incurred or guaranteed in an amount in excess of $250,000, together with the amount outstanding thereunder as of the date of this Agreement. “Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention agreement or arrangement relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another person. No event has occurred which either entitles, or could entitle (with or without notice or lapse of time or both) the holder of any Indebtedness described in Section 3.2(f) of the Company Disclosure Schedule to accelerate, or which does accelerate, the maturity of any such Indebtedness.
      3.3     Subsidiaries.
           (a) Section 3.3(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Material Subsidiary of the Company: (i) its name; (ii) the jurisdiction of organization; and (iii) the number of its outstanding shares of capital stock and the record and beneficial owner thereof (or a statement that the Company or a Material Subsidiary owns all of the outstanding shares of capital stock of such Material Subsidiary). For purposes of this Agreement, (i) the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) a general or managing partnership interest in such entity, and (ii) the term “Material Subsidiary” means, with respect to the Company, any subsidiary listed on Exhibit 21.1 to the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 16, 2005 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
           (b) Each Material Subsidiary of the Company is a corporation, partnership or other entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or entity (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, validly existing or in good standing, to have such power and authority or to be so qualified or in good standing that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Material Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Material Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Material Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Material Subsidiary of the Company.
           (c) The Company has made available to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Material Subsidiary of the Company (the “Subsidiary Charter Documents”), and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon such Subsidiaries. None of the Subsidiaries is in violation in any material respect of any of the provisions of its Subsidiary Charter Documents.
           (d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company.
      3.4     Authority; No Conflict; Required Filings and Consents.
           (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to perform its obligations and consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, with all directors present voting in favor, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and declared its advisability in accordance with the provisions of the DGCL, and (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
           (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty or increased fees under or result in the imposition of any mortgage, right of first refusal, claim, license, limitation in voting rights, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (each, a “Contract”), or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule, or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.
           (c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any federal, state or local, U.S. or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign antitrust or merger control laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business in order to continue such qualification, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.
           (d) The affirmative vote for approval and adoption of the Company Voting Proposal by the holders of a majority in voting power of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, Contracts, debentures, warrants, options, series of capital stock, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (or, except for the Company’s Zero Coupon Notes and the Company Warrants, convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or its Subsidiaries may vote.
      3.5     SEC Filings; Financial Statements; Information Provided.
           (a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2002. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.
           (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. All of the Subsidiaries of the Company are consolidated for accounting purposes. The consolidated, audited balance sheet of the Company as of December 31, 2004 is referred to herein as the “Company Balance Sheet.”
           (c) Except with respect to information to be supplied by or on behalf of the Buyer for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Company Meeting (the “Proxy Statement”), the Proxy Statement and any other soliciting materials of the Company shall not, on the date the Proxy Statement or such materials are first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.
           (d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are known to the Company and reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance with the applicable listing and other rules and regulations of The NASDAQ National Market.
           (e) The Company has made available to the Buyer a complete and correct copy of any exhibits, annexes, attachments, supplements, amendments or modifications that have not been filed with the SEC to all exhibits to the Annual Report on Form 10-K filed by the Company with the SEC on March 16, 2005 that have requested by the Buyer.
      3.6     No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise), except for liabilities (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business consistent with past practice or (iii) that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.
      3.7     Absence of Certain Changes or Events. Between the date of the Company Balance Sheet and the date of this Agreement, except as disclosed in the Company SEC Reports, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of the Buyer under Section 5.1 of this Agreement. Since the date of the Company Balance Sheet, there has not been any change, event, circumstance or development that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect.
      3.8     Taxes.
           (a) The Company and each of its Subsidiaries have timely filed all Tax Returns that they were required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. The Company and each of its Subsidiaries have paid on a timely basis all Taxes due and payable (whether or not shown on any such Tax Returns). The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay is not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect. There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
           (b) There are no deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid, settled or accrued for. The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2002. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 2002. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.
           (c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.
           (d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.
           (e) Neither the Company nor any of its Subsidiaries (i) is required to make any payments in connection with transactions or events contemplated by this Agreement or (ii) is a party to an agreement that would require it to make any payments, in each case that would not be fully deductible by reason of Section 162(m) of the Code.
           (f) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.
           (g) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments for any taxable period, or portion thereof, ending after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the IRS has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

           (h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (ii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) other action taken prior to the Closing Date.
      3.9     Owned and Leased Real Properties.
           (a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any Subsidiary (the “Owned Real Property”), (ii) the record owner of such Owned Real Property, and (iii) all loans secured by mortgages encumbering the Owned Real Property. Legal descriptions of such Owned Real Property and the most recent title reports or policies (if any) with respect to each of the Owned Real Properties have previously been made available to Buyer. The Company or its Subsidiaries are the sole owners of good, valid, fee simple and marketable title to the Owned Real Properties, including without limitation, all buildings, structures, fixtures and improvements located thereon in each case free and clear of any Liens other than those that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.
           (b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively, the “Leases”) other than (i) property subject to a Lease that is terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or (ii) property subject to a Lease for which the payment by the Company is less than $10,000 per month (collectively “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect, and each Company Lease is valid and binding and is enforceable by the Company and its Subsidiaries in accordance with its respective terms, except for such failures to be valid, binding or enforceable, individually or in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has made available to the Buyer complete and accurate copies of all Company Leases.
      3.10     Title to Tangible Personal Property. The Company and its Material Subsidiaries have legal and valid title to, or a valid and enforceable right to use, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, except for such defects or failures that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for such Liens that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.
      3.11     Intellectual Property.
           (a) To the knowledge of the Company, the Company and its Material Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is not reasonably likely to result in a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation, and (iv) other tangible or intangible proprietary or confidential information and materials.
           (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, or result in the payment of any additional fees under, (i) any license, sublicense, consent or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries taken as a whole, or (ii) any Intellectual Property Licenses (as defined below). Section 3.11(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all registrations and applications for registration of Intellectual Property owned by the Company or its Subsidiaries, and Section 3.11(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, excluding non-exclusive, generally commercially available, off-the-shelf software programs (collectively, “Intellectual Property Licenses”).
           (c) To the knowledge of the Company, all patents and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are subsisting and have not expired or been cancelled or abandoned. To the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.
           (d) To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.
           (e) The Company takes commercially reasonable steps to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality, and intellectual property assignment agreements with current executive officers and current employees and contractors that have a material role in the development of the Company’s products and Intellectual Property).
      3.12     Contracts.
           (a) For purposes of this Agreement, “Company Material Contract” shall mean:
                (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;
                (ii) any employment, consulting or other Contract with (x) any member of the Company’s Board of Directors, (y) any executive officer of the Company or (z) any other employee of the Company earning an annual salary equal to or in excess of $200,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;
                (iii) any Contract containing any covenant (A) limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business or compete with any person in any line of business or to compete with any party, (B) granting any exclusive rights to make, sell or distribute the Company’s products, or (C) otherwise prohibiting or limiting the right of the Company and its Subsidiaries to sell or distribute any products or services;

                (iv) any Contract (i) relating to the disposition or acquisition by the Company or any of its Subsidiaries with obligations remaining to be performed or liabilities continuing after the date of this Agreement of any business or any material amount of assets not in the ordinary course of business or (ii) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Material Subsidiaries;
                (v) any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the Company and its Subsidiaries taken as a whole;
                (vi) any Contract to license any third party to reproduce any of the Company’s Intellectual Property products, services or technology or any Contract to sell or distribute any of the Company’s Intellectual Property products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;
                (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other Indebtedness, other than accounts receivables and payables in the ordinary course of business;
                (viii) any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (I) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company or (II) settlement agreements for cash only (which has been paid) and does not exceed $250,000 as to such settlement;
                (ix) any Contract under which the Company or any Subsidiaries has licensed its Intellectual Property to a third party, other than to customers, distributors and other resellers in the ordinary course of business; or
                (x) any Contract under which the Company or any Subsidiaries has received or granted a license to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses extended to customers or clients in the ordinary course of business consistent with past practice;
                (xi) any material partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;
                (xii) any Contract with a customer that accounted for revenues in fiscal year 2004 totaling more than $1,000,000; and
                (xiii) any Contract (other than Leases) with a vendor pursuant to which the Company incurred payables in fiscal year 2004 totaling more than $2,000,000 in the aggregate.
           (b) Section 3.12(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts as of the date hereof. True and correct copies of the Company Material Contracts have been made available to the Buyer.
           (c) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company and its Subsidiaries in accordance with its respective terms, except to the extent it has previously expired in accordance with its terms and except for such failures to be in full force and effect that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and are not, and are not alleged in writing to be (with or without notice, the lapse of time or both) in breach or default thereunder, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.
      3.13     Litigation. Except as disclosed in the Company SEC Reports, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any Company Employee Plan or any of their assets, properties or rights that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect. There are no material judgments, orders, settlements or decrees outstanding against the Company or any of its Subsidiaries. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company. There exist no Contracts with any of the directors and officers of the Company or its Subsidiaries that provide for indemnification by the Company or its Subsidiaries.
      3.14     Environmental Matters.
           (a) Except for matters that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect:
                (i) neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws, and, to the knowledge of the Company, there are no facts existing that reasonably would give rise to such a notice or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;
                (ii) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination;
                (iii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions of, or issued by, any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law;
                (iv) to the knowledge of the Company, the Company and its Subsidiaries are, and at all prior times were, in compliance with all applicable Environmental Laws; and
                (v) to the knowledge of the Company, Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of or released by the Company or any of its Subsidiaries at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by any of the Company and its Subsidiaries in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability to any of the Company and its Subsidiaries under or relating to, any Environmental Laws.
           (b) For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, rule, judgment, order, decree or permit requirement of, or issued by, any Governmental Entity relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.
           (c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” “solid waste” or any other term of similar import under any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

      3.15     Employee Benefit Plans.
           (a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material Employee Benefit Plans to which the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates contribute (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), including the Company Stock Plans and, without limitation, all severance, employment, change-in-control, material fringe benefit, bonus, incentive, deferred compensation and employee loan arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written under which (a) any current or former employee, director or consultant of the Company or its Subsidiaries (the “Company Employees”) has any present of future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries (each such Company Employee Plan maintained by an entity which was acquired by the Company, directly or indirectly, prior to January 1, 2003, to be known as an “Acquired Company Plan”); or (b) the Company or any of its Subsidiaries has any present or future liability, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.
           (b) With respect to each Company Employee Plan which is not an Acquired Company Plan or a Foreign Benefit Plan, the Company has made available to the Buyer a complete and accurate copy of each Company Employee Plan and, to the extent applicable: (i) the most recent determination letter; (ii) any summary plan description; (iii) a summary of any proposed amendments or changes anticipated to be made to the Company Employee Plans at any time within the twelve months immediately following the date hereof and which have been communicated to employees; (iv) the most recent annual report (Form 5500) filed with the IRS; and (v) each trust agreement, group annuity contract or other funding instrument, if any, relating to such Company Employee Plan.
           (c) Each Company Employee Plan that is not a Foreign Benefit Plan is being administered substantially in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to comply or violations that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect; (ii) no event has occurred and to the knowledge of the Company, no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations that would be, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect; (iii) no Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans (except for routine advances for business expenses in the ordinary course and similar items) to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002); and (iv) neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries in the United States, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.
           (d) With respect to the Company Employee Plans that are not Foreign Benefit Plans, there are no benefit obligations for which contributions have not been made if due or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.
           (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed except for such failures to receive a determination letter that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.
           (f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has since January 1, 2000 (i) contributed to a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
           (g) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, or any present or former director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated or resulting in any payment to or funding of any trust, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.
           (h) With respect to any Company Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other United States governmental agencies is in progress or, to the knowledge of the Company, pending or threatened.
           (i) No Company Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (except for those Company Employee Plans set forth as such in Section 3.15(b) of the Company Disclosure Schedule, each a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality, except for failures or violations that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity, except for failures or violations that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that is, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.
      3.16     Compliance With Laws. The Company and each of its Subsidiaries is, and since January 1, 2003 has been, in compliance with all applicable statutes, laws, rules, orders and regulations, except for failures to comply that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect. No notice has been received by the Company or any of its Subsidiaries from any Governmental Entity alleging any violation of any applicable statutes, laws, rules, orders or regulations, except for violations that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.

      3.17     Permits. The Company and each of its Subsidiaries have all permits, licenses, franchises, certificates and authorizations, from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses, franchises, certificates and authorizations, the absence of which, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect.
      3.18     Labor Matters. Section 3.18 of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $150,000 per year, along with the position and the annual rate of base compensation of each such person. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to result in a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened, labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities by any labor unions to organize such employees.
      3.19     Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Copies of all such insurance policies have been made available to the Buyer. Except as would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect: (i) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, and (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under any policy.
      3.20     Opinion of Financial Advisor. The financial advisor of the Company, Lazard Frères & Co. LLC, has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. An executed copy of this opinion has been delivered to the Buyer.
      3.21     Section 203 of the DGCL. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. There are no anti-takeover laws of any other state, federal or foreign jurisdiction that would apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.
      3.22     Brokers; Fees. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Lazard Frères & Co. LLC, whose fees and expenses shall be paid by the Company. Set forth on Section 3.22 of the Company Disclosure Schedule is the Company’s reasonable estimate, as of March 31, 2005, of the fees and expenses incurred but unpaid to date, to Lazard Frères & Co. LLC or the Company’s legal counsel or accountants in connection with the transactions contemplated hereby. A true and correct copy of the engagement letter with Lazard Frères & Co. LLC in connection with this transaction has been delivered to the Buyer.

      3.23     Transactions with Affiliates. There are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
      3.24     Privacy and Security.
           (a) Without limiting the generality of Section 3.16, except for such failures that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect, the Company and its Subsidiaries (i) have taken commercially reasonable steps to prevent the violation by the Company or any of its Subsidiaries of the rights of any person or entity with respect to Personally Identifiable Information provided under international, U.S. and state laws, rules and regulations, including all rights respecting (x) privacy generally, (y) the obtaining, storing, using or transmitting of Personally Identifiable Information of any type, whether via electronic means or otherwise, and (z) spyware and adware (clauses (x)-(z), including, without limitation, California SB 27, California Consumer Protection Against Computer Spyware Act, Utah Spyware Control Act and California Civil Code 1798.81.5, are referred to collectively as “Privacy Rights”); and (ii) comply with applicable governing industry standards and the DoubleClick Privacy Policy, as in effect as of the date hereof. For purposes of this Agreement, the term “Personally Identifiable Information” means data that identifies or locates a particular person, including but not limited to name, address, telephone number, electronic mail address, social security number, bank account number or credit card number; provided, however that data shall not be Personally Identifiable Information for purposes of this Agreement if neither the Company nor any of its Subsidiaries (x) intentionally collect or intentionally receive any such data and (y) become aware of the identity or location of, or identify or locate, a particular person as a result of any receipt of such data.
           (b) Except for such failures that, individually or in the aggregate, are not reasonably likely to result in a Company Material Adverse Effect, the Company and its Subsidiaries: (i) take commercially reasonable steps to protect the confidentiality, integrity and security of their software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper access, modification, transmittal or use; (ii) do not in any way combine Personally Identifiable Information obtained by the Abacus division with data obtained through the Company’s other online products and services, including, without limitation, products or services constituting Multi-Site/ Multi-Session Ad Serving (as defined in that certain Agreement, effective as of August 26, 2002, by and among the Company and Attorneys General of the States of Arizona, California, Connecticut, Massachusetts, Michigan, New Jersey, New Mexico, New York, Vermont and Washington); (iii) do not use in connection with the provision of their products or services or intentionally collect or intentionally receive any of the following types of Personally Identifiable Information about individuals (other than personnel records for their own employees maintained in the ordinary course of business and in compliance with all applicable laws): social security numbers or credit card numbers; and (iv) take commercially reasonable steps to ensure that the Company and its Subsidiaries do not utilize in connection with the provision of their products or services or intentionally collect or intentionally receive information relating to children under thirteen years of age in violation of the Children’s Online Privacy Protection Act.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
TRANSITORY SUBSIDIARY
      The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct.

      4.1     Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for (with respect to clause (iii) only) such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to result in a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.
      4.2     Authority; No Conflict; Required Filings and Consents.
           (a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
           (b) The execution, delivery and performance of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty or increased fees under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to result in a Buyer Material Adverse Effect.
           (c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution, delivery and performance of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and applicable foreign antitrust or trade regulation laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company, Buyer or Transitory Subsidiary is qualified as a foreign corporation to transact business in order to continue such qualification and (iii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be, individually or in the aggregate, reasonably likely to result in a Buyer Material Adverse Effect.
           (d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.
      4.3     Information Provided. The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement and any other soliciting materials of the Company to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement or such materials are first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.
      4.4     Operations of the Buyer and the Transitory Subsidiary. Each of the Buyer and the Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
      4.5     Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer or the Transitory Subsidiary or any of their assets, properties or rights that, individually or in the aggregate, has had or is reasonably likely to result in a Buyer Material Adverse Effect.
      4.6     Financing.
           (a) The Buyer has delivered to the Company complete and correct copies of (i) a fully executed commitment letter (the “Debt Commitment Letter”), from Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. (together, the “Senior Lenders”), pursuant to which such Senior Lenders have committed, upon the terms and subject to the conditions set forth therein, to provide senior first lien secured credit facilities in the amount of $290 million and senior second lien secured credit facilities in the amount of $115 million in connection with the transactions contemplated by this Agreement, which amounts may be reduced in certain circumstances by an amount in the aggregate of up to $85.5 million, and (ii) a fully executed commitment letter from Hellman & Friedman Capital Partners V, L.P. and JMI Equity Fund V, LP (the “Equity Commitment Letter”), pursuant to which Hellman & Friedman Capital Partners V, L.P. and JMI Equity Fund V, LP (collectively, the “Equity Participants”) have committed, upon the terms and subject to the conditions set forth therein, to provide equity financing in the aggregate amount of $342 million in connection with the transactions contemplated by this Agreement, which amount may be increased in the circumstances that, and to the extent that, the amounts under the Debt Commitment Letter may be reduced by an amount in the aggregate of up to $85.5 million. The Debt Commitment Letter and the Equity Commitment Letter are hereinafter referred to collectively as the “Commitment Letters.”
           (b) As of the date hereof: (i) the Commitment Letters are in full force and effect, (ii) all commitment fees due and payable thereunder have been paid in full and any other fees payable thereunder will be duly paid in full when due and (iii) the Commitment Letters have not been amended or terminated. Excluding any breach caused by the Company or its Subsidiaries, there is no breach existing thereunder. Neither the Buyer nor the Transitory Subsidiary has, as of the date hereof, been informed by the Senior Lenders or by the Equity Participants of any fact, occurrence or condition unrelated to the

Company that would cause the financing contemplated by either of the Commitment Letters to not be consummated as contemplated therein.
           (c) Except for inaccuracies caused by the Company or its Subsidiaries, neither the Buyer nor the Transitory Subsidiary has, as of the date hereof, been informed by the Senior Lenders or by the Equity Participants of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Commitment Letters inaccurate in any material respect or that would cause the commitments provided in such Commitment Letters to be terminated or ineffective or any of the conditions contained therein not to be met.
           (d) Neither the equity investment under the Equity Commitment Letter nor the commitments to provide credit facilities under the Debt Commitment Letter is subject to any condition precedent or other restriction limiting availability of the financing thereunder other than as expressly set forth in the Commitment Letters.
      4.7     Management Arrangements. As of the date hereof, none of the Buyer, the Transitory Subsidiary nor any of their Affiliates has entered into any contract or agreement with any of the officers or directors of the Company that would become effective upon consummation of the Merger.
ARTICLE V
CONDUCT OF BUSINESS
      5.1     Covenants of the Company. Except as expressly provided herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it and use commercially reasonable efforts to maintain in full force and effect until the Effective Time substantially the same levels of coverage of insurance with respect to the assets, operations and activities of the Company and its Subsidiaries as are in effect as of the date of this Agreement. Without limiting the generality of the foregoing, except as expressly provided herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit or cause any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld):
           (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;
           (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or the issuance of up to 200,000 shares of Company Common Stock pursuant to pre-existing obligations under the Company’s 1999 Employee Stock Purchase Plan or the issuance of shares of Company Common Stock in connection with employer contributions of up to $2,500,000 pursuant to obligations to issue shares under the DoubleClick 401(k) Plan, in each case in accordance with the terms of the applicable plan and in the ordinary course of business consistent with past practice);
           (c) amend or cause, adopt or propose any amendments to the Company Charter Documents or the Subsidiary Charter Documents;
           (d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets (other than (A) with respect to capital expenditures, those capital expenditures set forth in the Company’s 2005 annual operating plan, as amended and supplemented by the Variances from Summary AOP, each dated February 11, 2005 (as so amended and supplemented, the “2005 Annual Operating Plan”), previously provided to the Buyer and (B) the acquisition of assets in the ordinary course of business and which do not have an aggregate consideration of more than $2,000,000);
           (e) sell, lease, license, assign, pledge, subject to a material Lien or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries (other than sales of assets in the ordinary course of business consistent with past practice for consideration not in excess of $2,000,000 in the aggregate);
           (f) sell, lease, license, assign, pledge, subject to a material Lien or otherwise dispose of or encumber any of the Intellectual Property of the Company or any of its Subsidiaries, except (x) pursuant to existing Contracts as in effect on the date hereof, and (y) non-exclusive licenses extended to customers or clients in the ordinary course of business and consistent with past practice;
           (g) adopt, propose or implement any stockholder rights plan;
           (h) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or amend any such existing indebtedness, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (iii) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates; provided, however, that, subject to Section 5.1(q), the Company may, continue to invest in debt securities maturing not more than two years after the date of the investment in the ordinary course of the Company’s cash management operations consistent with past practice;
           (i) make any material changes in accounting methods, procedures, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;
           (j) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan, including any Company Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to any present or former directors, officers, employees or consultants of the Company or its Subsidiaries (provided, however, that with respect to non-officer employees and consultants only, the Company may increase salaries or hourly wage rates but only in the ordinary course of business consistent with past practice and consistent with the 2005 Annual Operating Plan previously provided to the Buyer), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards other than as contemplated by this Agreement, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, (v) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, other than routine advances for business expenses in the ordinary course, (vi) undertake any action, (other than those listed in Section 9.4) that confers upon any current or former employee, officer, director or consultant of the Company or any of its subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of this Agreement, or (vii) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;
           (k) make or change any material Tax election, settle or compromise any material Tax liability, amend any material Tax return, change any material method of Tax accounting, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material Tax refund;
           (l) initiate, compromise or settle (A) any litigation (whether civil, criminal, administrative, in law or at equity) or arbitration proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement) which in the aggregate is material, other than non-material litigation or arbitration relating to collections, bankruptcy preference or employment claims in the ordinary course of business consistent with past practice, (B) any litigation or arbitration proceeding relating to collections, bankruptcy preference or employment claims which individually is material, or (C) any claim under any insurance policy for the benefit of the Company or any of its Subsidiaries; or
           (m) enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any person or funding obligations of the Company or any Subsidiary;
           (n) (i) terminate, amend, supplement or modify in any material respect any of the Contracts listed on Schedule 5.1(n)(i) or enter into any Contract with a customer that would reasonably be expected to account for revenues in fiscal year 2005 or 2006 totaling more than $4,000,000 or any Contract with a vendor pursuant to which the Company would reasonably be expected to incur payables in fiscal years 2005 or 2006 totaling more than $2,000,000 in the aggregate (other than any Contract for capital expenditures in amounts and of the type contemplated by the 2005 Operating Plan), (ii) other than in the ordinary course of business consistent with past practice, enter into any Contract that if existing on the date hereof would be a Company Material Contract, (iii) other than in the ordinary course of business consistent with past practice, terminate, amend, supplement or modify in any material respect any Company Material Contract or such new Material Contract, (iv) other than in the ordinary course of business consistent with past practice, waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any material rights or claims thereunder or (v) other than in the ordinary course of business consistent with past practice, change incentive policies or payments under any Contracts existing on the date hereof or entered into after the date hereof;
           (o) make any loan, advance or capital contribution to or investment in any person, other than loans, advances or capital contributions to or investments in a Subsidiary of the Company and routine advances for business expenses in the ordinary course;
           (p) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice which, in the aggregate, are not material;
           (q) fail to manage and retain cash and cash equivalents and investments in marketable securities in a manner consistent with past practice and in their current jurisdiction (provided that such cash and cash equivalents and investments in marketable securities shall be managed in order to maximize the amount of cash available to fund the Merger Consideration (and shall be managed consistently with the foregoing (i) following termination of the waiting period under the HSR Act, in conformity with the reasonable instructions of the Buyer and (ii) prior to such termination under the HSR Act, in coordination with the Buyer to the greatest extent permitted by law, and, in any event, in consultation with the Buyer)

and, upon maturity, shall not be reinvested in a manner reasonably expected to incur any losses, expenses, penalties, costs or other liabilities (including, without limitation, any LIBOR-related “breakage costs”) in connection with the funding of the Merger Consideration) or (ii) fail to manage accounts payable or accounts receivable in a manner consistent with past practice;
           (r) take (or permit any of its Subsidiaries to take) any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, Contract or debt or equity financing, that would reasonably be expected to impair, delay or prevent the Buyer’s obtaining of financing contemplated by any Commitment Letter; or
           (s) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
      5.2     Confidentiality. The parties acknowledge that an Affiliate of the Buyer and the Company have previously executed a confidentiality agreement, dated as of December 2, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein; provided, that, notwithstanding anything to the contrary in the Confidentiality Agreement, Buyer shall be permitted to discuss and share Evaluation Material (as defined in the Confidentiality Agreement) with any potential financing source or other person or entity that will take equity, general or limited partner or member, voting, profit sharing or other form of co-investment interest in the transaction so long as such person agrees to be bound by the terms of the Confidentiality Agreement.
      5.3     Financing Commitments.
           (a) The Buyer will, at the Buyer’s expense, use reasonable best efforts to (i) fully satisfy, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters and (ii) enforce its rights under the Commitment Letters; provided that if any litigation is commenced at the Company’s written request in order to enforce such rights, promptly upon request by the Buyer, the Company shall reimburse the Buyer for all reasonable out-of-pocket costs incurred by the Buyer or any of its Affiliates in connection with such litigation; provided further that if the Company does not request in writing that such litigation be commenced, then the Buyer shall not have any obligation under this Agreement to commence or pursue any such litigation. The Buyer will use reasonable best efforts to enter into definitive agreements with respect to the financings contemplated by the Commitment Letters on terms and conditions no less favorable to the Buyer in the aggregate than the Commitment Letters and on such other terms and conditions as shall be satisfactory to the Buyer as soon as reasonably practicable but in any event at or prior to the Closing. The Buyer will furnish correct and complete copies of such definitive agreements to the Company promptly upon their execution.
           (b) At the Company’s request, the Buyer shall keep the Company reasonably informed with respect to all material activity concerning the status of the financings contemplated by the Commitment Letters and shall give the Company prompt notice of any material adverse change with respect to such financings. Without limiting the foregoing, the Buyer agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Commitment Letter notifies the Buyer that such source no longer intends to provide financing to the Buyer on the material terms set forth therein. Other than in connection with this Agreement, the Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that would reasonably be expected to impair, delay or prevent the Buyer’s obtaining of the financing contemplated by any Commitment Letter. The Buyer shall not amend or alter, or agree to amend or alter, (i) the Equity Commitment Letter in any manner adverse to the Company without the prior written consent of the Company or (ii) any Debt Commitment Letter in any manner that would materially impair or delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

           (c) If any Commitment Letter shall be terminated or modified in a manner materially adverse to the Buyer for any reason, the Buyer shall use its reasonable best efforts to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Commitment Letter as originally issued; provided that the Buyer shall be under no obligation to obtain or seek to obtain any financing commitment containing terms or funding conditions less favorable to the Buyer or the Transitory Subsidiary than those included in such Commitment Letter (in the Buyer’s good faith and reasonable discretion).
           (d) The Company agrees to provide the Buyer with such cooperation in connection with the arrangement of the financings contemplated by the Debt Commitment Letter as may be reasonably requested by the Buyer, including (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) using commercially reasonable efforts to prepare business projections and financial statements (including pro forma financial statements), (iii) assisting the Buyer in preparing offering memoranda, private placement memoranda and similar documents, (iv) providing and executing documents as may reasonably be requested by the Buyer, including a certificate or certificates of the chief financial officer of the Company with respect to solvency and financial matters, (v) using commercially reasonable efforts to obtain surveys and title insurance as may be reasonably requested by the Buyer, and (vi) reasonably facilitating the pledge of collateral. The Company shall also use commercially reasonable efforts to cause legal counsel to provide customary legal opinions and an independent auditor of the Company to provide any unqualified opinions, consents or customary comfort letters with respect to its financial statements. The Company shall allow the Buyer’s representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and to allow such representatives access to the Company and supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements. Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Commitment Letters prior to the Effective Time (unless such fee or liability is subject to the immediately succeeding sentence or such commitment fee or liability is conditional on the occurrence of the Effective Time). The Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation. The Buyer and the Transitory Subsidiary shall, on a joint and several basis, indemnify and hold harmless the Company and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the financings contemplated by the Commitment Letters and any information utilized in connection therewith (other than historical or pro forma information relating to the Company approved by the Company for use therein).
      5.4     Zero Coupon Notes. The Company agrees to enter into a supplemental indenture pursuant to Section 12.11 of the indenture governing the Zero Coupon Notes (the “Notes Indenture”) at or prior to the Effective Time in form and substance reasonably satisfactory to the Buyer. The Company further agrees to take reasonable actions requested by the Buyer to facilitate the purchase, redemption, retirement or other amendment of the Zero Coupon Notes at the Closing or at such time thereafter as the Buyer shall direct, including by commencing a tender offer and/or consent solicitation for the Zero Coupon Notes or making an offer to purchase the Zero Coupon Notes under the terms of the Notes Indenture; provided that such actions are at the Buyer’s sole expense and any binding commitment of the Company thereunder are subject to the occurrence of the Closing.

ARTICLE VI
ADDITIONAL AGREEMENTS
      6.1     No Solicitation.
           (a) No Solicitation or Negotiation. During the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:
                (i) solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s shareholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal; or
                (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal.
Notwithstanding anything to the contrary set forth in this Agreement, the Company may, prior to the adoption of the Company Voting Proposal only, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide, unsolicited written Acquisition Proposal (satisfying clause (i) of the definition thereof) received by the Company after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor could reasonably be expected to result in a Superior Proposal, in each case, so long as such Acquisition Proposal did not result from a breach by the Company of this Section 6.1 and the Company has complied with this Section 6.1, including Section 6.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any Acquisition Proposal, and (z) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock; provided, however, that the Company may only so amend or so grant a waiver or release (i) to the extent that the Company has also amended or granted a release or waiver under any standstill or similar agreement affecting the Buyer and its Affiliates and (ii) to the extent necessary to permit non-public proposals to be made to the Company Board.
           (b) No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, the Company Board shall not:
                (i) withhold, withdraw or modify in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Merger or the Company Voting Proposal;
                (ii) cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for a confidentiality agreement, waiver or release referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a) and subject to the last sentence of Section 6.1(c); or
                (iii) approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company may, prior to the adoption of the Company Voting Proposal only, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a Superior Proposal received by the Company Board after the date of this Agreement, (i) withhold, withdraw or modify in a manner adverse to the Buyer the Company Recommendation (as defined below) (a “Change in the Company Recommendation”) and/or (ii) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, but, in each case, only if:
                (v) such Acquisition Proposal did not result from a breach by the Company of this Section 6.1;
                (w) the Company has complied with this Section 6.1, including Section 6.1(c);
                (x) the Company Board shall have first provided prior written notice to the Buyer that it is prepared to effect a Change in the Company Recommendation in response to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal;
                (y) the Buyer does not make, within three Business Days after the receipt of such notice, a proposal that the Company Board determines in good faith, after consultation with its financial adviser, is at least as favorable to the stockholders of the Company as such Superior Proposal; and
                (z) in the event of any termination of this Agreement by the Company pursuant to the immediately preceding clause (ii) of this paragraph, the Company pays the termination fee under Section 8.3 concurrently with and as a condition of such termination.
           The Company agrees that, during the three Business Day period prior to effecting a Change in the Company Recommendation, the Company and its Representatives shall negotiate in good faith with the Buyer and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement that are proposed by the Buyer.
           (c) Notices to the Buyer. The Company shall as promptly as practicable (but in any event within 24 hours) provide oral and written notice to the Buyer of receipt by the Company of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal and the identity of the person making any such Acquisition Proposal, and shall keep the Buyer reasonably informed (in any event within 24 hours) of any material modifications or material developments with respect to such Acquisition Proposal, including without limitation, either copies of all written Acquisition Proposals, including draft agreements or term sheets, or summaries of the material terms thereof. The Company agrees that it and its Subsidiaries will not enter into a confidentiality agreement with any person subsequent to the date of this Agreement that prohibits the Company from providing such information to the Buyer.
           (d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary for the Company Board to comply with its fiduciary obligations under applicable law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender or exchange their shares of Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withhold, withdraw or modify in a manner adverse to Buyer the Company Board’s recommendation with respect to the Merger or the Company Voting Proposal, unless in each case the requirements of this Section 6.1 shall have been satisfied.

           (e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed.
           (f) Definitions. For purposes of this Agreement:
                “Acquisition Proposal” means (i) any proposal or offer (A) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (B) for the issuance by the Company of 20% or more of its equity securities or (C) to acquire in any manner, directly or indirectly, 20% or more of the capital stock or assets of the Company or any of its Subsidiaries (on a consolidated basis), in each case other than the transactions contemplated by this Agreement, (ii) any written inquiry with respect to, any oral inquiry to which the Company or its representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer described in the foregoing clause (i), or (iii) any request for nonpublic information in connection with any proposal, offer or inquiry described in the foregoing clauses (i) or (ii), as applicable.
                “Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, 100% of the equity securities or a substantial portion of the assets of the Company (which, for purposes of this definition, shall mean an asset sale for net proceeds (less any cash and cash equivalents and investments in marketable securities included in such asset sale) of more than $300,000,000), pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment to be (i) on terms more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any alteration to the terms of this Agreement agreed to in writing by Buyer), (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, and (iii) to the extent the Company Board determines in good faith that financing is material to such proposal, accompanied by one or more financing commitment letters or without a financing condition.
      6.2     Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. Subject to Section 6.1(b), the Company, acting through the Company Board, shall include in the Proxy Statement the unanimous (of those directors that were present) recommendation of the Company Board that the stockholders of the Company vote in favor of the Merger and the adoption of this Agreement (the “Company Recommendation”). The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. Notwithstanding the foregoing, the Company shall not file with the SEC or mail to its stockholders the Proxy Statement, any amendment thereto, any other soliciting material or any such other documents without providing the Buyer a reasonable opportunity to review and comment on such documents and shall include in such documents comments reasonably proposed by the Buyer.
      6.3     Nasdaq Quotation. The Company agrees to use its reasonable best efforts to continue the quotation of the Company Common Stock on The NASDAQ Stock Market during the term of this Agreement.
      6.4     Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel, potential funding sources, placement agents, financing representatives and other Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, finances, operations, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold, and instruct all such accountants, counsel, potential funding sources, placement agents, financing representatives and other Representatives to hold, any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.
      6.5     Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, the Company Charter Documents and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include the Company Recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw or modify in a manner adverse to the Buyer, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the Company Recommendation. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the approval and adoption of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approval and adoption. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.
      6.6     Legal Requirements.
           (a) Subject to the terms hereof, including Section 6.6(b), the Company and the Buyer shall, and the Company shall cause its Subsidiaries to, each use their reasonable best efforts to:
                (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;
                (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith, without the prior written consent of the Buyer, none of the

Company or its Subsidiaries will make or agree to make any payment or accept any material conditions or obligations, including amendments to existing conditions and obligations;
                (iii) as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and
                (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
The Company and the Buyer shall cooperate with each other in connection with the making of all such filings. The Company and the Buyer shall each use their reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).
           (b) The Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.
           (c) Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.
      6.7     Public Disclosure. Prior to the Closing, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement without the prior written approval of the other party, except as may be required by law or the rules and regulations of The NASDAQ Stock Market or in connection with the enforcement of this Agreement, in which case the parties will use their reasonable best efforts to reach mutual agreement as to the language of any such report, statement or press release in advance of publication. Any press release announcing the execution of this Agreement or the Closing shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer, and the Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.
      6.8     Indemnification.
           (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding the foregoing, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.8(a) shall continue in effect until the final disposition thereof.
           (b) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable law after the Effective Time.
           (c) The Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time insurance “tail” or other insurance policies with respect to directors’, officers’ and fiduciaries’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the date hereof under the Company’s directors’ and officers’ liability insurance policy; provided that if such “tail” or other policies are not available at a cost not greater than 200% of the annual premiums paid as of the date hereof under such policy (the “Insurance Cap”) (which premium the Company hereby represents and warrants is as set forth on Section 6.8(c) of the Company Disclosure Schedule), then the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.
           (d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8; provided that the Indemnified Party must provide an undertaking to repay all expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification.
           (e) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
           (f) In the event the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then proper provision shall be made so that the surviving corporation or entity in such transaction shall succeed to the obligations set forth in this Section 6.8.
           (g) The Buyer shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.8.
      6.9     Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.
      6.10     Exemption from Liability Under Section 16. Prior to the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Common Stock (including derivative securities with respect to Common Stock) under such rule and result from the transactions contemplated by Articles I and II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.
      6.11     Employee Compensation. For a six month period following the Effective Time, the Buyer shall cause the Surviving Corporation to maintain the severance plan established by the Company for its employees and will use commercially reasonable efforts to provide generally to those of its employees and employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), a total compensation package (including benefits but not including equity awards) that, in the aggregate, is no less favorable to the total compensation package (including benefits but not including equity awards) provided to those employees immediately prior to the execution of this Agreement.
      6.12     Accrued Personal, Sick or Vacation Time. With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time (the “PSV Policies”), such Continuing Employee shall be allowed to use such accrued personal, sick or vacation time; provided, however, that if the Buyer deems it necessary to disallow any such Continuing Employee from taking such accrued personal, sick or vacation time, the Buyer shall cause the Surviving Corporation to pay in cash to each such Continuing Employee an amount equal to such personal, sick or vacation time in accordance with the terms of the PSV Policies in effect as of the date hereof; and provided, further, that the Buyer shall cause the Surviving Corporation to pay in cash an amount equal to such accrued personal, sick and vacation time to any Continuing Employees whose employment terminates for any reason subsequent to the Effective Time. For purposes of this Section 6.12, the term “personal time” shall include the sabbatical benefits provided by the Company.
      6.13     Service Credit. Following the Effective Time, the Buyer shall cause the Surviving Corporation to give each Continuing Employee full credit for prior service with the Company or its Subsidiaries (and to the extent credited by the Company or its Subsidiaries, with any prior employer) for purposes of (a) eligibility and vesting under any Surviving Corporation Employee Plans (as defined below) and (b) determination of benefit levels under any Surviving Corporation Employee Plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Surviving Corporation and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Surviving Corporation Employee Plan” means, to the extent applicable, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing insurance coverage, severance benefits, disability benefits, or vacation pay, for the benefit of, or relating to, any current or former employee of the Surviving Corporation or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Surviving Corporation or a Subsidiary of the Surviving Corporation.
      6.14     No Benefit to Third Party. Except as set forth in Section 6.8, nothing in this Agreement, express or implied, is intended to confer upon any current or former employee, director or consultant any rights, remedies or obligations under or by reason of this Agreement, including, without limitation, this Article VI.
      6.15     Resignations. The Company shall use its reasonable best efforts to obtain and deliver to the Buyer at the Closing evidence reasonably satisfactory to the Buyer of the resignation, effective as of the Effective Time, of all directors of the Company (except those designated by the Buyer to the Company in writing at least 20 calendar days prior to the Closing).
ARTICLE VII
CONDITIONS TO MERGER
      7.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
           (a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.
           (b) HSR Act and Foreign Antitrust Laws. All mandatory waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign Antitrust Laws shall have expired or otherwise been terminated.
           (c) Governmental Approvals. Other than the filing of the Certificate of Merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained.
      7.2     Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:
           (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties (without regard to any materiality or Company Material Adverse Effect qualifications or exceptions contained therein) shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Company Material Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
           (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the

Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.
           (c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement, (B) prohibit or limit in any material respect (x) the Buyer’s ability to vote, control, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or any of its Subsidiaries or (y) the Buyer’s ability to effectively control or otherwise exercise ownership rights with respect to the business or operations of the Company or its Subsidiaries, (C) obtain from the Buyer or any of its Subsidiaries any damages that are material to the Company and its Subsidiaries, taken as a whole, (D) cause the transactions contemplated by this Agreement to be rescinded following consummation or (E) compel the Company, the Buyer or any of their respective subsidiaries to dispose of or hold any significant portion of the business or assets of the Company, the Buyer or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.
           (d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect.
           (e) Financing. The Buyer shall have obtained an amount of financing not less than the amount set forth in the Debt Commitment Letter on terms and conditions as set forth therein or upon terms and conditions which are, in the reasonable judgment of the Buyer, at least as favorable to the Buyer as the terms and conditions set forth therein.
      7.3     Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:
           (a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary (without regard to any materiality or Buyer Material Adverse Effect qualifications or exceptions contained therein) set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties (without regard to any materiality or Buyer Material Adverse Effect qualifications or exceptions contained therein) are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.
           (b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.
           (c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement, (B) cause the transactions contemplated by this Agreement to be rescinded following consummation.

ARTICLE VIII
TERMINATION AND AMENDMENT
      8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Company Meeting) (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected):
           (a) by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or
           (b) by either the Buyer or the Company if the Merger shall not have been consummated by October 31, 2005 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date); or
           (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or
           (d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal shall not have been obtained; or
           (e) by the Buyer, if: (i) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Change in the Company Recommendation; (ii) the Company Board shall have approved or recommended to the stockholders of the Company an Acquisition Proposal; or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently modifies in a manner adverse to Buyer a recommendation of rejection) of such offer; or
           (f) by the Company, if the Company Board, pursuant to and in compliance with Section 6.1 (including the observance of the three Business Day period set forth in Section 6.1(b)), in the event that the Company shall have approved or recommended to the stockholders of the Company any Superior Proposal;
           (g) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach or failure to perform from the Buyer or which by its nature or timing cannot reasonably be cured by the Outside Date; or
           (h) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Buyer of written notice of such breach or failure to perform from the Company or which by its nature or timing cannot reasonably be cured by the Outside Date.
      8.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates under this Agreement; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.
      8.3     Fees and Expenses.
           (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.
           (b) The Company shall pay the Buyer a termination fee and reimbursement of the Buyer’s expenses in an amount equal to $28,000,000 if:
                (i) this Agreement is terminated pursuant to Sections 8.1(e) or 8.1(f); or
                (ii) (A) this Agreement is terminated pursuant to Section 8.1(d) and at any time after the date hereof and prior to the adoption of the Company Voting Proposal any Acquisition Proposal shall have been publicly disclosed, and (B) within 12 months after any such termination, the Company consummates, recommends to its stockholders or becomes a party to any Alternative Acquisition Agreement with respect to, any Acquisition Proposal (which need not be the same Acquisition Proposal that was made or publicly disclosed prior to the adoption of the Company Voting Proposal); provided, that for purposes of this Section 8.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.1(f), except that references to “20% or more” shall be deemed to be references to “50% or more.”
           Any fee due under this Section 8.3(b) shall be paid to the Buyer by wire transfer of same-day funds: (x) if such fee is payable in the event of a termination pursuant to Section 8.1(f), concurrently with and as a condition to such termination of this Agreement; or (y) if such fee is payable in the event of a termination pursuant to Section 8.1(e) or following the occurrence of an event described in Section 8.3(b)(ii), within one Business Day following the entry into the Alternative Acquisition Agreement or, in the absence thereof, the consummation of the Acquisition Proposal, as applicable.
           (c) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the termination fee and expense reimbursement described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2 but is otherwise the sole and exclusive remedy of the parties in connection with any termination of this Agreement on the bases specified in Section 8.3(b).
           (d) The Company shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Buyer in connection with its enforcement of the rights provided in this Section 8.3 unless the Buyer shall be determined, in a final, non-appealable order of a court adjudicating the matter, not to have any right to receive any amounts from the Company under this Section 8.3.
      8.4     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      8.5     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX
MISCELLANEOUS
      9.1     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8, 6.11, 6.12 and 6.13 and Article IX.
      9.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:
           (a) if to the Buyer or the Transitory Subsidiary, to

Click Holding Corp.
c/o Hellman & Friedman LLC
One Maritime Plaza, 12th Floor
San Francisco, CA 94111
Attn: Arrie Park, Esq.
Telecopy: (415) 788-0176
                with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: David J. Sorkin, Esq. and Peter S. Malloy, Esq.
Telecopy: (212) 455-2502
           (b) if to the Company, to

DoubleClick Inc.
111 Eighth Avenue, 10th Floor
New York, New York 10011
Attn: Hillary B. Smith, Esq.
Telecopy: (212) 287-9165
                with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Mark G. Borden, Esq. and Jay E. Bothwick, Esq.
Telecopy: (617) 526-5000
      Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
      9.3     Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.
      9.4     No Third Party Beneficiaries. Except as provided in Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to (i) confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, (ii) create any agreement of employment with any person or (iii) otherwise create any third-party beneficiary hereto.
      9.5     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, the Buyer may assign its rights and obligations hereunder to any Affiliate without the prior written consent of the other parties hereto; provided further that no such assignment shall relieve the Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
      9.6     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.
      9.7     Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.
      9.8     Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,”

“includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
      9.9     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
      9.10     Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
      9.11     Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
      9.12     WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CLICK HOLDING CORP.

By:	/s/ Philip U. Hammarskjold

Name: Philip U. Hammarskjold

Title:	President, Treasurer and

Assistant Secretary

CLICK ACQUISITION CORP.

By:	/s/ Philip U. Hammarskjold

Name: Philip U. Hammarskjold

Title:	President, Treasurer and Assistant Secretary

DOUBLECLICK INC.

By:	/s/ Kevin P. Ryan

Name: Kevin P. Ryan

Title:	Chief Executive Officer

Annex B
April 23, 2005
DoubleClick Inc.
111 Eighth Avenue
10th Floor
New York, NY 10011
Dear Members of the Board:
      We understand that DoubleClick Inc., a Delaware corporation (the “Company”), Click Holding Corp., a Delaware corporation (“Parent”), and Click Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). In connection with the Merger, each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares held in treasury or by Parent, Merger Sub or any affiliate of Parent, will be converted into the right to receive $8.50 in cash (the “Merger Consideration”).
      You have requested our opinion as to the fairness, from a financial point of view as of the date hereof, of the Merger Consideration to the holders of Company Common Stock (other than Parent, Merger Sub or any affiliate of Parent). In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions contained in a draft of the Agreement dated April 22, 2005, which you have provided to us;

(ii) Analyzed certain historical business and financial information relating to the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the Company relating to the Company’s businesses;

(iv) Held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company;

(v) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company;

(vi) Reviewed the historical stock prices and trading volumes of the Company’s Common Stock; and

(vii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.
      We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or concerning the solvency or fair value of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.
      Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

PARIS	LONDON	NEW YORK	ATLANTA	BERLIN	BOMBAY	CAIRO	CHICAGO	FRANKFURT	HAMBURG	HONG KONG	HOUSTON

LOS ANGELES	MADRID	MILAN	MONTREAL	NEW DELHI	ROME	SAN FRANCISCO	SEOUL	SINGAPORE	STOCKHOLM	SYDNEY	TOKYO	TORONTO

B-1

    In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Acquisition will not have an adverse effect on the Company. You have advised us, and we have assumed, that the final terms of the Agreement will not differ materially from those set forth in the draft reviewed by us.
      Lazard Frères & Co. LLC is acting as financial advisor to the Company in connection with the Merger and will receive a fee for our services a portion of which became payable upon delivery of this opinion and a substantial portion of which is payable upon Closing of the Merger. We have in the past provided investment-banking services to the Company. In addition, in the ordinary course of our business, we may actively trade shares of the Company Common Stock and other securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
      Our opinion is rendered to the Company’s Board of Directors in connection with its consideration of the Merger, and our opinion and related engagement are for the benefit of the Company’s Board of Directors. Our opinion does not address the relative merits of the Merger as compared to any other transaction in which the Company might engage and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Merger. In addition, we are not expressing any opinion as to the price at which Company Common Stock may trade after announcement of the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.
      Based on and subject to the foregoing, we are of the opinion that the Merger Consideration is fair, from a financial point of view as of the date hereof, to the holders of Company Common Stock (other than Parent, Merger Sub or any affiliate of Parent).

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Albert Garner

Albert Garner
Managing Director

B-2

Annex C
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY CARD
DOUBLECLICK INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
[                    ], 2005
      The undersigned stockholder of DoubleClick Inc. hereby appoints Kevin P. Ryan, Bruce D. Dalziel and Hillary B. Smith, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the 2005 Annual Meeting of Stockholders of DoubleClick Inc. to be held on [                    ,                    ], 2005, at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP located at 399 Park Avenue, New York, New York 10022 and at any adjournments thereof. You can revoke your proxy at any time before it is voted at the Annual Meeting by: (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to any of the persons named as proxies or to the Secretary of DoubleClick; (iii) if you submitted a proxy through the Internet or by telephone, by submitting a proxy again through the Internet or telephone prior to the close of the Internet voting facility or the telephone voting facility; or (iv) voting in person at the Annual Meeting. If the undersigned holds any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.
      The undersigned acknowledges receipt from DoubleClick Inc. prior to the execution of this proxy of a Notice of Annual Meeting and a proxy statement dated [                    ], 2005.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership or limited liability company, please sign full entity name by an authorized person.
Comments:
________________________________________________________________________________

(If you noted any Comments above, please mark corresponding box on the reverse side.)

ATTN: INVESTOR RELATIONS 111 EIGHTH AVENUE — 10TH FLOOR NEW YORK, NY 10011	VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by DoubleClick Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tome telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to DoubleClick Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK IN AS FOLLOWS: DBCLK1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

2. Election of three Class II directors for terms described in the proxy statement. Nominees: 01) Dwight A. Merriman 02) Kevin P. Ryan 03) David N. Strohm	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT: ☐	Instruction: To withhold authority to vote, mark “FOR ALL EXCEPT” and write the nominee’s name(s) on the space provided below.

1. Adoption of the Agreement and Plan of Merger, dated as of April 23, 2005, by and among Click Holding Corp., Click Acquisition Corp. and DoubleClick Inc.	FOR	AGAINST 5	ABSTAIN☐ ☐
3. Ratification of the selection by the audit committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.	FOR	AGAINST 5	ABSTAIN☐ ☐
4. Approval of adjournments or postponements of our 2005 annual meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.
	FOR	AGAINST 5	ABSTAIN☐ ☐
5. Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.	FOR	AGAINST 5	ABSTAIN☐ ☐

For comments, please check this box and write them on the back where indicated. ☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

HOUSEHOLDING ELECTION — Please indicate if you consent to receive future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]            Date         Signature (Joint Owners)                              Date